Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between

NEW YORK STATE CATHOLIC HEALTH PLAN, INC.

D/B/A FIDELIS CARE NEW YORK

and

CENTENE CORPORATION

Dated as of

September 12, 2017

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EXHIBITS:

EXHIBIT A	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT B	BASE ENROLLMENT NUMBER

EXHIBIT C	BASE PROJECTED ENROLLMENT NUMBER

EXHIBIT D	FORM OF BILL OF SALE

EXHIBIT E	FORM OF ESCROW AGREEMENT

EXHIBIT F	FORM OF IP ASSIGNMENT AGREEMENT

EXHIBIT G	FORM OF MEDICARE REINSURANCE AGREEMENT

EXHIBIT H	FORM OF MEMBER NON-COMPETE AGREEMENT

EXHIBIT I	MINIMUM CAPITAL AMOUNT CALCULATION EXAMPLE

EXHIBIT J	FORM OF QHP AND EP REINSURANCE AGREEMENT

EXHIBIT K	FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT L	TOTAL ADJUSTED NET ASSETS CALCULATION EXAMPLE

EXHIBIT M	FORM OF TRANSITION SERVICES AGREEMENT

EXHIBIT N	WORKING CAPITAL CALCULATION EXAMPLE

EXHIBIT O	WORKING CAPITAL METHODOLOGIES

EXHIBIT P	ENROLLMENT PURCHASE PRICE ADJUSTMENT

EXHIBIT Q	COMMUNICATIONS PLAN

EXHIBIT R	REQUIRED THIRD PARTY CONSENTS

EXHIBIT S	FORM OF PROPOSED AMENDMENT

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of September 12, 2017 (the “Signing Date”), is entered into by and between NEW YORK STATE CATHOLIC HEALTH PLAN, INC., D/B/A FIDELIS CARE NEW YORK, a New York not-for-profit corporation (“Seller”), and CENTENE CORPORATION, a Delaware corporation (“Buyer”). Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Seller holds a Certificate of Authority as a health maintenance organization under Article 44 of the New York Public Health Law issued by the New York State Department of Health (“DOH”), is subject to the regulatory jurisdiction of DOH and the New York State Department of Financial Services (“DFS”), and is a party to various contracts to provide Medicaid, Child Health Plus, Managed Long Term Care, Health Benefit Exchange, and Medicare services, including: (i) a contract with DOH dated March 1, 2014 to provide health care services under the Medicaid (the “Medicaid Business”) and Health and Recovery Plan programs (the “HARP Business”), (ii) a contract with DOH dated January 1, 2016 to provide health care services under the Child Health Plus Program (the “CHP Business”), (iii) a contract with DOH dated January 1, 2015 to provide health care services under the Managed Long Term Care Program (the “MLTC Business”), (iv) a contract with the Centers for Medicare & Medicaid Services (“CMS” and, together with DOH, the “Payors”) effective January 1, 2017 to provide health care services under the Medicare Advantage program (the “Medicare Advantage Business”) and a contract with CMS effective January 1, 2017 to provide health care services under the Medicare Advantage D-SNP program (the “D-SNP Business” and, together with the Medicare Advantage Business, the “Medicare Business”), (v) a contract with DOH effective January 1, 2011 to provide health care services to members who are eligible for services under the Medicaid Advantage program (the “Medicaid Advantage Business”), (vi) a contract with DOH effective January 1, 2017 to provide health care services to members who are eligible for services under the Medicaid Advantage Plus program (the “Medicaid Advantage Plus Business”), (vii) a contract with DOH and CMS effective January 1, 2015 to provide health care services to members who are eligible for services under the Fully Integrated Duals Advantage program (the “FIDA Business” and, collectively with the Medicaid Advantage Business and the Medicaid Advantage Plus Business, the “Duals Business”), (viii) a contract with DOH dated October 1, 2013 to provide health care services to members through the New York State Health Benefit Exchange under the Qualified Health Plan program (the “QHP Business”) and (ix) a contract with DOH dated November 1, 2015 to provide health care services to members who are eligible for services under the Essential Plan (the “EP Business”). Collectively, the operation of the Medicaid Business, the HARP Business, the CHP Business, the MLTC Business, the Medicare Business, the Duals Business, the QHP Business and the EP Business, the “Business” and each, individually, a “Line of Business”. The foregoing contracts with Payors are collectively referred to herein as the “Payor Contracts.”

B. Subject to the terms and conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets owned or leased by Seller which are used or held for use in the operation of the Business.

C. Pursuant to the terms and conditions hereof, the Parties desire to work cooperatively to obtain the requisite approvals, licenses, certificates, authorizations and permits to effect the sale, transfer, conveyance, assignment and delivery by Seller to Buyer of the Business so that all of Seller’s members enrolled under the Payor Contracts relating to the Business (“Enrollees”) at the time of transfer would be enrolled in a health plan operated by Buyer providing or arranging for health services to such Enrollees.

D. Concurrently with the execution and delivery of this Agreement, Seller is entering into Waiver, Discharge and Settlement Agreements (“Executive Waivers”) with certain Key Executives (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the definitions set forth below or ascribed thereto in the section of this Agreement identified below:

“403(b)” has the meaning set forth in Section 6.05(f).

“Acquired Cash Amount” has the meaning set forth in Section 2.01(a)(i).

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Action” means any claim, action, suit, corrective action plan, cause of action, lawsuit, arbitration, audit, written notice of violation, administrative proceeding, litigation, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, before or by any Governmental Authority.

“Adverse Claim Consequences” has the meaning set forth in Section 8.05(b).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For avoidance of doubt, only Seller’s Subsidiaries shall be deemed to be Affiliates of Seller.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Financing” has the meaning set forth in Section 6.23(c).

“Antitrust Laws” means applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation Laws, including the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act and the Federal Trade Commission Act of 1914.

“Applicable Purposes” means the healthcare and healthcare related purposes contemplated in the proposed amendment to Seller’s Certificate of Incorporation set forth on Exhibit S (the “Proposed Amendment”) consistent with the types and nature of activities and programs customarily conducted, and grants customarily made, by Seller prior to the Signing Date to address the social determinants of health for the population served by Seller, including such consistent activities, programs and grants in furtherance of healthcare, nutrition, substance abuse, behavioral health, home and community-based services, early intervention, education and literacy, affordable quality housing, employment, and care for the elderly (in each case, other than conduct that would violate Section 6.07). It being understood and agreed that nothing in the foregoing is intended to limit Applicable Purposes to the specific activities or programs or specific recipients or amounts of any grants conducted or made by the Seller prior to the Signing Date.

“Apportioned Obligations” has the meaning set forth in Section 6.21.

“Assigned Contracts” has the meaning set forth in Section 2.01(a)(vii).

“Assignment and Assumption Agreement” means an assignment and assumption agreement in substantially the form attached hereto as Exhibit A, duly executed by Buyer and Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities.

“Assumed Plans” means the Seller Employee Plans marked by an asterisk on Section 4.13(g) of the Disclosure Schedules.

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Assumed Provider Contracts” means the Provider Contracts relating to the Business, including any such Provider Contract entered into after execution of this Agreement as described in Section 6.09(a), but excluding any Excluded Contracts.

“Audited Financial Statements” has the meaning set forth in Section 4.05(a).

“Balance Sheet” has the meaning set forth in Section 4.05(a).

“Balance Sheet Date” has the meaning set forth in Section 4.05(a).

“Base Enrollment Number” means, in respect of each Business Segment, the number of Enrollees in respect of such Business Segment set forth in the column labeled “ Base Enrollment Number” on Exhibit B as of the last day of the calendar month in which the Signing Date occurs.

“Base Projected Enrollment Number” means, in respect of each Business Segment, the projected number of Enrollees in respect of such Business Segment as of December 31, 2017 as set forth in the column labeled “Base Projected Enrollment Number” on Exhibit C.

“Bill of Sale” means a bill of sale in substantially the form attached hereto as Exhibit D, duly executed by Seller, transferring the personal property included in the Purchased Assets to Buyer.

“Books and Records” has the meaning set forth in Section 2.01(a)(xiv).

“Burdensome Amount” has the meaning set forth in the definition of Burdensome Condition.

“Burdensome Condition” means (a) in respect of Buyer, any term, limitation, restriction, condition or requirement imposed by any Governmental Authority on Buyer, its Affiliates, or the Business as a condition to such Governmental Authority granting any Required Governmental Approval, or otherwise promulgated or enacted by any Governmental Authority (but only to the extent that the statute or regulation so promulgated or enacted would also constitute a Change in Healthcare Law) that would have or could reasonably be expected to have a material and adverse effect, individually or in the aggregate, on (i) the financial condition results of operations or business of Buyer and its Subsidiaries or the Business, in each case, as currently conducted, provided that, for purposes of determining whether any term, limitation, restriction or requirement imposed by any Governmental Authority would have or could reasonably be expected to have a material and adverse effect on Buyer and its Subsidiaries, Buyer and its Subsidiaries will collectively be deemed to be a company the size of the Business, (ii) the lines or types of business, in the aggregate, in which Buyer and its Subsidiaries or the Business shall be permitted to engage, and/or (iii) the overall benefits that the Buyer reasonably expects to derive from the consummation of the transactions contemplated by this Agreement, and (b) in respect of Seller, any term, limitation, restriction, condition or requirement imposed, promulgated or enacted by any Governmental Authority on Seller or its Affiliates that would result in or could reasonably be expected to result in: (i) a reduction of the Purchase Price received by Seller or the inability of Seller to retain the Excluded Assets or have immediate access to the Purchase Price or Excluded Assets at Closing (except as contemplated by the Escrow Agreement), in an amount, individually or in the aggregate, greater than $375 million dollars ($375,000,000) (the “Burdensome Amount”); (ii) Seller’s inability to operate in all material respects in furtherance of the Applicable Purposes following the Closing, it being understood and agreed that any impairment of Seller’s ability to operate for purposes other than the Applicable Purposes shall not give rise to a Burdensome Condition; (iii) Seller’s obligation to use more than a Burdensome Amount of the entire Purchase Price and Excluded Assets not in furtherance of the purposes set forth on the Proposed Amendment (the “Seller Post-Closing Purposes”); (iv) any Governmental Authority requiring Seller to make grants or distributions to, or expenditures on behalf of, in each case specific Persons or government established programs or funds that are specifically designated or directed by a Governmental Authority, in excess individually or in the aggregate of the Burdensome Amount; or (v) a requirement that Seller amend its Certificate of Incorporation such that more than a Burdensome Amount of the aggregate Purchase Price and Excluded Assets is required to be used in furtherance of purposes other than the Seller Post-Closing Purposes. For purposes of determining (1) whether any terms, limitations, restrictions, conditions or requirements imposed, promulgated or enacted by any Governmental Authority on Buyer, its Affiliates or the Business would, individually or in the aggregate, have a material and adverse effect under clauses (a)(i), (a)(ii)or (a)(iii), all such terms, limitations, restrictions, conditions or requirements imposed, promulgated or enacted by any

Governmental Authority on Buyer, its Affiliates and the Business, whether relating to clauses (a)(i), (a)(ii) or (a)(iii), shall be aggregated (but without duplication) and the level of the effects of all such terms, limitations, restrictions, conditions and requirements (even if not applicable to a particular clause) shall be taken into account in determining whether a material and adverse effect has occurred under any of such clauses (a)(i), (a)(ii) or (a)(iii) above, and (2) whether any terms, limitations, restrictions, conditions or requirements imposed, promulgated or enacted by any Governmental Authority on Seller or its Affiliates would, individually or in the aggregate, exceed the Burdensome Amount, amounts under clauses (b)(i), (b)(iii), (b)(iv) and (b)(v) above shall be aggregated, but without duplication.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of New York are authorized or required by Law to be closed for business.

“Business Intellectual Property” means the Licensed Intellectual Property and the Purchased Intellectual Property.

“Business IT Assets” has the meaning set forth in Section 4.09(h).

“Business Segments” means, collectively, the Exchange Segment, the Senior Programs Segment and the State Sponsored Segment.

“Business Software” means all Software used in or material to the Business, including but not limited to Software embodied in products of the Business, other than commercially available “off the shelf” Software that has not been modified or customized for use by Seller or its Subsidiaries.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Average Price” means, as of the date of determination, the average (measured as an arithmetic mean) of the daily volume weighted averages of the trading prices of the Buyer Common Stock, as such prices are reported on the NYSE Composite Tape, for the five (5) consecutive Trading Days ending on such date of determination; provided, however, that if an ex-dividend date is set for the Buyer Common Stock during such period, then the trading price for a share of Buyer Common Stock for each day during the portion of such period that precedes such ex-dividend date will be reduced by the amount of the dividend payable on a share of Buyer Common Stock.

“Buyer Common Stock” means the common stock, par value $0.001 per share, of Buyer.

“Buyer Equity Securities” means (a) capital stock or other equity interests of Buyer and (b) options, warrants or other securities that are directly or indirectly convertible into, exchangeable for or exercisable for capital stock or other equity interests of Buyer.

“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Section 5.01 (Organization), Section 5.02 (Authority) and Section 5.04 (Brokers).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer 401(k) Plan” has the meaning set forth in Section 6.05(f).

“Cash” means, as of any date of determination, cash, cash equivalents, marketable securities, and short-term investments of Seller and its Subsidiaries, Statutory Escrow Accounts, checks and funds received by Seller and its Subsidiaries, less the amount of checks written by Seller and its Subsidiaries but not yet cleared, in each case calculated as of such date in accordance with GAAP applied on a consistent basis with the Audited Financial Statements.

“Cash Escrow Amount” means Three Hundred and Seventy-Five Million Dollars ($375,000,000) minus the Share Escrow Amount (if any).

“Cash Purchase Price” means (a) Three Billion Seven Hundred Fifty Million Dollars ($3,750,000,000), minus (b) the Share Consideration Amount (if any), plus (c) the positive or negative amount, if any, determined by subtracting (i) the Working Capital Target from (ii) Estimated Working Capital, subject to adjustment in accordance with Section 2.07.

“Cause” shall mean (a) as determined by Buyer in its reasonable discretion: (i) refusal or continuing failure to perform employment duties in any material respect, (ii) misconduct identified as a ground for termination in Buyer’s human resources policies, code of business conduct, or other written policies, practices or procedures to the extent such termination would comply with applicable Law, or (iii) commission of any criminal, fraudulent, or dishonest act in connection with the individual’s employment, or (b) conviction of any felony.

“Change in Healthcare Laws” means any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, or change of any applicable federal or New York State Laws relating to Medicare or Medicaid or otherwise relating to the healthcare, health insurance or managed care industry that, in the aggregate, is more adverse from a financial point of view to the Business than the Repeal and Replace Legislation.

“CHP Business” has the meaning set forth in the Recitals.

“CHP Enrollees” has the meaning set forth in Section 2.01(f)(i).

“CHP Purchased Assets” has the meaning set forth in Section 2.01(f).

“Claim Notice” has the meaning set forth in Section 8.05(a).

“Closing” has the meaning set forth in Section 3.01.

“Closing Acquired Cash Amount” has the meaning set forth in Section 2.07(b).

“Closing Cash Purchase Price” has the meaning set forth in Section 2.05(a).

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Date Indebtedness” means any Indebtedness relating to the Business or the Purchased Assets, or in respect of which any Encumbrances (other than Permitted Encumbrances) exist on, or with respect to, the Business or the Purchased Assets, in each case incurred by Seller or its Subsidiaries and outstanding as of the Closing Date, including, without limitation, (a) the Revolving Credit Facilities and (b) the Existing Term Loan Indebtedness.

“Closing Enrollment” has the meaning set forth in Section 2.07(b).

“Closing Minimum Capital Amount” has the meaning set forth in Section 2.07(b).

“Closing Statement” has the meaning set forth in Section 2.08(b).

“Closing Statement Disputed Items” has the meaning set forth in Section 2.08(d).

“Closing Statement Objection Notice” has the meaning set forth in Section 2.08(c).

“Closing Total Adjusted Net Assets” has the meaning set forth in Section 2.07(b).

“Closing Working Capital” has the meaning set forth in Section 2.07(b).

“CMS” has the meaning set forth in the Recitals.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning set forth in Section 5.06.

“Confidentiality Agreement” has the meaning set forth in Section 6.02.

“Contract” means any agreement, contract, lease, deed, mortgage, license, instrument, promissory note, evidence of Indebtedness, security agreement, commitment, undertaking, indenture or joint venture, whether written or oral.

“Corporate Name” means Seller’s legal name, “New York State Catholic Health Plan, Inc.,” and any and all Intellectual Property of Seller to the extent incorporating or derived from such name.

“Court” means any court, arbitrator or tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

“Definitive Agreements” has the meaning set forth in Section 6.23(b).

“DFS” has the meaning set forth in the Recitals.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the disclosure schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Disclosure Update” has the meaning set forth in Section 6.04(a)(i).

“DOH” has the meaning set forth in the Recitals.

“Dollars” or “$” means the lawful currency of the United States.

“Duals Business” has the meaning set forth in the Recitals.

“Duals Enrollees” has the meaning set forth in Section 2.01(d)(i).

“Duals Purchased Assets” has the meaning set forth in Section 2.01(d).

“Effective Time” has the meaning set forth in Section 3.01.

“Encumbrance” means any encumbrance, charge, claim, pledge, equitable interest, lien (statutory or other), option, security interest, mortgage, hypothecation, easement, encroachment, right of way, right of first refusal, restriction, levy or charge of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Enrollee Information” has the meaning set forth in Section 4.12(a).

“Enrollees” has the meaning set forth in the Recitals.

“Enrollment Disputed Items” has the meaning set forth in Section 2.07(d).

“Enrollment Notice” has the meaning set forth in Section 2.07(b).

“Enrollment Objection Notice” has the meaning set forth in Section 2.07(c).

“Enrollment Review Period” has the meaning set forth in Section 2.07(c).

“Environmental Law” means any applicable Law relating to the regulation or protection of the environment, natural resources, or human health or safety, including Laws relating to the manufacture, processing, distribution, sale, use, treatment, storage, disposal, transport, handling, remediation, cleanup, Release or threatened Release of or exposure to pollutants, contaminants, chemicals or other hazardous, harmful or deleterious materials or substances, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.

“EP Business” has the meaning set forth in the Recitals.

“EP Enrollees” has the meaning set forth in Section 2.01(h)(i).

“EP Purchased Assets” has the meaning set forth in Section 2.01(h).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Wilmington Trust, N.A.

“Escrow Agreement” means an Escrow Agreement, in substantially the form attached hereto as Exhibit E, to be entered into among Buyer, Seller and the Escrow Agent.

“Escrow Amount” means the Cash Escrow Amount plus the Share Escrow Amount, which for the avoidance of doubt shall be an amount in cash and/or Buyer Common Stock (as determined in accordance with the terms of this Agreement ) equal to Three Hundred Seventy-Five Million Dollars ($375,000,000).

“Escrow Fund” has the meaning set forth in Section 2.06(d).

“Escrow Shares” means the number of shares of Buyer Common Stock equal to the Share Escrow Amount divided by the Buyer Average Price on the Trading Day two clear Trading Days prior to the Closing (rounded up to the nearest whole share).

“Estimated Acquired Cash Amount” has the meaning set forth in Section 2.07(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.08(a).

“Estimated Minimum Capital Amount” has the meaning set forth in Section 2.07(a).

“Estimated Total Adjusted Net Assets” has the meaning set forth in Section 2.07(a).

“Estimated Working Capital” has the meaning set forth in Section 2.08(a).

“Excess Cash” means the amount, if any, by which Total Adjusted Net Assets exceeds the Minimum Capital Amount.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Segment” means Seller’s and its Subsidiaries’ business segment comprised of the QHP Business and the EP Business.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” means any Contract relating to the Business to which Seller or any of its Subsidiaries is a party that by their terms may not be assigned to Buyer without the consent of another Person and such consent has not been obtained prior to the Closing.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Executive Waivers” has the meaning set forth in the Recitals.

“Existing Key Executive Employment Agreements” means the employment agreements dated June 7, 2013 (or in the case of Patrick J. Frawley, December 19, 2012), and any amendments thereto, entered into between Seller and each of the Key Executives.

“Existing Term Loan Indebtedness” means the Term Loans outstanding as of the Closing Date in respect of which Seller has not delivered to Buyer within ten (10) days prior to Closing a valid and effective waiver, consent or amendment to the Existing Term Credit

Agreement, in form and substance satisfactory to Buyer, permitting the transactions contemplated by this Agreement (including, for the avoidance of doubt, the sale of the Purchased Assets) and releasing the Business and Purchased Assets from any restrictions, guarantees or other obligations thereunder (the “Waiver”).

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, or in connection with other regulatory approvals, and all other matters related to transactions contemplated hereby.

“Federal Health Care Program” has the meaning given to such term in 42 U.S.C. § 1320a-7b-(f).

“Fee Letter” has the meaning set forth in Section 5.06.

“FIDA Business” has the meaning set forth in the Recitals.

“Final Acquired Cash Amount” has the meaning set forth in Section 2.08(b).

“Final Closing Adjustment” has the meaning set forth in Section 2.08(f).

“Final Working Capital” has the meaning set forth in Section 2.08(b).

“Financial Statements” has the meaning set forth in Section 4.05(a).

“Financing” has the meaning set forth in Section 5.06.

“Financing Sources” means the Persons (including the parties to the Commitment Letter) that have committed to provide or otherwise entered into agreements in connection with the Financing, or alternative financings in connection with the transactions contemplated by this Agreement, including any joinder agreements, loan documents, purchase agreements, underwriting agreements, indentures or credit agreements entered into pursuant thereto or relating thereto (including the Buyer’s (or its Affiliates) existing credit agreements, loan documents and indentures and agents thereunder) together with any of their respective, direct or indirect, former, current or future general and limited partners, controlling Persons, managers, stockholders, members, Affiliates, agents, officers, directors, employees and representatives involved in the Financing and any of their respective successors and assigns.

“GAAP” means United States generally accepted accounting principles in effect as of the date hereof, consistently applied.

“Governmental Authority” means any federal, state, local, municipal or foreign government or political subdivision thereof, or any authority, commission, department, board, official or other instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any Court of competent jurisdiction.

“HARP Business” has the meaning set forth in the Recitals.

“Hazardous Materials” means any waste, substance, chemical, radiation or material regulated, listed, defined or which forms the basis for Liability under Environmental Laws.

“Health Insurance Providers Fee” has the meaning set forth in Section 6.19(a).

“High Collar Mark” means, in respect of any Business Segment, one hundred five percent (105%) of the Base Projected Enrollment Number for such Business Segment.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5) and the implementing regulations of each, when each is effective and as each is amended from time to time.

“Hired Employee” has the meaning set forth in Section 6.05(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inactive Employee” means an employee employed by Seller in the operation of the Business who is on a Seller-approved leave of absence on the Closing Date as a result of (a) other than authorized paid time off, any accident, short-term disability, family, pregnancy, parental, personal, or medical leave, (b) disability or salary continuation under the terms of a Seller Employee Plan, (c) workers’ compensation leave, (d) any leave required by applicable Law, or (e) military service.

“Indebtedness” means, as of any date without duplication, all obligations (including any principal, accrued and unpaid interest, premium, penalty or other payment) of Seller and its Subsidiaries (i) for indebtedness for borrowed money, (ii) evidenced by notes, bonds, debentures or other similar instruments, but not including operating leases, (iii) with respect to any interest rate hedging, swap agreements or similar arrangements and related break-up fees, (iv) for any liability for all or any part of the deferred purchase price of property, goods or services (other than trade payables incurred in the ordinary course of business), including any “earn-out”, purchase price adjustment, release of “holdback” or similar payment or any non-compete payments, (v) for any liability under any reimbursement obligation relating to a surety bond, letter of credit, bankers’ acceptance, note purchase facility or similar credit transactions, (vi) under leases required in accordance with GAAP to be recorded as capital leases, (vii) for indebtedness secured by an Encumbrance, except for Permitted Encumbrances, (viii) under conditional sale or other title retention agreements relating to any property purchased, and (ix) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Indebtedness of any other Person. “Indebtedness” shall not include any item included in the definition Working Capital.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountants” means the New York, New York office of Ernst & Young LLP or other nationally or regionally recognized firm of independent accountants as to which Buyer and Seller mutually agree.

“Ineligible Person” means any Person that (a) is currently excluded, debarred, suspended, or otherwise ineligible to participate in any Federal Health Care Program or in federal procurement or non-procurement programs or (b) to the Knowledge of Seller has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible.

“Information Privacy and Security Laws” means all Laws concerning the privacy or security of Personal Information, and all regulations promulgated and guidance issued by any Governmental Authority thereunder, including, but not limited to, HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Telephone Consumer Protection Act, Section 5 of the Federal Trade Commission Act as it relates to Personal Information, the CAN-SPAM Act, Children’s Online Privacy Protection Act, PCI DSS, state data breach notification laws, state data security laws, state social security number protection laws, any healthcare Laws pertaining to privacy or data security and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, or any outbound communications (including e-mail marketing, telemarketing and text messaging), tracking and marketing.

“Initial Termination Date” has the meaning set forth in Section 9.01(d)(ii).

“Intellectual Property” means all intellectual property, intangible property and proprietary rights, title, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, including all United States, foreign and international: (i) patents, patent applications and statutory invention registrations, utility models, reissues, divisionals, continuations, continuations-in-part, extensions and reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, trade names and corporate names, uniform resource locator addresses, symbols, slogans, and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, common law rights, registrations and applications thereof; (iii) internet domain names, website content, social media handles, tags, hashtags, social media accounts, or any other online indicia of source; (iv) original works of authorship in any medium of expression, whether or not published, copyrights and copyrightable works, registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (v) trade secrets, formulas, designs, devices, technical data, technology, know-how, research and development, advertising and promotional materials, inventions and invention disclosures, methods or processes, and other confidential or proprietary technical, business and other information; (vi) computer software (including source and object code) and computer programs and databases in any form, including firmware, development tools, algorithms, data, data files, records, database management code, utilities, graphic user interfaces, internet web sites, all versions, updates, corrections, enhancements and modifications of any of the foregoing, and all related documentation (collectively, “Software”); (vii) all rights and remedies against past, present and future infringement, misappropriation or any other violations relating to any of the foregoing; and (viii) all tangible embodiments of any of the foregoing.

“Intercompany Agreement” means any Contract as of the date hereof between Seller or any of its Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, relating to the Business, any Purchased Asset or any Assumed Liability.

“Interim Financial Statements” has the meaning set forth in Section 4.05(a).

“IP Assignment Agreement” means an intellectual property assignment agreement in substantially the form attached hereto as Exhibit F, duly executed by Buyer and Seller.

“IRS” means the Internal Revenue Service.

“IT Assets” means all computer systems, including software, hardware, databases, firmware, middleware and platforms, interfaces, systems, networks, information technology equipment, facilities, websites, infrastructure, workstations, switches, data communications lines and associated documentation used or held for use by or on behalf of Seller or any of its Subsidiaries in connection with the conduct of their businesses.

“Key Executives” means Patrick J. Frawley, Thomas Brown, Thomas Halloran, Pamela Hassen, Martin Krebs, Santo Russo, David Thomas, Brian Cummings, Dr. Vincent Marchello, Robert Fazzolari, Claudia Shoro and Alicia Delmont.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of the Key Executives, after reasonable inquiry of employees of Seller and its Subsidiaries having responsibility for the subject matter in question.

“Law” means any federal, state or local law (statutory or otherwise), ordinance, regulation, rule, code, constitution, treaty, convention, ruling, administrative opinion, subregulatory requirement or other requirement enacted, adopted, promulgated or applied by or on behalf any Governmental Authority, any Order having the effect of law in any jurisdiction, and applicable common law.

“Leased Real Property” has the meaning set forth in Section 4.08(a).

“Liabilities” means any debts, liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, monetary or non-monetary, direct or indirect, determined or determinable or any other nature whether due or to become due, and regardless of when asserted or whether it is accrued or required to be accrued or disclosed pursuant to GAAP.

“Licensed Intellectual Property” means Intellectual Property licensed to or held for use by Seller or any of its Subsidiaries, but excluding the Purchased Intellectual Property.

“Line of Business” has the meaning set forth in the Recitals.

“Long-Term License” has the meaning set forth in Section 6.16(c).

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, Taxes, costs or expenses of whatever kind, including reasonable fees of accountants, attorneys and other similar professionals, the cost of enforcing any right to indemnification hereunder, the cost of pursuing any insurance providers, including any incidental, indirect and consequential damages, and any damages calculated based on lost profits or multiples of earnings (to the extent any such damages are the reasonably foreseeable result of the breach or violation in question), but excluding any special or punitive damages (other than such damages awarded as part of a Third Party Claim).

“Low Collar Mark” means, in respect of each Business Segment, ninety-five percent (95%) of the Base Enrollment Number for such Business Segment.

“Marketing Period” means the first period of twenty (20) consecutive Business Days after the date of this Agreement throughout which (i) Buyer shall have the Required Information; and (ii) the conditions set forth in Article VII shall have been satisfied (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the Party entitled to waive such conditions) and nothing has occurred and no condition or state of facts exists that would cause any of the conditions set forth in Article VII to fail to be satisfied assuming the Closing were to be scheduled for any time during such twenty (20) consecutive Business Day period; provided, that if the financial statements included in the Required Information that is available to Buyer on the first day of any such twenty (20) consecutive Business Day period would not be sufficiently current on any day during such twenty (20) consecutive Business Day period to permit (x) a registration statement filed by the Seller using such financial statements to be declared effective by the Securities and Exchange Commission (the “SEC”) on the last day of the twenty (20) consecutive Business Day period and (y) the Seller’s independent auditors to issue a customary comfort letter (in accordance with its normal practices and procedures) on the last day of the twenty (20) consecutive Business Day period (any documents complying with the requirements of clauses (x) and (y), mutatis mutandis, “Compliant Documents”), then a new twenty (20) consecutive Business Day period shall commence upon Buyer receiving updated Required Information that would be sufficiently current to permit the actions described in clauses (x) and (y) above on the last day of such twenty (20) consecutive Business Day period; provided further, that the Marketing Period shall be deemed not to have commenced if, (1) prior to the completion of such twenty (20) consecutive Business Day period, the Seller’s independent auditor shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Required Information in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect the applicable Required Information by the Seller’s independent auditors, another “big four” accounting firm or another independent public accounting firm reasonably acceptable to Buyer, or (2) the Seller shall have publicly announced any intention to restate any material financial information included in the Required Information or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the Required Information has been amended or the Seller has determined that no restatement shall be required under GAAP; provided further, that such twenty (20) consecutive Business Day period shall not commence before September 5, 2017, such period shall not be required to be consecutive to the extent it would include November 22, 2017, November 23, 2017, November 24, 2017, January 15, 2018, March 30, 2018, May 28,

2018 or July 4, 2018 (which dates shall not count for purposes of the twenty (20) consecutive Business Day period), and if such period has not ended on or before December 22, 2017, it shall not commence before January 2, 2018, and if such period has not ended on or before August 17, 2018, it shall not commence before September 4, 2018, and in no event will the twenty (20) consecutive Business Day period extend beyond the Termination Date. Notwithstanding the foregoing, the Marketing Period shall end on any earlier date that is the date on which the proceeds of the Financing or any alternative financing are obtained and are sufficient to consummate the transactions contemplated by this Agreement. If the Seller shall in good faith reasonably believe that it has provided the Required Information to Buyer and that the Required Information qualifies as a Compliant Document, the Seller may deliver to Buyer a written notice to that effect (stating the date on which it believes it completed such delivery), in which case the Seller shall be deemed to have complied with the requirement to deliver Required Information that qualifies as a Compliant Document (in which case, such twenty (20) consecutive Business Day period shall be deemed to have commenced on the date specified in such notice unless Buyer in good faith reasonably believes that the Seller has not completed the delivery of Required Information that qualifies as a Compliant Document and, within three Business Days after the delivery of such notice by the Seller, delivers a written notice to the Seller to that effect (stating with specificity which Required Information Buyer believes the Seller has not delivered or does not qualify as a Compliant Document at that time).

“Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate with all other events, changes, effects, developments, states of facts, conditions, circumstances and occurrences, is, or could reasonably be expected to be, materially adverse to the business, results of operations, properties, assets, liabilities, operations or financial condition of (i) Seller and its Subsidiaries (other than Rego Park LLC), (ii) the Business or (iii) the Purchased Assets and Assumed Liabilities, in each case, taken as a whole; provided that none of the following, and no event, change, effect, development, state of facts, condition, circumstance or occurrence resulting from the following, shall be taken into account, either alone or in combination, in determining whether a Material Adverse Effect has occurred for purposes of this definition: (A) any changes in general United States or global economic conditions, (B) any changes in the general conditions of the healthcare, health insurance or managed care industry or any other industry in which Seller or any of its Subsidiaries operate(other than as a result of any Change in Healthcare Law), (C) any changes in regulatory, legislative or political conditions or in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign jurisdiction (other than any Change in Healthcare Law), (D) any failure, in and of itself, by Seller to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the underlying events, changes, effects, developments, states of facts, conditions, circumstances and occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect shall be taken into account in determining whether there has been, a Material Adverse Effect or whether a Material Adverse Effect could be reasonably expected to occur), (E) the identity of the Buyer, (F) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Authority after the date of this Agreement (other than any Change in Healthcare Law), (G) any change in applicable GAAP or authoritative interpretations thereof, (H) the adoption, implementation or promulgation of the Repeal and

Replace Legislation, (I) any changes in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (J) any taking of any action at the written request of or with the written consent of the Buyer, or (K) any hurricane, earthquake, flood or other natural disasters, acts of God or any change resulting from weather conditions; provided, however, that: (1) any event, change, effect, development, state of facts, condition or occurrence referred to in clauses (A), (B), (C), (F), (G), (I) and (K), shall be taken into account for purposes of determining whether a Material Adverse Effect has occurred to the extent, and only to the extent, that such fact, circumstance, occurrence, effect, development, change or condition has a materially disproportionate adverse effect on Seller and its Subsidiaries or the Business, in each case, taken as a whole, relative to the adverse effect such events or changes have on other insurance providers engaged in the Medicare and Medicaid businesses in the State of New York; (2) for avoidance of doubt, the adoption, implementation or promulgation of the Repeal and Replace Legislation referred to in clause (H) shall not be subject to the preceding proviso regarding disproportionate adverse effect; and (3) the adoption, implementation or promulgation of the Repeal and Replace Legislation shall not be taken into account, either alone or in combination, in determining whether any event, change, effect, development, state of facts, condition or occurrence referred to in clauses (B), (C) and (F) shall have taken place.

“Material Contracts” has the meaning set forth in Section 4.07(b).

“Material Provider Contract” has the meaning set forth in Section 4.07(a).

“Measurement Date” has the meaning set forth in Section 2.07(b).

“Medicaid Advantage Business” has the meaning set forth in the Recitals.

“Medicaid Advantage Plus Business” has the meaning set forth in the Recitals.

“Medicaid Business” has the meaning set forth in the Recitals.

“Medicaid Enrollees” has the meaning set forth in Section 2.01(b)(i).

“Medicaid Purchased Assets” has the meaning set forth in Section 2.01(b).

“Medicare Business” has the meaning set forth in the Recitals.

“Medicare Enrollees” has the meaning set forth in Section 2.01(c)(i).

“Medicare Novation Date” has the meaning set forth in the Medicare Reinsurance Agreement.

“Medicare Purchased Assets” has the meaning set forth in Section 2.01(c).

“Medicare Reinsurance Agreement” means an Indemnity Reinsurance Agreement, in substantially the form attached hereto as Exhibit G, to be entered into between Buyer (or an Affiliate of Buyer) and Seller, as may be modified prior to the Closing upon mutual agreement of Buyer and Seller in accordance with the applicable requirements of any Governmental Authority having jurisdiction over the business that is the subject of the Medicare Reinsurance Agreement.

“Member Non-Compete Agreement” means the Non-Compete Agreement, in substantially the form attached hereto as Exhibit H, to be entered into among Buyer, Seller and each Member of Seller.

“Members of Seller” means the Diocesan Bishops of the State and Ecclesiastical Province of New York.

“Minimum Capital Amount” means an amount of Purchased Assets sufficient to cause the Buyer to have an authorized control level risk based capital ratio immediately following the Closing, determined in accordance with the risk based capital instructions adopted by the National Association of Insurance Commissioners and the adjustment procedures described on Exhibit I, of three hundred fifty percent (350%), calculated without taking into account any assets or liabilities of the Buyer other than (a) the Purchased Assets and (b) the Assumed Liabilities, including in each case any such Purchased Assets and Assumed Liabilities transferred pursuant to the QHP and EP Reinsurance Agreement and the Medicare Reinsurance Agreement.

“Minimum Capital Statement” has the meaning set forth in Section 2.07(a).

“MLTC Business” has the meaning set forth in the Recitals.

“MLTC Enrollees” has the meaning set forth in Section 2.01(g)(i).

“MLTC Purchased Assets” has the meaning set forth in Section 2.01(g).

“NYSE” means the New York Stock Exchange.

“NYSE Composite Tape” means the “NYSE Composite Transactions Tape” as reported by Bloomberg Financial Markets (or such other source as the parties may agree in writing).

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority (in each such case whether preliminary or final).

“Party” and “Parties” have the meanings set forth in the Preamble.

“Payor Contracts” has the meaning set forth in the Recitals.

“Payors” has the meaning set forth in the Recitals.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.08(c).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, unincorporated organization, trust, association or other entity.

“Phase-Out License” has the meaning set forth in Section 6.16(c).

“Personal Information” means any information that (a) identifies or relates to a natural person including information that alone or in combination with other information held by Seller or any of its Subsidiaries can be used to identify, contact or precisely locate a natural person or can be linked to a natural person; (b) any information that is governed, regulated or protected by one or more Information Privacy and Security Laws; (c) any information that Seller or any of its Subsidiaries receives from or on behalf of a customer of Seller or any of its Subsidiaries; (d) any information that is covered by the PCI DSS; or (e) Enrollee Information.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Privacy Policy” has the meaning set forth in Section 4.12(a).

“Prohibitive Order” has the meaning set forth in Section 7.01(c).

“Proposed Amendment” has the meaning set forth in the definition of Applicable Purposes.

“Provider” means any physician, hospital, pharmacy or other health care professional, independent practice association, facility or supplier that has contracted to provide or arrange for the provision of health care services, dental services, prescription drugs or supplies to Enrollees, as well as any vendor required to be part of Seller’s network under any Payor Contract.

“Provider Contract” means any Contract between Seller and any Provider.

“Purchase Price” has the meaning set forth in Section 2.05(a).

“Purchase Price Allocation” has the meaning set forth in Section 2.09.

“Purchased Assets” has the meaning set forth in Section 2.01(a).

“Purchased Intellectual Property” means all Intellectual Property owned or controlled by Seller or any of its Subsidiaries and used or held for use in or related to the Business, including any and all rights to the name “FIDELIS” and derivations thereof and any and all Intellectual Property relating to the “FIDELIS” name, but excluding the Corporate Name.

“QHP and EP Reinsurance Agreement” means an Indemnity Reinsurance Agreement, in substantially the form of Exhibit J attached hereto, to be entered into between Buyer (or an Affiliate of Buyer) and Seller, as may be modified prior to the Closing upon mutual agreement of Buyer and Seller in accordance with the applicable requirements of any Governmental Authority having jurisdiction over the business that is the subject of the QHP and EP Reinsurance Agreement.

“QHP and EP Reinsurance Business” means the business that is the subject of the QHP and EP Reinsurance Agreement.

“QHP Business” has the meaning set forth in the Recitals.

“QHP Enrollees” has the meaning set forth in Section 2.01(e)(i).

“QHP Purchased Assets” has the meaning set forth in the Section 2.01(e).

“Real Property Leases” has the meaning set forth in Section 4.08(a).

“Registered Intellectual Property” means any Purchased Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Authority at any time.

“Registration Rights Agreement” means a Registration Rights Agreement, in substantially the form of Exhibit K attached hereto, to be entered into between Buyer and Seller.

“Rego Park Lease Assignment” means an assignment of the existing lease agreement between Seller, as lessee, and Rego Park LLC, as lessor, in a form mutually agreed to by the Parties.

“Rego Park LLC” means Rego Park Office Tower, LLC, a New York limited liability company and direct wholly-owned subsidiary of Seller.

“Regulatory Filings” has the meaning set forth in Section 4.16(c).

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source.

“Religious Artifacts” means any and all religious-themed art, symbols or artifacts owned by Seller or any of its Subsidiaries.

“Repeal and Replace Legislation” means (a) the United States House of Representatives Bill entitled the “American Health Care Act of 2017” (H.R. 1628) and the United States Senate Bill entitled the “Better Care Reconciliation Act of 2017” (H.R. 1628), in each case, as such bills existed as of July 17, 2017, and (b) any other Laws to the extent containing or implementing provisions substantially similar to either of the foregoing bills.

“Replacement Facility” has the meaning set forth in Section 6.23(a).

“Representative” means, with respect to any Person, any and all directors, officers, employees, partners, members, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Funding Amount” has the meaning set forth in Section 5.06.

“Required Governmental Approvals” has the meaning specified in Section 6.08(a).

“Required Information” has the meaning set forth in Section 6.23(d).

“Required Third Party Consents” has the meaning specified in Section 7.02(k).

“Restricted Business” means operating any healthcare insurance or managed health care business that competes with the Business as conducted by Seller immediately prior to the Closing (other than the Archdiocese of New York’s continued operation of the Archcare Continuing Care Community, as such business is conducted immediately prior to the Closing). For purposes of the definition of “Restricted Business,” the parties hereto agree that the “Business” also shall include any Governmental Authority-sponsored successor programs to the Business operated by Seller immediately prior to Closing, including successor programs to Medicaid, Child Health Plus, Health Benefit Exchange, Medicare services, Medicaid and Health and Recovery Plan, Child Health Plus Program, Managed Long Term Care Program, Medicare Advantage program, Medicare Advantage D-SNP program, Medicaid Advantage program, Medicaid Advantage Plus, Fully Integrated Duals Advantage program, Qualified Health Plan program, and Essential Plan.

“Restricted Period” means the five (5) year period commencing on the Closing Date.

“Review Period” has the meaning set forth in Section 2.08(c).

“Revolving Credit Facilities” means all obligations (including Indebtedness) outstanding pursuant to: (i) that certain Credit Agreement, dated as of July 1, 2013, by and between Seller and Bank of America, N.A. (as amended June 27, 2014, June 26, 2015, June 24, 2016, and June 23, 2017); (ii) that certain Credit Agreement, dated July 1, 2015, by and between Seller and Capital One, National Association (as amended July 22, 2015, June 27, 2016 and June 28, 2017); and (iii) that certain Amended and Restated Credit Agreement, dated as of June 28, 2012, between Seller and HSBC Bank USA, National Association (as amended June 27, 2013, June 20, 2014, June 25, 2015, June 23, 2016, and June 23, 2017).

“Sale Activities” means (a) the engagement of legal counsel and financial advisors to assist in the transactions contemplated by this Agreement, (b) discussions with such legal counsel and financial advisors, (c) the review, preparation, negotiation, execution and delivery of this Agreement and the Transaction Documents, (d) the negotiation with Buyer and, prior to execution of this Agreement, other Persons, in connection with the transactions contemplated by this Agreement and (e) following the Signing Date, performance of this Agreement.

“Salus” means Salus Administrative Services, Inc., a New York corporation and direct wholly-owned subsidiary of Seller.

“Salus IPA” means Salus IPA LLC, a New York limited liability company and indirect wholly-owned subsidiary of Seller.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” has the meaning set forth in the definition of “Marketing Period.”

“SEC Reports” has the meaning set forth in Section 5.09.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Risk Assessment” has the meaning set forth in Section 4.12(g).

“Seller” has the meaning set forth in the Preamble.

“Seller Employee Payables” means the following items payable by Seller, excluding (i) amounts payable by Buyer pursuant to Section 6.05(d), Section 6.05(e) and Section 6.05(f) and (ii) amounts included in Working Capital:

(a) any bonuses or other amounts payable by Seller due to employees of Seller or its Subsidiaries by reason of the consummation of the transactions contemplated by this Agreement including any retention, stay or change in control bonus payments;

(b) amounts payable by Seller to any Person (including additional contribution credits as a result of the transactions contemplated by this Agreement and Tax gross-up payments or amounts for which there is an acceleration of vesting) under any nonqualified deferred compensation plan of Seller;

(c) all accrued but unpaid salaries, wages, commissions, bonuses, severance, vacation or sick pay, paid time off, nonqualifed deferred compensation, incentive compensation or other compensation or payroll items earned by any current employees of Seller and its Subsidiaries for any period ending on or prior to the Closing Date;

(d) all other amounts payable under any Seller Employee Plan other than amounts described in the Executive Waivers; and

(e) with respect to the payments described in each of the foregoing clauses (a) through (d), all related payroll Tax Liabilities.

“Seller Employee Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each other employment (including the Existing Key Executive Employment Agreements), consulting, profit-sharing, deferred compensation, incentive (equity-based or otherwise), change in control, retention, severance, vacation, paid time off, fringe-benefit and other compensatory agreement, plan, policy, program or arrangement, in each case (i) that is sponsored, maintained, contributed to, or required to be contributed to by Seller or any of its Subsidiaries with or for the benefit of any current or former employee, director, officer or individual independent contractor who provided or provides services to the Business (or with or for the benefit of their respective spouses or dependents) or (ii) with respect to which Buyer or its Subsidiaries would have any actual or contingent Liability subsequent to the Closing in respect of periods on or prior to the Closing.

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Section 4.01 (Organization and Qualification), Section 4.02 (Subsidiaries), Section 4.03 (Authority), the second sentence of Section 4.08(c) (Title to Purchased Assets), Section 4.11 (Compliance with Law), and Section 4.15 (Brokers).

“Seller Headquarters” means the land and buildings located at 95-25 Queens Boulevard, Rego Park, New York 11374 and currently occupied in party by Seller’s corporate headquarters.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller Parties” has the meaning set forth in Section 6.03(a).

“Seller Post-Closing Purposes” has the meaning set forth in the definition of Burdensome Condition.

“Seller Transaction Expenses” means the aggregate amount of all fees, commissions, costs and expenses of Seller and its Subsidiaries incurred in connection with, or related to the transactions contemplated by this Agreement, to the extent not paid in full at or prior to the Closing including all legal, accounting, financial advisory, broker, consulting and all other fees and expenses of third parties; provided, however, that Seller Transaction Expenses shall exclude any item included in the definitions of Seller Employee Payables or Working Capital .

“Seller’s CHP Health Plans” has the meaning set forth in Section 2.01(f)(i).

“Seller’s Duals Health Plans” has the meaning set forth in Section 2.01(d)(i).

“Seller’s EP Health Plans” has the meaning set forth in Section 2.01(h)(i).

“Seller’s Medicaid Health Plans” has the meaning set forth in Section 2.01(b)(i).

“Seller’s Medicare Health Plans” has the meaning set forth in Section 2.01(c)(i).

“Seller’s MLTC Health Plans” has the meaning set forth in Section 2.01(g)(i).

“Seller’s QHP and EP Reinsured Plans” has the meaning set forth in Section 6.20(a).

“Seller’s QHP Health Plans” has the meaning set forth in Section 2.01(e)(i).

“Senior Programs Segment” means Seller’s and its Subsidiaries’ business segment comprised of MLTC Business, the Medicare Business and the Medicaid Advantage Plus Business.

“Share Consideration Amount” means an amount of Buyer Common Stock ranging in value, at Buyer’s election and sole discretion, from Zero Dollars ($0) to One Hundred and Twenty-Five Million Dollars ($125,000,000). Buyer shall notify Seller in writing of the amount of the Share Consideration Amount (if any) no later than five (5) Business Days prior to the Closing Date; provided that, for avoidance of doubt, if Buyer fails to deliver such notice, the Share Consideration Amount shall equal Zero Dollars ($0). If and to the extent the sum of the Share Consideration Amount plus the Share Escrow Amount is less than Five Hundred Million Dollars ($500,000,000), the Buyer Common Stock issued hereunder shall be applied first to the Escrow Shares up to the Escrow Amount and, thereafter to the Share Consideration.

“Share Consideration” means the number of shares of Buyer Common Stock equal to the Share Consideration Amount divided by the Buyer Average Stock Price on the Trading Day two clear Trading Days prior to the Closing (rounded up to the nearest whole share).

“Share Escrow Amount” means an amount of Buyer Common Stock ranging in value, at Buyer’s election and sole discretion, from Zero Dollars ($0) to Three Hundred and Seventy-Five Million Dollars ($375,000,000). Buyer shall notify Seller in writing of the amount of the Share Escrow Amount (if any) no later than five (5) Business Days prior to the Closing Date; provided that, for avoidance of doubt, if Buyer fails to deliver such notice, the Share Escrow Amount shall equal Zero Dollars ($0).

“Signing Date” has the meaning set forth in the Preamble.

“Software” has the meaning set forth in the definition of “Intellectual Property.”

“State Sponsored Segment” means Seller’s and its Subsidiaries’ business segment comprised of the Medicaid Business, the HARP Business and CHP Business.

“Statutory Escrow Account” means the escrow account maintained by Seller in accordance with the requirements of New York Law.

“Straddle Period” means any taxable period beginning before or on and ending after the Closing Date.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which) more than 50% of (a) the issued and outstanding capital stock, or other equity interests having ordinary voting power to elect a majority of the board of directors of such corporation or Persons performing similar functions of any other Person (irrespective of whether at the time capital stock, membership or other equity interests of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person, or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Survival Period” has the meaning set forth in Section 8.01.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, escheat, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Termination Date” has the meaning set forth in Section 9.01(d)(ii).

“Termination Fee” has the meaning set forth in Section 9.02(b).

“Term Loans” means all obligations (including Indebtedness) outstanding pursuant to that certain Term Loan Agreement, dated December 12, 2016 (the “Existing Term Credit Agreement”), by and among Seller, as borrower, and HSBC Bank USA, N.A., Bank of America, N.A. and Capital One, National Association, each as a lender, as amended.

“Territory” means the State of New York and any other location in which the Business is conducted on the date hereof and as of the Closing.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Total Adjusted Net Assets” means an amount calculated as of the Closing Date in accordance with GAAP and the example calculation set forth on Exhibit L equal to (a) the consolidated total net assets of Seller (net of amounts that would otherwise be included in the calculation thereof that constitute Excluded Assets or Excluded Liabilities), minus (b) consolidated non-admitted assets of Seller.

“Trading Day” means any day on which there are sales of Buyer Common Stock on the NYSE Composite Tape.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Transition Services Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the IP Assignment Agreement, the Rego Park Lease Assignment, the QHP and EP Reinsurance Agreement, the Medicare Reinsurance Agreement, the Registration Rights Agreement, the Member Non-Compete Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

“Transaction Privilege Matters” has the meaning set forth in Section 2.02(d).

“Transfer Taxes” has the meaning set forth in Section 6.18.

“Transition Services Agreement” means a Transition Services Agreement, in substantially the form of Exhibit M attached hereto, to be entered into between Buyer and Seller.

“Union” has the meaning set forth in Section 4.13(b).

“Working Capital” means all current assets of Seller and its Subsidiaries included among the Purchased Assets, minus all current liabilities of Seller and its Subsidiaries included among the Assumed Liabilities, in each case as determined as of 12:01 a.m. on the Closing Date in accordance with the Working Capital Methodologies; provided, however, that Working Capital shall specifically exclude any item covered by the definitions of Cash, Indebtedness, Seller Employee Payables and Seller Transaction Expenses.

“Working Capital Calculation Example” means the example calculation attached hereto as Exhibit N showing the calculation of Working Capital as if the Closing had occurred on June 30, 2017.

“Working Capital Methodologies” means the judgments, accounting methodologies, practices, classifications, estimation techniques, assumptions and principles described on Exhibit O.

“Working Capital Target” means negative One Billion Two Hundred Million Dollars ($(1,200,000,000)).

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets.

(a) General. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s rights, title and interest in, to and under all assets, properties, rights and claims of Seller (other than the Excluded Assets), whether real or personal, tangible or intangible, vested or unvested, contingent or otherwise, wherever located, which are used or held for use by the Business (the “Purchased Assets”), including:

(i) all Cash (including Statutory Escrow Accounts), other than Excess Cash, subject to adjustment in accordance with Section 2.07 (such Cash included among the Purchased Assets, the “Acquired Cash Amount”);

(ii) all accounts or notes receivable of the Business;

(iii) all prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees of the Business;

(iv) all of Seller’s and its Subsidiaries’ rights, title and interests in and to the Purchased Intellectual Property and the Licensed Intellectual Property;

(v) all of Seller’s and its Subsidiaries’ rights, title and interests in and to Personal Information;

(vi) all of Seller’s rights, title and interests in and to Business Software (whether proprietary or non-proprietary), Business IT Assets, servers, data storage devices, systems, networks and other computer assets, laptop computers and all technology underlying or enabling Internet sites, URLs, systems or networks, e-mail addresses, telephone numbers and fax numbers;

(vii) the Assumed Provider Contracts and all other Contracts relating to the Business other than any Contract relating to Indebtedness of Seller and other than the Excluded Contracts (the “Assigned Contracts”), subject, in the case of Contracts relating to the Medicare Business and the QHP and EP Reinsurance Business, to Section 2.01(c)(i), Section 2.01(e)(i), Section 2.01(h)(i) and Section 6.20;

(viii) all furniture, fixtures, equipment, supplies and other tangible personal property of the Business or Seller used or held for use in the Business other than any Religious Artifacts;

(ix) all Permits, but only to the extent such Permits may be transferred under applicable Law;

(x) all outstanding capital stock of Salus and all outstanding membership interests of Salus IPA;

(xi) the Real Property Leases, including any prepaid rent, security deposits (to the extent not theretofore applied under the Real Property Leases), and options to renew in connection therewith;

(xii) all of Seller’s and its Subsidiaries’ rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(xiii) all of Seller’s and its Subsidiaries’ communications relating to the Business involving attorney-client confidence and the privilege related thereto (other than with respect to the Transaction Privilege Matters or to the extent related to or arising out of an Excluded Asset or Excluded Liability);

(xiv) originals, or where not available, copies, of all books and records and all other data and information (in whatever form maintained) in the possession or control of the Seller or its Affiliates, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, personnel records, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that relate to the Business, the Purchased Assets or the Assumed Liabilities, other than (A) books and records set forth in Section 2.01(a)(xiv) of the Disclosure Schedules, (B) books and records relating to Seller’s tax exempt status or the exemption from any Tax, and (C) Tax Returns and any other Tax books and records not related to the operation of the Business (“Books and Records”); and

(xv) all goodwill, going concern and other similar intangibles relating to the Purchased Assets.

(b) Medicaid Business Assets. Subject to the terms and conditions set forth herein, and without limiting the generality of Section 2.01(a), at the Closing, Seller shall sell, assign, transfer, convey and deliver, to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under the following assets, properties, rights and claims of Seller (other than the Excluded Assets), whether real or personal, tangible or intangible, vested or unvested, contingent or otherwise, wherever located, which are used or held for use by the Medicaid Business (collectively, the “Medicaid Purchased Assets”):

(i) Rights With Respect to Medicaid Enrollees. Any and all rights of Seller to provide services to Enrollees in any of Seller’s health plans comprising the Medicaid Business (such individuals, “Medicaid Enrollees” and such health plans, “Seller’s Medicaid Health Plans”) and any other individuals who would be default-assigned to Seller’s Medicaid Health Plans from and after the Closing Date if Seller retained the right to serve Medicaid Enrollees after the Closing, and the corresponding right to receive revenues (and bonuses) payable by Payors with respect to such Medicaid Enrollees (and other individuals);

(ii) Rights Under Provider Contracts. All of Seller’s rights from and after the Medicare Novation Date under the Assumed Provider Contracts to the extent relating to the Medicaid Business;

(iii) Claims and Rights. Subject to the Medicare Reinsurance Agreement, claims and rights of every kind relating to the Medicaid Purchased Assets and/or the ownership of the Medicaid Business arising from the conduct of the Medicaid Business by Buyer on and after the Effective Time, except to the extent such claims and rights constitute or relate to an Excluded Asset or an Excluded Liability; and

(iv) Goodwill. All goodwill, going concern and other similar intangibles relating to the Medicaid Purchased Assets identified above in this Section 2.01(b).

(c) Medicare Business Assets. Subject to the terms and conditions set forth herein, and without limiting the generality of Section 2.01(a), at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under the following assets, properties, rights and claims of Seller (other than the Excluded Assets), whether real or personal, tangible or intangible, vested or unvested, contingent or otherwise, wherever located, which are used or held for use by the Medicare Business (collectively, the “Medicare Purchased Assets”):

(i) Rights With Respect to Medicare Enrollees. Subject to Section 6.20 and the Medicare Reinsurance Agreement, any and all rights of Seller to provide services to Enrollees in any of Seller’s health plans comprising the Medicare Business (such individuals, “Medicare Enrollees” and such health plans, “Seller’s Medicare Health Plans”) and any other Persons who would be default-assigned to Seller’s Medicare Health Plans from and after the Closing Date if Seller retained the right to serve Medicare Enrollees after the Closing, and the corresponding right to receive revenues (and bonuses) payable by Payors with respect to such Medicare Enrollees (and other Persons);

(ii) Rights Under Provider Contracts. All of Seller’s rights from and after the Medicare Novation Date under the Assumed Provider Contracts to the extent relating to the Medicare Business;

(iii) Claims and Rights. Claims and rights of every kind relating to the Medicare Purchased Assets and/or the ownership of the Medicare Business arising from the conduct of the Medicare Business by Buyer on and after the Effective Time, except to the extent such claims and rights constitute or relate to an Excluded Asset or an Excluded Liability; and

(iv) Goodwill. All goodwill, going concern and other similar intangibles relating to the Medicare Purchased Assets identified above in this Section 2.01(c).

(d) Duals Business Assets. Subject to the terms and conditions set forth herein, and without limiting the generality of Section 2.01(a), at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under the following assets, properties, rights and claims of Seller (other than the Excluded Assets), whether real or personal, tangible or intangible, vested or unvested, contingent or otherwise, wherever located, which are used or held for use by the Duals Business (collectively, the “Duals Purchased Assets”):

(i) Rights With Respect to Duals Enrollees. Any and all rights of Seller to provide services to Enrollees in any of Seller’s health plans comprising the Duals Business (such individuals, “Duals Enrollees” and such health plans, “Seller’s Duals Health Plans”) and any other Persons who would be default-assigned to Seller’s Duals Health Plans from and after the Closing Date if Seller retained the right to serve Duals Enrollees after the Closing, and the corresponding right to receive revenues (and bonuses) payable by Payors with respect to such Duals Enrollees (and other Persons);

(ii) Rights Under Provider Contracts. All of Seller’s rights from and after the Effective Time under the Assumed Provider Contracts to the extent relating to the Duals Business;

(iii) Claims and Rights. Claims and rights of every kind relating to the Duals Purchased Assets and/or the ownership of the Duals Business arising from the conduct of the Duals Business by Buyer on and after the Effective Time, except to the extent such claims and rights constitute or relate to an Excluded Asset or an Excluded Liability; and

(iv) Goodwill. All goodwill, going concern and other similar intangibles relating to the Duals Purchased Assets identified above in this Section 2.01(d).

(e) QHP Business Assets. Subject to the terms and conditions set forth herein, and without limiting the generality of Section 2.01(a), at the Closing, Seller shall sell, assign, transfer, convey and deliver, to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under the following assets, properties, rights and claims of Seller (other than the Excluded Assets), whether real or personal, tangible or intangible, vested or unvested, contingent or otherwise, wherever located, which are used or held for use by the Exchange Segment (collectively, the “QHP Purchased Assets”):

(i) Rights With Respect to QHP Enrollees. Subject to Section 6.20 and the QHP and EP Reinsurance Agreement, any and all rights of Seller to provide services to Enrollees in any of Seller’s health plans comprising the QHP Business (such individuals, “QHP Enrollees” such health plans, “Seller’s QHP Health Plans”);

(ii) Rights Under Provider Contracts. All of Seller’s rights from and after the Non-Renewal Date (as defined in the QHP and EP Reinsurance Agreement) under the Assumed Provider Contracts to the extent relating to the QHP Business;

(iii) Claims and Rights. Subject to the QHP and EP Reinsurance Agreement, claims and rights of every kind relating to the QHP Purchased Assets and/or the ownership of the QHP Business arising from the conduct of the QHP Business by Buyer on and after the Effective Time, except to the extent such claims and rights constitute or relate to an Excluded Asset or an Excluded Liability; and

(iv) Goodwill. All goodwill, going concern and other similar intangibles relating to the QHP Purchased Assets identified above in this Section 2.01(e).

(f) CHP Business Assets. Subject to the terms and conditions set forth herein, and without limiting the generality of Section 2.01(a), at the Closing, Seller shall sell, assign, transfer, convey and deliver, to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under the following assets, properties, rights and claims of Seller (other than the Excluded Assets), whether real or personal, tangible or intangible, vested or unvested, contingent or otherwise, wherever located, which are used or held for use by the CHP Business (collectively, the “CHP Purchased Assets”):

(i) Rights With Respect to CHP Enrollees. Any and all rights of Seller to provide services to Enrollees in any of Seller’s health plans comprising the CHP Business (such individuals, “CHP Enrollees” and such health plans, “Seller’s CHP Health Plans”) and any other individuals who would be default-assigned to Seller’s CHP

Health Plans from and after the Closing Date if Seller retained the right to serve CHP Enrollees after the Closing, and the corresponding right to receive revenues (and bonuses) payable by Payors with respect to such CHP Enrollees (and other individuals);

(ii) Rights Under Provider Contracts. All of Seller’s rights from and after the Effective Time under the Assumed Provider Contracts to the extent relating to the CHP Business;

(iii) Claims and Rights. Claims and rights of every kind relating to the CHP Purchased Assets and/or the ownership of the CHP Business arising from the conduct of the CHP Business by Buyer on and after the Effective Time, except to the extent such claims and rights constitute or relate to an Excluded Asset or an Excluded Liability; and

(iv) Goodwill. All goodwill, going concern and other similar intangibles relating to the CHP Purchased Assets identified above in this Section 2.01(f).

(g) MLTC Business Assets. Subject to the terms and conditions set forth herein, and without limiting the generality of Section 2.01(a), at the Closing, Seller shall sell, assign, transfer, convey and deliver, to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under the following assets, properties, rights and claims of Seller (other than the Excluded Assets), whether real or personal, tangible or intangible, vested or unvested, contingent or otherwise, wherever located, which are used or held for use by the MLTC Business (collectively, the “MLTC Purchased Assets”):

(i) Rights With Respect to MLTC Enrollees. Any and all rights of Seller to provide services to Enrollees in any of Seller’s health plans comprising the MLTC Business (such individuals, “MLTC Enrollees” and such health plans, “Seller’s MLTC Health Plans”) and any other individuals who would be default-assigned to Seller’s MLTC Health Plans from and after the Closing Date if Seller retained the right to serve MLTC Enrollees after the Closing, and the corresponding right to receive revenues (and bonuses) payable by Payors with respect to such MLTC Enrollees (and other individuals)

(ii) Rights Under Provider Contracts. All of Seller’s rights from and after the Effective Time under the Assumed Provider Contracts to the extent relating to the MLTC Business;

(iii) Claims and Rights. Claims and rights of every kind relating to the MLTC Purchased Assets and/or the ownership of the MLTC Business arising from the conduct of the MLTC Business by Buyer on and after the Effective Time, except to the extent such claims and rights constitute or relate to an Excluded Asset or an Excluded Liability; and

(iv) Goodwill. All goodwill, going concern and other similar intangibles relating to the MLTC Purchased Assets identified above in this Section 2.01(g).

(h) EP Business Assets. Subject to the terms and conditions set forth herein, and without limiting the generality of Section 2.01(a), at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under the following assets, properties, rights and claims of Seller (other than the Excluded Assets), whether real or personal, tangible or intangible, vested or unvested, contingent or otherwise, wherever located, which are used or held for use by the EP Business (collectively, the “EP Purchased Assets”):

(i) Rights With Respect to EP Enrollees. Subject to Section 6.20 and the QHP and EP Reinsurance Agreement, any and all rights of Seller to provide services to Enrollees in any of Seller’s health plans comprising the EP Business (such individuals, “EP Enrollees” and such health plans, “Seller’s EP Health Plans”) and any other Persons who would be default-assigned to Seller’s EP Health Plans from and after the Closing Date if Seller retained the right to serve EP Enrollees after the Closing, and the corresponding right to receive revenues (and bonuses) payable by Payors with respect to such EP Enrollees (and other Persons);

(ii) Rights Under Provider Contracts. All of Seller’s rights from and after the Non-Renewal Date under the Assumed Provider Contracts to the extent relating to the EP Business;

(iii) Claims and Rights. Subject to the QHP and EP Reinsurance Agreement, claims and rights of every kind relating to the EP Purchased Assets and/or the ownership of the EP Business arising from the conduct of the EP Business by Buyer on and after the Effective Time, except to the extent such claims and rights constitute or relate to an Excluded Asset or an Excluded Liability; and

(iv) Goodwill. All goodwill, going concern and other similar intangibles relating to the EP Purchased Assets identified above in this Section 2.01(h).

Section 2.02 Excluded Assets. The purchase of the Purchased Assets by Buyer and sale of the Purchased Assets by Seller contemplated by this Agreement shall not include the following assets of Seller (which assets shall be referred to as the “Excluded Assets”):

(a) all Excess Cash (which shall include Cash that would be reflected as temporarily restricted net assets on Seller’s consolidated balance sheet as of the Closing);

(b) all outstanding membership interests of Rego Park LLC and all right, title and interest in and to any assets, properties, rights and claims of Rego Park LLC, whether real or personal, tangible or intangible, vested or unvested, contingent or otherwise, wherever located, including the Seller Headquarters;

(c) all right, title and interest in and to the Corporate Name;

(d) all communications involving attorney-client confidences between Seller or its Subsidiaries and counsel in the course of Seller’s efforts to dispose of the Business, including negotiation, documentation and consummation of the transactions contemplated by this Agreement and the privilege related thereto (the “Transaction Privilege Matters”);

(e) Seller’s rights and claims under this Agreement;

(f) any Tax refund or Tax claim of Seller relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period;

(g) except as otherwise specifically provided in Section 6.05, all Seller Employee Plans (other than Assumed Plans) and all trusts, insurance contracts, segregated accounts or other funding vehicles maintained as a part of any Seller Employee Plans (other than Assumed Plans);

(h) any Excluded Contract;

(i) any Contract relating to Indebtedness of Seller or its Subsidiaries

(j) all right, title and interest in and to any Religious Artifacts;

(k) any and all reserves reflected in Seller’s and its Subsidiaries accounting records as of the Closing Date to the extent associated with any Liability contemplated by Section 2.04(h); and

(l) Seller’s and its Subsidiaries’ (i) books and records set forth in Section 2.01(a)(xiii) of the Disclosure Schedules, (ii) books and records relating to Seller’s tax exempt status or the exemption from any Tax, and (iii) Tax Returns and any other Tax books and records to the extent not related to the operation of the Business.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume and shall pay, perform and discharge all Liabilities of Seller, in each case, to the extent related to the Business or the Purchased Assets (whether arising before or after the Closing), in each case, other than Excluded Liabilities (collectively, the “Assumed Liabilities”), including the following:

(a) all trade accounts payable of Seller to third parties in connection with the Business and all claims under any Provider Contracts or Seller’s health plans that remain unpaid as of the Closing Date;

(b) all Liabilities under the Assigned Contracts (other than any Liabilities relating to pre-Closing breaches of any such Assigned Contracts);

(c) all Liabilities specifically assumed by Buyer in Section 6.05(d), Section 6.05(e) and Section 6.05(f);

(d) all Liabilities for Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any Post-Closing Tax Period; and

(e) all Liabilities directly relating to Buyer’s ownership or operation of the Business and the Purchased Assets.

Section 2.04 Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or otherwise discharge (and Seller shall retain, pay, perform and otherwise discharge) any of the following Liabilities of Seller (collectively, the “Excluded Liabilities”):

(a) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others;

(b) any Liability for (i) Taxes of Seller (or any Affiliate of Seller); (ii) Taxes relating to the Business or the Purchased Assets for any Pre-Closing Tax Period; and (iii) Taxes for which Seller is liable pursuant to Section 6.18;

(c) the Term Loans and any and all Closing Date Indebtedness;

(d) any and all Seller Transaction Expenses;

(e) except as specifically provided in Section 6.05(e) in respect of credit for Hired Employee accrued paid time off, any and all Seller Employee Payables;

(f) except as specifically assumed by Buyer in Section 6.05(d), Section 6.05(e) and Section 6.05(f), (i) all Seller Employee Plans, (ii) any Liabilities arising under or in connection with any Seller Employee Plans, (iii) any Liabilities constituting workers’ compensation claims relating to current or former employees that relate to any period on or before the Closing Date, irrespective of whether such claims are made prior to or after the Closing Date and (iv) any Liabilities of Seller or any of its Subsidiaries with respect to the employment or termination of employment of its or their current or former employees where (and to the extent) the act or omission giving rise to such Liability arose while such employee was employed with Seller or any of its Subsidiaries, irrespective of whether such claims are made prior to or after the Closing Date;

(g) any Liabilities relating to or arising out of the Excluded Assets;

(h) all Liabilities relating to or resulting from any breaches of the Assigned Contracts prior to the Closing Date, whether arising prior to, on or after the Closing Date;

(i) all intercompany payables by the Business in favor of Seller or any of Seller’s Affiliates other than intercompany payables due from Salus or Salus IPA to Seller pursuant to any Assigned Contract; and

(j) all Liabilities relating to any payable to any broker or finder in connection with the transactions contemplated by this Agreement or the Transaction Documents.

Section 2.05 Purchase Price.

(a) The aggregate purchase price for the Purchased Assets shall be (i) the Cash Purchase Price, plus (ii) the Share Consideration Amount (if any), plus (iii) the assumption of the Assumed Liabilities (the “Purchase Price”), subject to adjustment pursuant to Section 2.05(b). The portion of the Cash Purchase Price payable to Seller in cash at the Closing (the “Closing Cash Purchase Price”) shall equal (1) the Cash Purchase Price, minus (2) the Seller Transaction Expenses, minus (3) Closing Date Indebtedness (if any), and minus (4) the Escrow Amount.

(b) The Closing Cash Purchase Price may be subject to an enrollment volume adjustment as to each Business Segment following the Closing (as described in clauses (i) through (iv) below, and otherwise in accordance with Section 2.07).

(i) If the Closing Enrollment for any Business Segment is greater than or equal to the Low Collar Mark and equal to or less than the High Collar Mark for such Business Segment, then there shall be no adjustment to the Closing Cash Purchase Price with respect to such Business Segment pursuant to this Section 2.05(b).

(ii) If the Closing Enrollment for any Business Segment is less than the Low Collar Mark for such Business Segment, then the Closing Cash Purchase Price shall be decreased by the per Enrollee adjustment set forth on Exhibit P for each Enrollee by which the Closing Enrollment for such Business Segment is less than the Low Collar Mark for such Business Segment.

(iii) If the Closing Enrollment for any Business Segment is greater than the High Collar Mark for such Business Segment, then the Closing Cash Purchase Price shall be increased by the per Enrollee adjustment set forth on Exhibit P for each Enrollee by which the Closing Enrollment for such Business Segment is greater than the High Collar Mark for such Business Segment.

(iv) The adjustments in respect of each Business Segment pursuant to this Section 2.05(b) shall be netted against one another for purposes of determining the adjustment contemplated by this Section 2.05(b).

Section 2.06 Payment; Share Consideration.

(a) Cash to Seller. At the Closing, Buyer shall deliver to Seller an amount equal to the Closing Cash Purchase Price by wire transfer of immediately available funds to an account or accounts designated by Seller in writing at least three (3) Business Days prior to the Closing Date.

(b) Payment of Closing Date Indebtedness. At the Closing, Buyer, on behalf of Seller and its Subsidiaries (as applicable), shall pay the Closing Date Indebtedness (if any) in accordance with the debt payoff letters, as applicable, to each counterparty or holder of Closing Date Indebtedness in order to fully discharge such Closing Date Indebtedness and terminate all applicable obligations and Liabilities of Seller and any of its Subsidiaries related thereto, in each case, by wire transfer of immediately available funds to the account or accounts designated in the debt payoff letters.

(c) Payment of Seller Transaction Expenses. At the Closing, Buyer, on behalf of Seller and its Subsidiaries (as applicable), shall pay the Seller Transaction Expenses (if any) in order to fully discharge such Seller Transaction Expenses and terminate all applicable obligations and Liabilities of Seller and any of its Subsidiaries related thereto, in each case, by wire transfer of immediately available funds to the account or accounts designated by Seller.

(d) Payment to Escrow Agent. At the Closing, Buyer shall deliver to the Escrow Agent for deposit the Cash Escrow Amount and the Escrow Shares (if any) into an escrow fund under the Escrow Agreement (the “Escrow Fund”).

(e) Share Consideration. Subject to Section 6.27(b), at the Closing, Buyer shall deliver to Seller the Share Consideration (if any).

Section 2.07 Determination of Enrollment Purchase Price Adjustments.

(a) At least ten (10) Business Days prior to the Closing Date, Seller shall have delivered to Buyer a written statement (the “Minimum Capital Statement”) setting forth Seller’s good faith estimate of (i) the Minimum Capital Amount as of the Effective Time (the “Estimated Minimum Capital Amount”) along with reasonable supporting detail to evidence the calculation thereof, (ii) Total Adjusted Net Assets as of the Closing Date (the “Estimated Total Adjusted Net Assets”), and (iii) the Acquired Cash Amount (the “Estimated Acquired Cash Amount”). The calculation of Excess Cash and Acquired Cash at Closing pursuant to Section 2.01(a)(i) shall be based on the Estimated Minimum Capital Amount, the Estimated Total Adjusted Net Assets and the Estimated Acquired Cash Amount.

(b) Within thirty (30) days following the Measurement Date, Buyer shall give written notice to Seller (the “Enrollment Notice”), which shall set forth (i) the number of Enrollees (excluding any such Enrollees that have rejected the proposed novation contemplated by the QHP and EP Reinsurance Agreement) in respect of each Business Segment (the “Closing Enrollment”) as of the last calendar day of the first calendar month following the month in which the Effective Time occurs or, if later, the last calendar day of the month in which the expiration of any opt-out period required to be provided by Seller to its membership by any Governmental Authority occurs (the “Measurement Date”), (ii) Buyer’s calculation of (A) the final Minimum Capital Amount (the “Closing Minimum Capital Amount”), (B) Buyer’s calculation of Total Adjusted Net Assets as of the Closing Date (the “Closing Total Adjusted Net Assets”), and (C) Buyer’s calculation of Acquired Cash (the “Closing Acquired Cash Amount”), and (iii) Buyer’s calculation of Working Capital (the “Closing Working Capital”), determined in accordance with the Working Capital Methodologies. The Enrollment Notice shall include reasonable supporting detail describing Buyer’s calculation of the Closing Enrollment, the Closing Minimum Capital Amount, the Closing Total Adjusted Net Assets, the Closing Acquired Cash Amount and the Closing Working Capital.

(c) Seller shall have thirty (30) days following Buyer’s delivery of the Enrollment Notice (the “Enrollment Review Period”) to review the same. If Seller objects to any portion of the Enrollment Notice on or before the expiration of the Enrollment Review Period, Seller shall deliver to Buyer a written statement setting forth in reasonable detail and accompanied by reasonable supporting information, its objection to the Enrollment Notice (the “Enrollment Objection Notice”). During the Enrollment Review Period, Buyer shall upon reasonable advance notice and during normal business hours permit Seller and its Representatives to have reasonable access, subject to their execution of standard hold harmless letters, to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) and shall reasonably cooperate with Seller in obtaining work papers from Buyer’s accountants pertaining to or used in connection with the preparation of the Enrollment Notice and calculation of the Closing Enrollment, the Closing Minimum Capital Amount, the Closing Total Adjusted Net Assets, the Closing Acquired Cash Amount and the Closing Working Capital, and provide Seller with copies thereof (as reasonably requested by Seller). If Seller does not deliver a Enrollment Objection Notice to Buyer on or before the expiration of the Review Period, Seller shall be deemed to have accepted the Enrollment Notice and the calculations therein in full. Any determination set forth on the Enrollment Notice which is not specifically objected to in the Enrollment Objection Notice shall be deemed accepted by Seller and shall be final and binding upon Seller upon delivery of the Enrollment Objection Notice.

(d) In the event that Seller delivers an Enrollment Objection Notice objecting to all or any portion of the Closing Statement within the Review Period, Buyer and Seller shall promptly meet and in good faith attempt to resolve such objections. Any such objections set forth in the Enrollment Objection Notice which cannot be resolved between Buyer and Seller within thirty (30) days following Buyer’s receipt of the Enrollment Objection Notice (the “Enrollment Disputed Items”) shall be resolved in accordance with this Section 2.07(d). Should Seller and Buyer not be able to resolve such Enrollment Disputed Items within the thirty (30) day period described above, either party may submit the matter to the Independent Accountants for review and resolution, with instructions to complete the same as promptly as practicable, but in any event within thirty (30) days of its engagement, and to resolve any objections consistent with the terms of this Agreement. The Independent Accountants shall only have authority to make determinations in respect of Enrollment Disputed Items, and all determinations shall be based solely on the presentations of Buyer and Seller and their respective Representatives, and not by independent review. Buyer and Seller each shall provide the Independent Accountants with their respective determinations of the Enrollment Disputed Items. In resolving any Enrollment Disputed Item, the Independent Accountants: (i) shall be bound by the principles set forth in this Section 2.07, (ii) shall not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party, and (iii) shall act as an expert and not an arbitrator. The Parties shall instruct the Independent Accountants to deliver to each of Buyer and Seller a written statement setting forth its resolution of the dispute within thirty (30) days of the submission of the dispute to such firm, which resolution, absent manifest error, shall be binding and conclusive on the parties and not subject to appeal or further review. The Enrollment Notice shall be modified if necessary to reflect such determination by the Independent Accountants, as well as the resolution by or on behalf of the parties of any Enrollment Disputed Item. All Enrollment Disputed Items that are resolved between Seller and Buyer and all Enrollment Disputed Items that are determined by the Independent Accountants will be final, conclusive and binding on the Parties hereto and may be entered in any Court of competent jurisdiction, and each of the Parties hereto agrees that it shall not have any right to, and shall not, institute any Action of any kind challenging such determination or with respect to the matters that are the subject of this Section 2.07. The other Party’s only defense to such a request for enforcement shall be fraud by or upon the Independent Accountant or manifest error. Absent such fraud or manifest error, such other party shall reimburse the Party seeking enforcement for all of its expenses related to the enforcement of the Independent Accountant’s determination. The fees and costs of the Independent Accountants shall follow the methodology set forth in Section 2.07(b). The fees and costs of the Independent Accountants, if one is required, shall be borne by Buyer, on the one hand, and Seller, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Independent Accountants, which proportionate allocation will also be determined by the Independent Accountants.

(e) If the Closing Enrollment results in a decrease in the Closing Cash Purchase Price pursuant to Section 2.05, then Seller shall pay the amount of such decrease to Buyer in cash or other immediately available funds within five (5) Business Days of determination of the Closing Enrollment. If the Closing Enrollment results in an increase in the Closing Cash Purchase Price pursuant to Section 2.05, then Buyer shall pay the amount of such excess to Seller in cash or other immediately available funds within five (5) Business Days of determination of the Closing Enrollment. If the Closing Acquired Cash Amount exceeds the Estimated Acquired Cash Amount, then Buyer shall pay the amount of such excess to Seller in cash or other immediately available funds within five (5) Business Days of determination of the Closing Acquired Cash Amount. If the Estimated Acquired Cash Amount exceeds the Closing Acquired Cash Amount, then Seller shall pay the amount of such excess to Buyer in cash or other immediately available funds within five (5) Business Days of determination of the Closing Acquired Cash Amount. If the Closing Working Capital is greater than the Estimated Working Capital, then Buyer shall pay the amount of such excess to Seller in cash or other immediately available funds within five (5) Business Days of determination of the Closing Working Capital. If the Estimated Working Capital is greater than the Closing Working Capital, then Seller shall pay the amount of such excess to Buyer in cash or other immediately available funds within five (5) Business Days of determination of the Closing Working Capital. For the avoidance of doubt, if Seller fails to promptly pay any amounts due to Buyer under this Section 2.07(e), Buyer may demand that such amount be paid to Buyer from the Escrow Fund in accordance with the Escrow Agreement and the Seller shall promptly thereafter deposit such amount into the Escrow Fund.

Section 2.08 Determination of Working Capital Purchase Price Adjustment.

(a) At least ten (10) Business Days prior to the Closing Date, Seller shall have delivered to Buyer a written statement (the “Estimated Closing Statement”) setting forth Seller’s good faith estimate of Working Capital (the “Estimated Working Capital”) determined in accordance with the Working Capital Methodologies along with reasonable supporting detail to evidence the calculation thereof.

(b) On or after the first (1st) anniversary of the Closing Date, but no later than thirty (30) calendar days following the first (1st) anniversary of the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth (i) Buyer’s calculation of Acquired Cash (the “Final Acquired Cash Amount”) and (ii) Buyer’s calculation of the Working Capital (the “Final Working Capital”) determined in accordance with the Working Capital Methodologies, along with reasonable supporting detail as part of the Closing Statement to evidence the calculation thereof.

(c) Seller shall have thirty (30) days following Buyer’s delivery of the Closing Statement (the “Review Period”) to review the same. If Seller objects to any portion of the Closing Statement on or before the expiration of the Review Period, Seller shall deliver to Buyer a written statement setting forth in reasonable detail and accompanied by reasonable supporting information, its objection to the Closing Statement (the “Closing Statement Objection Notice”). During the Review Period, Buyer shall upon reasonable advance notice and during normal business hours permit Seller and its Representatives to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) and shall reasonably cooperate with Seller in obtaining work papers from Buyer’s accountants pertaining to or used in connection with the preparation of the Closing Statement and calculation of the Final Acquired Cash Amount and Final Working Capital, and provide Seller with copies thereof (as reasonably requested by Seller). If Seller does not deliver a Closing Statement Objection Notice to Buyer on or before the expiration of the Review Period, Seller shall be deemed to have accepted the Closing Statement and the calculations therein in full. Any determination set forth on the Closing Statement which is not specifically objected to in the Closing Statement Objection Notice shall be deemed accepted by Seller and shall be final and binding upon Seller upon delivery of the Closing Statement Objection Notice.

(d) In the event that Seller delivers a Closing Statement Objection Notice objecting to all or any portion of the Closing Statement within the Review Period, Buyer and Seller shall promptly meet and in good faith attempt to resolve such objections. Any such objections set forth in the Closing Statement Objection Notice which cannot be resolved between Buyer and Seller within thirty (30) days following Buyer’s receipt of the Closing Statement Objection Notice (the “Closing Statement Disputed Items”) shall be resolved in accordance with this Section 2.08(d). Should Seller and Buyer not be able to resolve such Closing Statement Disputed Items within the thirty (30) day period described above, either party may submit the matter to the Independent Accountants for review and resolution, with instructions to complete the same as promptly as practicable, but in any event within thirty (30) days of its engagement, and to resolve any objections consistent with the terms of this Agreement, including making the calculations in accordance with the Working Capital Methodologies. The Independent Accountants shall only have authority to make determinations in respect of Closing Statement Disputed Items, and all determinations shall be based solely on the presentations of Buyer and Seller and their respective representatives, and not by independent review. Buyer and Seller each shall provide the Independent Accountants with their respective determinations of the Closing Statement Disputed Items. In resolving any Closing Statement Disputed Item, the Independent Accountants: (i) shall be bound by the principles set forth in this Section 2.08, (ii) shall not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party, and (iii) shall act as an expert and not an arbitrator. The Parties shall instruct the Independent Accountants to deliver to each of Buyer and Seller a written statement setting forth its resolution of the dispute within thirty (30) days of the submission of the dispute to such firm, which resolution, absent manifest error, shall be binding and conclusive on the parties and not subject to appeal or further review. The Closing Statement shall be modified if necessary to reflect such determination by the Independent Accountants, as well as the resolution by or on behalf of the parties of any Closing

Statement Disputed Item. All Closing Statement Disputed Items that are resolved between Seller and Buyer and all Closing Statement Disputed Items that are determined by the Independent Accountants will be final, conclusive and binding on the Parties hereto and may be entered in any Court of competent jurisdiction, and each of the Parties hereto agrees that it shall not have any right to, and shall not, institute any Action of any kind challenging such determination or with respect to the matters that are the subject of this Section 2.08. The other Party’s only defense to such a request for enforcement shall be fraud by or upon the Independent Accountant or manifest error. Absent such fraud or manifest error, such other party shall reimburse the Party seeking enforcement for all of its expenses related to the enforcement of the Independent Accountant’s determination. The fees and costs of the Independent Accountants, if one is required, shall be borne by Buyer, on the one hand, and Seller, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Independent Accountants, which proportionate allocation will also be determined by the Independent Accountants.

(e) Determinations; Adjustments. If the Final Working Capital as finally determined pursuant to this Section 2.08 is greater than the Closing Working Capital, Buyer shall pay to Seller the full amount by which the Final Working Capital is greater than the Closing Working Capital in accordance with Section 2.08(f). If Final Working Capital as finally determined pursuant to this Section 2.08 is less than the Closing Working Capital, Seller shall pay to Buyer the full amount by which the Closing Working Capital is greater than Final Working Capital in accordance with Section 2.08(f). If the Final Acquired Cash Amount as finally determined pursuant to this Section 2.08 is greater than the Closing Acquired Cash Amount, Buyer shall pay to Seller the full amount by which Final Acquired Cash Amount exceeds Closing Acquired Cash Amount in accordance with Section 2.08(f). If the Final Acquired Cash Amount as finally determined pursuant to this Section 2.08 is less than the Closing Acquired Cash Amount, Seller shall pay to Buyer the full amount by which Closing Acquired Cash Amount exceeds Final Acquired Amount in accordance with Section 2.08(f). For the avoidance of doubt, if Seller fails to promptly pay any amounts due to Buyer under this Section 2.08(e), Buyer may demand that such amount be paid to Buyer from the Escrow Fund in accordance with the Escrow Agreement and the Seller shall promptly thereafter deposit such amount into the Escrow Fund.

(f) Final Payments. The amount (if any) owed to Seller, on the one hand, or to Buyer, on the other hand, pursuant to Section 2.08(e) shall be referred to as the “Final Closing Adjustment.” If Buyer is obligated to pay the Final Closing Adjustment, it shall make payment to Seller in cash by wire transfer of immediately available funds to an account or accounts designated by Seller. If Seller is obligated to pay the Final Closing Adjustment, Seller shall make payment to Buyer in cash by wire transfer of immediately available funds to an account or accounts designated by Buyer. Any payment required under this Section 2.08(f) shall be made within five (5) Business Days of the final determination of the Final Closing Adjustment. For the avoidance of doubt, if Seller fails to promptly pay any amounts due to Buyer under this Section 2.08(f), Buyer may demand that such amount be paid to Buyer from the Escrow Fund in accordance with the Escrow Agreement and the Seller shall promptly thereafter deposit such amount into the Escrow Fund.

Section 2.09 Allocation of Purchase Price. Within sixty (60) days after Closing, Buyer shall prepare and deliver to Seller a proposed allocation of the total consideration to be paid to Seller by Buyer pursuant to this Agreement for the Purchased Assets, which shall include relevant Assumed Liabilities, in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of Law, as appropriate) (the “Purchase Price Allocation”). In the event that Seller objects to the Purchase Price Allocation, Seller shall notify Buyer of such objection within twenty (20) days of receipt of the Purchase Price Allocation and the parties will endeavor to resolve such dispute in good faith prior to Closing. In the event that Buyer and Seller agree on the Purchase Price Allocation (or if Seller does not object within the twenty (20)-day period described above), each of Seller and Buyer and their respective Affiliates shall report and file Tax Returns, in all respects and for all Tax purposes consistent with such mutually agreed upon allocation, and neither Seller nor Buyer shall take any position (whether in audits, Tax Returns, or otherwise) which is inconsistent with such allocation, except as otherwise required by applicable Law or a determination within the meaning of Section 1313 of the Code. In the event that Buyer and Seller do not agree on the Purchase Price Allocation, the items in dispute shall be referred to the Independent Accountant for a determination that is final and binding on the Parties.

Section 2.10 Third Party Consents. Subject to Section 6.08(a) and Section 6.08(d), Seller, with Buyer’s reasonable cooperation, shall use reasonable best efforts to give all notices to, and obtain all consents from all third parties that are described on Section 4.04 of the Disclosure Schedules. To the extent that Seller’s or its Subsidiaries’ rights under any Contract constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained prior to the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller and Buyer shall, at Seller’s expense, cooperate in good faith and shall use their respective reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller or its Subsidiaries, as applicable, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing at Seller’s sole cost and expense, as Buyer’s agent in order to obtain for Buyer the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.10 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(b) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at the Closing.

Section 2.11 Withholding. Buyer shall be entitled to deduct and withhold from the consideration and any other amounts otherwise payable pursuant to this Agreement to Seller or any other Person such amounts as Buyer is required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Prior to any such withholding, Buyer shall give notice to Seller at least five (5) Business Days prior to Closing and will consult in good faith with Seller.

ARTICLE III

CLOSING

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the sale, assignment, transfer, conveyance and delivery of the Purchased Assets, and the assumption of the Assumed Liabilities (the “Closing”) shall take place remotely via the exchange of executed documents and other deliverables on the later of (i) the first calendar day of the first month following the date on which all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) or (ii) the earlier of (A) a Business Day during the Marketing Period to be specified by Buyer on no less than two (2) Business Days’ notice to the Seller (it being understood that such date may be conditioned upon the simultaneous completion of the Financing), and (B) the third (3rd) Business Day following the final day of the Marketing Period, or at such other time, date or place as Seller and Buyer may mutually agree upon in writing; provided, however, that Buyer may, in its sole discretion, elect that the Closing shall take place on the first Business Day of the first month following the month during which the Closing otherwise would occur pursuant to clauses (i) and (ii) of this first sentence of this Section 3.01. The date on which the Closing actually occurs is herein referred to as the “Closing Date.” If the Closing occurs on a day other than the first calendar day of a month, the Closing shall be deemed to have occurred and to be effective as of 12:01 a.m. on the first calendar day of the month during which the Closing otherwise would occur pursuant to the first sentence of this Section 3.01 (the “Effective Time”).

Section 3.02 Closing Deliverables. At the Closing, Seller shall deliver to Buyer the documents set forth in Section 7.02 and Buyer shall deliver to Seller the documents set forth in Section 7.03.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller hereby represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the Signing Date and as of the Closing Date, except to the extent that any such representation or warranty refers to a specified date, in which event such representation or warranty shall be true and correct as of such specified date. The Disclosure Schedules have been arranged in separately numbered sections corresponding to the Sections of this Article IV; however, the disclosure of any item in any section of the Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Schedules to which the relevance of such item is reasonably apparent on its face. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

Section 4.01 Organization and Qualification. Seller is a New York not-for-profit corporation duly organized, validly existing and in good standing under the Laws of the State of New York and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted.

Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.02 Subsidiaries.

(a) The name and the authorized, issued and outstanding capital stock or other equity interests, as applicable, of each of Seller’s Subsidiaries is listed on Section 4.02(a) of the Disclosure Schedules. Neither Seller nor any of its Subsidiaries owns, directly or indirectly, any capital stock of, or equity ownership or voting interest in, any Person (other than one of Seller’s Subsidiaries). Each of the issued and outstanding membership interests, shares of capital stock or other securities, as applicable, of each of Seller’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable (to the extent applicable) and Seller is the direct or indirect owner of all of the membership interests in, or capital stock or other securities of, each of such Subsidiary, free and clear of all Encumbrances other than restrictions on transfer imposed by federal and state securities Laws. There are no (i) outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or rights of any kind to acquire from any of Seller’s Subsidiaries, or that obligate any of Seller’s Subsidiaries to issue or register, or that restrict the transfer or voting of, any membership interest, capital stock or other security of, or any securities convertible into or exchangeable for membership interests, shares of capital stock or other securities, as applicable, of Seller’s Subsidiaries, (ii) outstanding securities convertible into or exercisable or exchangeable for any capital stock of any class or other equity interests or security of any of Seller’s Subsidiaries, (iii) obligations of Seller or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, preemptive rights, rights of first refusal or offer, conversion rights, exchange rights or other similar agreement or commitment relating to any capital stock of, or other equity, membership or voting interests (including any voting debt) in, Seller’s Subsidiaries, or (iv) dividends or similar distributions which have accrued or been declared but are unpaid on the capital stock, membership interests or other equity securities of Seller’s Subsidiaries and neither Seller nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of Seller’s Subsidiaries’ capital stock, membership interests or other equity securities. Neither Seller nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations, pursuant to which the holders would have the right to vote with the holders of capital stock of any such Subsidiary on any matter.

(b) Each of Sellers’ Subsidiaries is duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite entity power and authority to own, operate and lease its properties and assets and to carry on its business as currently conducted. If applicable, each such Subsidiary is duly licensed or qualified to do business as a foreign entity and is in good standing under the Laws of each jurisdiction listed on Section 4.02(b) of the Disclosure Schedules and each other jurisdiction in which the character of its properties or assets or in which the transaction of its business makes such licensing or qualification necessary, except where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Seller has delivered or made available to Buyer complete and correct copies of the organizational documents of Seller and its Subsidiaries as amended to date.

Section 4.03 Authority. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is or will be a party, the performance by Seller and its Subsidiaries of their obligations hereunder and thereunder and the consummation by Seller and its Subsidiaries of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Persons, and no other proceedings on the part of such Persons are requisite to authorize the execution, delivery and performance thereof by such Person. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.04 No Conflicts; Consents. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, and performance by Seller or any of its Subsidiaries of the obligations hereunder and thereunder, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws, operating agreement or other organizational documents of Seller or its Subsidiaries; (b) conflict with or result in a violation or breach of any provision of any Law or Order applicable to Seller, its Subsidiaries, the Business or the Purchased Assets; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the termination or acceleration of or create in any party a right of purchase, sale, acceleration, termination, modification or cancellation under, any Material Contract or Permit to which Seller or its Subsidiaries is a party or by which any of them or the Purchased Assets are bound or affected (for purposes of this Section 4.04(c), in each case, without giving effect to Section 2.10 and, for the avoidance of doubt, including any Material Contracts which are Excluded Contracts); or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or its Subsidiaries in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the performance and consummation by Seller or its Subsidiaries of the transactions contemplated hereby and thereby.

Section 4.05 Financial Statements.

(a) Section 4.05(a) of the Disclosure Schedules contains complete and correct copies of the audited consolidated financial statements consisting of the balance sheet of Seller as at December 31st in each of the 2016, 2015 and 2014 fiscal years and the related statements of operations, changes of net assets and cash flows, including the notes thereto, and schedules thereto, accompanied by the reports thereon of the Seller’s independent auditors for the years then ended (the “Audited Financial Statements”), and unaudited consolidated financial statements consisting of the balance sheet of Seller as at June 30, 2017 and the related statements of operations, changes of net assets and cash flows, including the notes thereto, and schedules thereto, accompanied by the reports thereon of the Seller’s independent auditors, for the six-month period then ended and comparable prior period (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been, and any additional financial statements delivered pursuant to Section 6.22(d) (together with the Financial Statements, the “Financial Statement Deliverables”) will be prepared from the books and records of Seller and have been, or will be, as applicable, prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (none of which year-end adjustments would, alone or in the aggregate, be material to Seller) and the absence of notes. The Financial Statement Deliverables fairly and accurately present, or will fairly and accurately present when delivered and at all times thereafter, in all material respects the consolidated financial condition of Seller and its Subsidiaries as of the respective dates they were prepared and the results of the operations, equity and cash flows of Seller and its Subsidiaries for the periods indicated. The consolidated balance sheet of Seller as of December 31, 2016 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

(b) Seller and its Subsidiaries do not have any Liabilities, except for (i) Liabilities specifically disclosed, reflected in or reserved against in the Balance Sheet, (ii) Liabilities arising from executory obligations under Contracts to which Seller, any of its Subsidiaries or any of their respective assets may be bound that were entered into in the ordinary course of business, other than any such Liabilities resulting from a breach of such Contracts, (iii) Liabilities disclosed on Section 4.05(b) of the Disclosure Schedules, (iv) Liabilities which have arisen in the ordinary course of business and consistent with past practice since the Balance Sheet Date, none of which is a material Liability arising from a breach of contract, breach of warranty, tort, infringement, action or a violation of Law and (v) Liabilities under this Agreement.

(c) Seller and its Subsidiaries maintain, and during the last three (3) years have maintained, systems of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects, including but not limited to internal accounting controls sufficient to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorization; (B)

transactions are recorded as necessary to permit the preparation of financial statements of Seller and its Subsidiaries in conformity with GAAP and maintain accountability for assets; and (C) the recorded accountability for assets is maintained at reasonable intervals and appropriate action is taken with respect to any differences. During the last three (3) years (i) no complaints from any source outside Seller or its Subsidiaries regarding accounting, internal accounting controls or auditing matters relating to Seller or any of its Subsidiaries, and (ii) no concerns from any employees of Seller or its Subsidiaries regarding questionable accounting or auditing matters relating to Seller or its Subsidiaries, have been received by Seller or any of its Subsidiaries or members of the management of Seller or its Subsidiaries.

(d) The accounts receivable and other receivables reflected on the Audited Financial Statements, and those arising in the ordinary course of business after the date thereof, (i) are calculated in accordance with GAAP, (ii) are valid receivables that have arisen from bona fide transactions in the ordinary course of business, (iii) are not subject to any counterclaims, setoffs, adjustments, defenses, security interests or Encumbrances and (iv) have not been factored or sold.

(e) Other than the Indebtedness as set forth in Section 4.05(e) of the Disclosure Schedules, Seller and its Subsidiaries have no other outstanding Indebtedness. There exists no Indebtedness owed by Seller to any of its Subsidiaries or any of Seller’s Subsidiaries to Seller.

Section 4.06 Absence of Certain Changes, Events and Conditions. Except as otherwise contemplated by this Agreement, during the period since December 31, 2016, Seller and its Subsidiaries have operated the Business in the ordinary course of business consistent with past practice and there has not been, with respect to the Business or the Purchased Assets, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, a Material Adverse Effect;

(b) sale, lease, exchange, license, mortgage, pledge, subjection to any Encumbrance, transfer or other disposition of any of the Purchased Assets;

(c) amendment of the organizational documents of Seller or its Subsidiaries;

(d) cancellation, amendment, compromise, termination, release or waiver of any debts, rights or claims relating to the Business or the Purchased Assets;

(e) incurrence of any Indebtedness or the making of any loans, advances or guarantees, in each case affecting the Business or the Purchased Assets, except in the ordinary course of business consistent with past practice;

(f) deferral of any capital expenditure or authorization of, or the making of any, capital expenditures for the Business in an aggregate amount exceeding Ten Million Dollars ($10,000,000);

(g) imposition of any Encumbrance upon any of the Purchased Assets, except for Permitted Encumbrances;

(h) increase in the bonus targets or payments, wages, salaries, severance payments, change in control payments or other compensation or fringe benefits of any employees, other than in the ordinary course of business;

(i) adoption, termination, amendment or modification of any Seller Employee Plan, other than actions in the ordinary course of business and the effect of which in the aggregate would not increase the obligations of Seller or its Subsidiaries by more than two percent (2%) of its existing annual obligations to such plans;

(j) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(k) purchase or other acquisition (by merger, exchange, consolidation, acquisition of stock or assets or otherwise), or sale, lease or disposal, of any property, material asset, corporation, partnership, joint venture, limited liability company or other business organization or division or material assets thereof, other than in the ordinary course of business consistent with past practice;

(l) entry into any agreement which limits the scope or conduct of the operations or prospects of the Business other than in the ordinary course of business consistent with past practice;

(m) entry into any transaction with any Affiliate of Seller (other than its Subsidiaries) or any officers or directors of Seller or its Subsidiaries;

(n) (i) amendment, waiver, modification or consent to the termination of any Material Contract, or amendment, waiver, modification or consent to the termination of Seller’s or its Subsidiaries’ rights thereunder other than in the ordinary course of business consistent with past practice or (ii) entry into any Material Contract in connection with the Business or the Purchased Assets other than in the ordinary course of business consistent with past practice;

(o) change in any material Tax or financial accounting methods, practices, policies or principles or elections from those utilized in the preparation of the Audited Financial Statements, other than any such changes as may be required under GAAP;

(p) payment, discharge or satisfaction of any claim or Liability relating to the Business or the Purchased Assets, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of Liabilities reflected or reserved against on the Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;

(q) lapse of any existing policy of insurance relating to the Business or the Purchased Assets;

(r) lapse of any right relating to or arising out of Purchased Intellectual Property or any other Intellectual Property material to the Business;

(s) acceleration of the collection of or discounting of any accounts receivable and other receivables reflected on the Audited Financial Statements, delay in the payment of liabilities that would become Assumed Liabilities or deferment of expenses, or other increase in the cash on hand in connection with the Business, except in the ordinary course of business consistent with past practice;

(t) commencement or settlement of any Action relating to the Business, the Purchased Assets or the Assumed Liabilities, except for settlements of Actions or potential Actions in the ordinary course of business consistent with past practice and so long as such settlement will not create any material obligation on behalf of Buyer following the Closing;

(u) conclusion of or agreement to any corrective action plans, consents, decrees, actions or Orders, other than in the ordinary course of business consistent with past practice;

(v) change in or revocation of any material Tax election; settlement or compromise of any material claim or assessment in respect of Taxes; surrender of any right to claim a material Tax refund; amendment to any material position on a Tax return; change in any Tax accounting method; entrance into any closing agreement relating to any material Tax; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; or

(w) commitment or agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07 Contracts.

(a) Section 4.07(a) of the Disclosure Schedules lists each Provider Contract pursuant to which Seller has paid or received in excess of Ten Million Dollars ($10,000,000),with respect to Provider Contracts with facilities, and Two Million Dollars ($2,000,000), with respect to Provider Contracts with non-facilities, in the twelve (12) month period ended June 30, 2017 (each such Provider Contract, a “Material Provider Contract”).

(b) Section 4.07(b) of the Disclosure Schedules, by applicable subsection, sets forth a correct and complete list of each of the following Contracts (including all amendments or modifications thereto) (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller or its Subsidiaries is a party or by which it is bound in connection with the Business or the Purchased Assets (collectively with the Material Provider Contracts, the Real Property Leases and any agreement that addresses the provisions for business associate contracts required by 45 C.F.R. § 164.504(e) or § 164.314(a), as amended, the “Material Contracts”):

(i) all employment or other personal services Contracts providing for annual compensation in excess of One Hundred Thousand Dollars ($100,000), other than any such Contract that may be canceled by Seller or its Subsidiary without penalty upon no more than ninety (90) days’ notice;

(ii) all Contracts with any Governmental Authority including (A) the Payor Contracts, (B) any power of attorney granted by Seller or any of its Subsidiaries to any Governmental Authority or other Person, and (C) any Contract under which Seller or any of its Subsidiaries is, to the Knowledge of Seller, a subcontractor or downstream contractor under a Contract with any Governmental Authority;

(iii) all Contracts between Seller and any Affiliate of Seller;

(iv) all Contracts between Seller and a management contractor, as such term is defined in 10 N.Y.C.R.R. § 98-1.2(z);

(v) Contracts involving shared risk arrangements, including reinsurance, coinsurance or retrocession treaties, to which Seller or any of its Subsidiaries is a party as a cedent, and any such terminated or expired Contracts under which there remains any outstanding Liability;

(vi) Contracts with vendors providing for payments by or to Seller and its Subsidiaries in excess of Five Million Dollars ($5,000,000) during the fiscal year ended December 31, 2016;

(vii) without duplication of clause (vi) above, Contracts with any suppliers accounting for at least Five Million Dollars ($5,000,000) in expenditures of Seller and its Subsidiaries for the fiscal year ended December 31, 2016;

(viii) Contracts with any licensed producer or broker relating to the sale of Seller’s health plans providing for annual payments by Seller in excess of Five Hundred Thousand Dollars ($500,000);

(ix) Contracts pursuant to which Seller or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment Liabilities, including Contracts providing for indemnification to or from any Person with respect to Liabilities relating to any current or former business of Seller or any of its Subsidiaries;

(x) Contracts or agreements relating to or evidencing Indebtedness of Seller or any of its Subsidiaries or any mortgage, pledge, indenture or security agreement or similar arrangement constituting an Encumbrance on the Purchased Assets;

(xi) any lease (capital or operating) or license, that is not a Real Property Lease, under which Seller or any of its Subsidiaries is the lessee and is obligated to make payments in excess of One Million Dollars ($1,000,000) per annum;

(xii) Contracts for the sale or purchase of (A) personal property having a value individually, with respect to outstanding sale or purchase obligations thereunder, in excess of One Million Dollars ($1,000,000) or (B) the equity interests or a material portion of the assets of any Person or any other acquisition, divestiture, merger, consolidation or business combination transaction;

(xiii) Contracts that (A) purport to restrict or limit in any respect or contain limitations on (x) the ability of Seller or any of its Subsidiaries or their respective employees to freely compete in any line of business or to solicit customers, suppliers or any other business, anywhere in the world (other than customer contracts and non-disclosure agreements entered into in the ordinary course of business that contain employee non-solicitation obligations) or (y) the manner in which, or the localities in which, Seller or any of its Subsidiaries may operate, (B) provide “most favored nation” or similar status to any customer or provider, (C) contain any exclusivity provision binding on Seller or any of its Subsidiaries or that materially limit or purport to limit the ability of the Business or Seller or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or property, (D) require the purchase of any product or service exclusively from a single party or grant exclusive rights to marketing or distribution or (E) grant to any Person (other than Seller or any of its Subsidiaries) an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets which are material to Seller or any of its Subsidiaries;

(xiv) Contracts relating to the creation, formation, operation, management or control of any partnership, joint venture or other similar entity to which Seller or any of its Subsidiaries is a party;

(xv) any collective bargaining or other labor agreement, or Contracts setting forth any of the terms or conditions relating to, the employment, retention, change in control, transaction bonus, personal services, consulting, severance, golden parachute or similar Contract or engagement or termination thereof with respect to any director, officer, employee of Seller or any of its Subsidiaries, or any independent contractor, agent or consultant of Seller or any of its Subsidiaries;

(xvi) Contracts concerning Business Intellectual Property, including agreements pursuant to which Seller or any of its Subsidiaries is a named party and licenses or is otherwise permitted to use, hold for use or register any rights under any Business Intellectual Property owned by a third party (but excluding licenses for off-the-shelf Software having an acquisition price in the aggregate for all such related Software of less than One Million Dollars ($1,000,000)) and agreements pursuant to which Seller or any of its Subsidiaries grants licenses or otherwise permits any Person to use or register any Business Intellectual Property;

(xvii) Contracts relating to the settlement of any Actions, other than (A) releases immaterial in nature or amount entered into with former employees or current or former independent contractors in the ordinary course of business, and (B) settlement agreements entered into more than three (3) years prior to the date of this Agreement under which none of Seller or its Subsidiaries have any continuing obligations or Liabilities equal to or greater than One Million Dollars ($1,000,000) or rights (excluding releases);

(xviii) Contracts that relate to any off-balance sheet arrangements, loss sharing, or loss guarantee and contingent purchase transactions, special purpose entity transactions or other similar transactions of Seller or any of its Subsidiaries, and any hedging, derivatives or similar Contracts or arrangements;

(xix) any Contract pursuant to which Seller or any of its Subsidiaries provides practice management or otherwise manages the business of another Person in exchange for a management fee;

(xx) Contracts that require capital expenditures in excess of Three Million Dollars ($3,000,000) and are not fully performed as of the date of this Agreement;

(xxi) Contracts that require or are reasonably likely to require annual or one time payments or delivery of goods, services, materials, Intellectual Property or other assets from third parties to Seller or its Subsidiaries of at least Five Million Dollars ($5,000,000), in each case that are not terminable for convenience by Seller or its Subsidiaries on ninety (90) days’ notice or less and that are not Contracts of a type that are described in another subsection of this Section 4.07(b); and

(xxii) Contracts not otherwise disclosed in Section 4.07(b) of the Disclosure Schedules that are either material to Seller or any of its Subsidiaries, or were not entered into by Seller or any of its Subsidiaries in the ordinary course of business.

(c) Seller has made available to Buyer accurate and complete copies of all Material Contracts with all amendments, waivers or other changes thereto. Each Material Contract is valid, enforceable and binding on Seller (or its Subsidiary party thereto) and, to the Knowledge of Seller, against each other party thereto in accordance with its terms and is in full force and effect, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity). None of Seller nor any of its Subsidiaries party thereto or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any (i) notice of any intention to terminate, cancel or materially modify any Material Contract or (ii) claim for damages or indemnification with respect to the products or performance of services pursuant to any Material Contract. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would result in a breach of or constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

Section 4.08 Title to and Sufficiency of Purchased Assets; Leased Real Property.

(a) Section 4.08(a) of the Disclosure Schedules sets forth all real property leased, licensed or occupied by Seller or its Subsidiaries and used in connection with the Business (collectively, the “Leased Real Property”), and a list, as of the date of this Agreement, of all leases, licenses and occupancy agreements for each Leased Real Property (collectively, the “Real Property Leases”). The Real Property Leases constitute valid leasehold interests, are valid and binding on Seller or its Subsidiaries, and are in full force and effect. Seller or its Subsidiaries are in peaceful and undisturbed possession of the property leased under the Real

Property Leases and there are no contractual or legal restrictions that preclude or restrict the ability of Seller or its Subsidiaries to use the Leased Real Property for the purposes for which they are currently being used. The Leased Real Property is adequate and suitable for the purposes for which it is presently being used and Seller or its Subsidiaries have adequate rights of ingress and egress into and from each for the operation of the business of Seller or its Subsidiaries in the ordinary course. None of the Real Property Leases, or the Leased Real Property thereunder, are subject to any prime, ground or master lease, mortgage, deed of trust or other Encumbrance or interest which would entitle the interest holder to interfere with or disturb the rights of Seller or its Subsidiaries under the Real Property Leases so long as no default under the applicable Real Property Lease exists, or if it is, then Seller or its Subsidiaries have delivered the appropriate subordination and non-disturbance agreement for the applicable Real Property Lease confirming that the rights of Seller or its Subsidiaries under the Real Property Lease will not be disturbed. Neither Seller nor its Subsidiaries have collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein. Neither Seller nor its Subsidiaries have subleased, licensed or otherwise granted to any Person the right to use or occupy any portion of the Leased Real Property. Neither Seller nor its Subsidiaries have granted any options or rights of first refusal to purchase or lease all or a portion of the Leased Real Property. Neither Seller nor its Subsidiaries have received written notice indicating that the Leased Real Property, or the condition or use thereof, including the operation of Seller’s or its Subsidiaries’ business, or any of the buildings, structures, fixtures and other improvements thereon contravenes or violates any building, zoning, fire safety, health safety or other applicable Law, and the Leased Real Property is in good condition and repair and have been maintained in accordance with normal industry practice. Neither Seller nor its Subsidiaries have received written notice of and there are no existing, proposed or threatened eminent domain or other proceedings that would result in the taking of all or any part of the Leased Real Property. Seller hereby represents and warrants that neither Seller nor its Subsidiaries owns a fee interest in any real property other than the Seller Headquarters, which real property is owned by Seller’s Subsidiary, Rego Park LLC.

(b) After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, the Purchased Assets (other than the assets set forth on Section 4.08(b) of the Disclosure Schedules) constitute all assets, services, properties, goodwill and rights (including intellectual property rights) which (i) were used in the Business immediately prior to the Closing and (ii) are necessary and sufficient to operate the Business following the Closing in the same manner as the Business is operated as of the Signing Date and immediately prior to the Closing.

(c) All of the Purchased Assets are in satisfactory operating condition and repair for the uses to which they are being put, subject to ordinary wear and tear and ordinary maintenance requirements, and are usable in the ordinary course of business and conform in all material respects with all applicable Laws relating to their use and operation. Seller and its Subsidiaries have good and marketable title to, a valid leasehold interest in, or a valid license to use, all of the Purchased Assets (whether real, personal, or mixed and whether tangible or intangible), free and clear of all Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Section 4.08(b) of the Disclosure Schedules;

(ii) liens for Taxes not yet due and payable as of the Closing Date; or

(iii) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising under Law and incurred in the ordinary course of business consistent with past practice for amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

Section 4.09 Intellectual Property.

(a) Seller or one of its Subsidiaries exclusively owns (or has the right to use pursuant to an Assigned Contract) all Business Intellectual Property free and clear of any exclusive licenses and Encumbrances other than Permitted Encumbrances. As of the date of this Agreement, the Purchased Intellectual Property is solely and exclusively owned by Seller or one of its Subsidiaries and is subsisting, valid, and has not expired, been cancelled, or abandoned, as applicable. The Business Intellectual Property constitutes all of the Intellectual Property used in or reasonably necessary for the conduct of the Business as currently conducted or proposed to be conducted.

(b) The conduct of the Business as currently conducted and as has been conducted does not and has not infringe(d), misappropriate(d) or otherwise violate(d) the Intellectual Property rights of any Person, nor does the Purchased Intellectual Property owned by Seller nor Seller’s products or services infringe, misappropriate or violate any Intellectual Property rights of any Person. Neither Seller nor any of its Affiliates has received any written or, to Seller’s Knowledge, oral offer of a license or complaint, claim, demand or notice (i) alleging or implying that it has infringed or misappropriated any Intellectual Property rights of any third party (including any claim that Seller or its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party), or (ii) contesting or seeking to deny or restrict or otherwise concerning the validity, use, ownership, registrability or enforceability of any Business Intellectual Property. To Seller’s Knowledge, no Person is infringing, misappropriating or otherwise violating or has infringed, misappropriated or otherwise violated any Purchased Intellectual Property, and no such claims have been made by Seller or any of its Affiliates.

(c) Section 4.09(c) of the Disclosure Schedules sets forth a complete and accurate list of all Registered Intellectual Property, indicating for each such item the registration or application number and the applicable filing jurisdiction, and the date of expiration on the use of such item or indication that such use is perpetual.

(d) Section 4.09(d) of the Disclosure Schedules identifies each item of material Intellectual Property that is Licensed Intellectual Property, other than commercially available “off the shelf” Software that has not been modified or customized for use by Seller or its Subsidiaries, and lists all Contracts pertaining to Licensed Intellectual Property. Seller has made available to Buyer correct and complete copies of all Contracts pursuant to which Seller or its Subsidiaries have received the right to use such Licensed Intellectual Property (as amended to date).

(e) Section 4.09(e) of the Disclosure Schedules lists all Contracts pursuant to which Seller has granted any license or option to any third party with respect to any Business Intellectual Property. With respect to each Contract listed on Section 4.09(d) or Section 4.09(e) of the Disclosure Schedules, none of Seller, its Subsidiaries or any other party thereto is in material breach or default of, or has repudiated, any provision of the Contract. All such Contracts shall be deemed “Assigned Contracts” for purposes of this Agreement.

(f) Seller and its Subsidiaries have taken commercially reasonable actions consistent with industry-standard practice to protect in all material respects the confidentiality, integrity and security of all trade secrets and confidential information stored or contained in the Business Intellectual Property or transmitted thereby from any unauthorized use, access, destruction or modification, and to Seller’s Knowledge, no such use, access, destruction or modification has occurred.

(g) Each item of Business Intellectual Property will be owned, licensed and available for use by Buyer on similar terms following the consummation of the transactions contemplated hereby as such items were owned, licensed and available for use to Seller and its Subsidiaries for the operation of the Business as operated prior to the consummation of the transactions contemplated hereby.

(h) Seller and its Subsidiaries have sufficient rights to use all Software, middleware and systems, information technology equipment, and associated documentation used or held for use in connection with the operation of the Business (the “Business IT Assets”), all of which rights shall survive unchanged following the consummation of the transactions contemplated hereby. The Business IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the operation of the Business. The Business IT Assets have not malfunctioned or failed in the past three (3) years, except for malfunctions or failures that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 4.10 Legal Proceedings; Orders.

(a) There are no Actions pending or, to Seller’s Knowledge, threatened against (including by any public authority) or by Seller or any of its Subsidiaries (i) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin, restrain, prohibit or otherwise delay the execution and delivery by Seller of this Agreement or the consummation of the transactions contemplated hereby. There is not currently, and in the past three (3) years there has not been, any Action against Seller or its Subsidiaries or relating to Seller, its Subsidiaries or the Business that is, or was, not fully covered by Seller’s insurance policies (subject to any applicable deductible).

(b) There are no outstanding Orders or consent decrees or other similar agreements, to the Knowledge of Seller no such Order or consent decree or other similar agreement is threatened, and there are no unsatisfied judgments, penalties or awards against, relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities. Neither Seller nor its Subsidiaries is subject to any outstanding Order which would reasonably be expected to have a material adverse effect on the ability of Seller or its Subsidiaries to consummate the transactions contemplated hereby.

Section 4.11 Compliance With Laws.

(a) Each of Seller and its Subsidiaries are, and for the past six (6) years have been, in compliance in all material respects with all Laws and Orders applicable to the conduct of the Business or the ownership and use of the Purchased Assets. Neither Seller nor any of its Subsidiaries nor their officers nor directors has, within the past six (6) years, received any notice, Order, complaint or other communication from any Governmental Authority or any other Person regarding any actual or alleged material violation of any Law or Order applicable to it. To Seller’s Knowledge, no Governmental Authority has instituted, implemented, taken or threatened to take, and no Governmental Authority intends to take, any other action the effect of which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

(b) All Permits required for Seller and its Subsidiaries to conduct the Business or for the ownership and use of the Purchased Assets have been duly obtained by Seller or such Subsidiaries and are valid and in full force and effect. Section 4.11(b) of the Disclosure Schedules sets forth a complete and correct list of all Permits that are necessary for Seller or its Subsidiaries to conduct the Business or for the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. Each of Seller and its Subsidiaries is and has been in compliance in all material respects with such Permits and no event has occurred or circumstances exists that (with or without the lapse of time or the giving of notice, including as a result of the transactions contemplated by this Agreement) would reasonably be expected to constitute or result in Seller’s or any of its Subsidiaries’ material failure, default or violation under any of their respective Permits, or that could reasonably be expected to result in any loss, expiration, or termination of any such Permit, and there are no Actions pending or, to the Knowledge of Seller, threatened in writing relating to the suspension, failure to renew, revocation, withdrawal, penalty, payment, fine or modification of any of the Permits. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not adversely affect, in any material respect, any such Permits or result in the revocation, cancellation, suspension or modification, in any material respect, of any such Permits, such that all such Permits shall be available for use by Buyer or Seller’s Subsidiaries immediately after the Closing, in each case, to the same extent such Permits were available for use by Seller and its Subsidiaries immediately prior to the Closing.

(c) None of Seller or any of its Subsidiaries, or to the Knowledge of Seller, any officer, director, employee or agent of any of the foregoing, have (i) offered, authorized, promised, made or agreed to make gifts of money, other property or similar benefits or contributions (other than incidental gifts or articles of nominal value) to any actual or potential customer, provider, supplier, governmental employee, Governmental Authority or other Person in a position to assist or hinder Seller or any of its Subsidiaries in connection with any actual or proposed transaction or to any political party, political party official or candidate for federal, state or local public office in violation of any Law or (ii) maintained any unrecorded fund or asset of Seller or any of its Subsidiaries for any improper purpose or made any intentional false entries on its books and records for any reason.

Section 4.12 HIPAA and Privacy.

(a) Seller and each of its Subsidiaries has adopted, maintains and operates pursuant to a written privacy policy (the “Privacy Policy”) regarding, among other things, the collection and use of information from its Enrollees, customers and visitors to the websites of Seller or any of its Subsidiaries (“Enrollee Information”). The Privacy Policy and Seller’s and each of its Subsidiaries’ actions thereunder are in compliance in all material respects with all applicable Laws and industry standards and practice, including all applicable HIPAA requirements and other Information Privacy and Security Laws. The Privacy Policy (a copy of which has been delivered to Buyer prior to the Signing Date) applies to all Enrollees, and no other privacy policies regarding the collection and use of Enrollee Information have been adopted or used by Seller have been provided to Enrollees by or on behalf of Seller or any of its Subsidiaries. In addition to the Privacy Policy, Seller and each of its Subsidiaries has adopted reasonable internal written policies and procedures that comply with applicable Information Privacy and Security Laws with respect to privacy, data protection, security, processing, collection, disclosure and use of Personal Information. Seller and each of its Subsidiaries is in compliance in all material respects with the Privacy Policy and such internal policies, and does not use Enrollee Information in an unlawful manner or in a manner that violates the privacy rights of its Enrollees, including its Enrollees’ rights under HIPAA or other Information Privacy and Security Laws.

(b) Seller’s and each of its Subsidiaries’ receipt, collection, monitoring, maintenance, creation, transmission, use, analysis, disclosure, storage, disposal and security of Personal Information has complied, and complies, with (i) any Contracts to which Seller or its Subsidiaries is party, (ii) applicable Information Privacy and Security Laws, (iii) if applicable, PCI DSS, and (iv) all consents and authorizations that apply to Seller’s and/or its Subsidiaries’ receipt, access, use and disclosure of Personal Information. Seller and each of its Subsidiaries has all necessary authority, consents and authorizations to receive, access, use and disclose the Personal Information in Seller’s and/or each of its Subsidiaries’ possession or under its control in connection with the operation of Seller and/or its Subsidiaries.

(c) Seller and each of its Subsidiaries has, in all material respects, protected the confidentiality, integrity and security of its Personal Information and IT Assets against any unauthorized control, use, access, interruption, modification or corruption in conformance with Information Privacy and Security Laws.

(d) There has been no data security breach or unauthorized access, control, use, modification or destruction of any IT Asset, or unauthorized access, use, acquisition or disclosure of any Personal Information owned, used, stored, received, or controlled by or on behalf of Seller or any its Subsidiaries, including any unauthorized access, use or disclosure of Personal Information that would constitute a breach for which notification to individuals and/or Governmental Authorities is required under any applicable Information Privacy and Security Laws or Contracts to which Seller or its Subsidiaries is a party.

(e) Neither Seller nor any of its Subsidiaries are subject to any Orders, nor are any Orders pending or, to the Knowledge of Seller or any its Subsidiaries, threatened against Seller or any of its Subsidiaries or its “workforce” (as defined under HIPAA) regarding or relating to Seller’s or any if its Subsidiaries’ processing of Personal Information.

(f) The (A) collection, storage, processing, transfer, sharing and destruction of Personal Information in connection with the transactions contemplated by this Agreement and (B) execution, delivery and performance of this Agreement and the other agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby complies with Seller’s and each of its Subsidiaries’ applicable privacy notices and policies and with all applicable Information Privacy and Data Security Laws. Seller has the right to assign to Buyer, and Buyer shall have the right to possess and use following the Closing, all Personal Information and Enrollee Information as used or held for use by Seller and its Subsidiaries in the Business prior to the Closing.

(g) Seller and each of its Subsidiaries has performed a security risk assessment no less frequently than annually that meets (i) the standards set forth at 45 C.F.R. § 164.308(a)(1)(ii)(A), including an assessment as described at 45 C.F.R. § 164.306(d)(3), taking into account factors set forth in 45 C.F.R. § 164.306(a)–(c); (ii) to the extent applicable, the requirements of the PCI DSS; (iii) any requirements to perform security assessments under any Information Privacy and Security Law; and (iv) any obligations to perform security assessments set forth in any Contracts to which Seller or a Subsidiary is party (collectively, the “Security Risk Assessment”). Seller and each of its Subsidiaries has addressed all threats and deficiencies identified in every Security Risk Assessment.

Section 4.13 Employment and Benefits Matters.

(a) Section 4.13(a) of the Disclosure Schedules sets forth, for each employee of Seller and its Subsidiaries the following: (i) name; (ii) title or position (including whether full or part time, exempt or non-exempt); hire date; (iii) current annual base compensation rate; and (iv) commission, bonus or other incentive-based compensation, to be updated following the date hereof upon reasonable request of Buyer so that Buyer may satisfy its obligations under Section 6.05.

(b) Neither Seller nor any of its Subsidiaries is a party to, bound by, or negotiating any labor agreement, collective bargaining agreement or similar labor-related agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not any Union representing or purporting to represent any employee of Seller or any of its Subsidiaries, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller, its Subsidiaries or any employees of the Business

(c) In the last six (6) years, Seller and each of its Subsidiaries is and has been in compliance with all applicable Laws regarding employment and employment practices (including anti-discrimination), terms and conditions of employment and wages and hours (including classification of employees and independent contractors, and equitable pay practices) and other laws in respect of any reduction in force (including notice, information and consultation requirements). Neither Seller nor any of its Subsidiaries is or has been a joint employer, single employer or co-employer with or alter ego of any other Person.

(d) There is not any (i) unfair labor practice charge or complaint against Seller or any of its Subsidiaries pending before the National Labor Relations Board or any similar state or local agency relating to an alleged violation or breach of any Laws or (ii) Action pending or, to Seller’s Knowledge, threatened against Seller or any of its Subsidiaries concerning employment-related matters, employees of Seller and its Subsidiaries, or violation of any Laws regarding employment and employment practices or breach of any contractual obligations.

(e) There are no Actions, including audits, requests for information, investigations, complaints, charges, or claims with respect to any regular or leased employee, consultant, or independent contractor of Seller or any of its Subsidiaries pending with or threatened by the Equal Employment Opportunity Commission, the Department of Labor, the Internal Revenue Service, the National Labor Relations Board, or any other Governmental Authority.

(f) No employee of Seller or any of its Subsidiaries is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to Seller or any of its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by of Seller or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(g) Section 4.13(g) of the Disclosure Schedules contains a list of each material Seller Employee Plan and indicates each Assumed Plan. With respect to each material Seller Employee Plan, Seller has furnished or made available to Buyer true and complete copies of the governing plan document and amendments thereto and, as applicable, (i) the trust agreement or other governing document for any related funding vehicle, (ii) the current summary plan description and any related summary of material modifications and (iii) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Authority relating to any compliance issues in respect of any such Seller Employer Plan.

(h) Each Seller Employee Plan and related trust or other funding vehicle has been established, administered, funded and maintained in all material respects in accordance with its terms and in compliance in all material respects with applicable Law. All contributions, benefit payments and premium deposits or payments required to be made by Seller or a Subsidiary under the Seller Employee Plans have been made or paid by the due date thereof, and all contributions, benefit payments and premium deposits or payments that have accrued but have not been made or paid because they are not yet due have been properly accrued in the Financial Statements. No claims, investigations or other proceedings (other than routine claims for benefits) are pending or, to the Knowledge of Seller, threatened against or with respect to any Seller Employee Plan. With respect to each Seller Employee Plan, (A) the Seller has not engaged in any nonexempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) and (B) neither the Seller nor any other “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Seller Employee Plan.

(i) In the last six (6) years, neither Seller nor any of its ERISA Affiliates has participated in, maintained or been liable for contributions to, nor does any of them have any Liability, contingent or otherwise, with respect to a plan that is a “pension plan” (within the meaning of Section 3(2) of ERISA) that is or was subject to Section 412 of the Code or Section 302 or Title IV of ERISA or that is or was a “multiemployer plan” (within the meaning of Section 3(37) of ERISA).

(j) No Encumbrance has been imposed on the Purchased Assets pursuant to Section 302, 303 or Title IV of ERISA or Section 412 or 430 of the Code and no fact exists that would reasonably be expected to give rise to any such Encumbrance. Other than as required by Section 4980B of the Code or other similar applicable Law, no Seller Employee Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

(k) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the acceleration of vesting or payment, trigger any payment or funding, or increase the amount or value of any compensation, payment or benefits (including severance and unemployment compensation) to any current or former employee or consultant of Seller or any of its Subsidiaries. No provision of a benefit, acceleration, or amount to be paid with respect to any current or former employee of, or consultant or other service provider to, Seller or any of its Subsidiaries, would individually or in the aggregate, whether alone or in combination with any other event, (i) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (ii) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

(l) Each Seller Employee Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been maintained and operated in all respects in a manner that conforms with the applicable documentary and operational requirements of Section 409A of the Code.

Section 4.14 Taxes.

(a) All material Tax Returns required to be filed by Seller or its Subsidiaries have been timely filed. Such Tax Returns are true, complete and correct in all material respects. All Taxes due and owing by Seller or its Subsidiaries (whether or not shown on any Tax Return) have been, or will be, timely paid. All Taxes of Seller and its Subsidiaries that have accrued, but are not yet due and payable, have been properly accrued on the Financial Statements in accordance with GAAP.

(b) There are no pending or, to Seller’s Knowledge, threatened audits, investigations, disputes, notices of deficiency, claims or other Actions for or relating to any Taxes of Seller or any Subsidiary. Neither Seller nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that has not been resolved.

(c) There are no Encumbrances for Taxes upon any of the Purchased Assets other than Permitted Encumbrances.

(d) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(e) Seller is exempt from tax within the meaning of Code section 501(a) and is an organization described in Code section 501(c)(3).

(f) The IRS has not revoked Seller’s status as an organization exempt from tax under Code section 501(c)(3) by ruling letter or otherwise.

(g) Neither Seller nor any Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(h) In the past two (2) years, neither Seller nor any Subsidiary has distributed stock of another Person in a distribution that was purported or intended to be governed by Code section 355(a).

(i) No claim has been made or, to the Knowledge of Seller, threatened by a taxing authority in a jurisdiction where neither Seller nor any of its Subsidiaries has filed a Tax Return asserting that such Person is or may be subject to Taxes imposed by that jurisdiction.

(j) None of the Purchased Assets, and no portion of the Business, (i) constitutes a permanent establishment in any country other than the United States, or (ii) is the subject of taxation in any jurisdictions outside the United States.

(k) Seller and its Subsidiaries have properly and timely paid to the appropriate taxing authorities all payroll, unemployment and similar Taxes due on or before the Closing Date and have properly withheld and timely paid to the appropriate taxing authorities all other Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party with respect to the Business, and have complied with all information reporting, backup withholding and Tax Return requirements, including maintenance of required records with respect thereto, in connection with any such amounts.

(l) Neither Seller nor any Subsidiary is a party to any (i) joint venture, alliance, partnership or other arrangement that is treated as a partnership for Tax purposes or (ii) Tax indemnity, Tax allocation or Tax sharing agreement (other than a commercial agreement entered into in the ordinary course of business the principal subject matter of which is unrelated to Taxes).

(m) Neither Seller nor any Subsidiary has any liability for the Taxes of any Person (other than itself) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Law), as a transferee or successor, by operation of applicable Law, by Contract or otherwise.

(n) Neither Seller nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Period as a result of any (A) change in method of accounting for a Pre-Closing Period under Code section 481(c) (or any corresponding or similar provision of state, local or foreign Law); (B) “closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign Law) entered into prior to the Closing Date; (C) installment sale made prior to the Closing Date; (D) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (E) election under Code section 108(i) (or any corresponding or similar provision of state, local or foreign Law).

(o) Salus IPA is, since its formation has been, and at all times through the Closing Date will be, classified as an entity disregarded as separate from its owner for U.S. federal income tax purposes within the meaning of Treasury Regulations Section 301.7701-2(a).

Section 4.15 Brokers. No broker, finder, investment banker or similar intermediary is entitled to any brokerage, finder’s or other fee or commission or similar compensation in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller or any of its Subsidiaries, other than as set forth in Section 4.15 of the Disclosure Schedules.

Section 4.16 Healthcare Matters.

(a) Compliance with Healthcare Laws. (i) The Business operations of Seller and its Subsidiaries (including its form and rate filing, reserving, marketing, investment, financial, claims, taxation, underwriting, premium collection and refunding, securities compliance and other practices, if applicable) are, and for the past six (6) years have been, operated in compliance in all material respects with all applicable Laws, (ii) Seller is not, and has not been in the past six (6) years, in material violation of any of the provisions of applicable New York Law with respect to managed care organizations, and (iii) neither Seller, its Subsidiaries nor any Person acting on behalf of Seller or its Subsidiaries has violated or has incurred any Liability under (A) any federal or state fraud and abuse Laws, including the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.), Sections 1320a-7a and 1320a-7b of Title 42 of the United States Code, (B) Medicare (Title XVIII of the Social Security Act), (C) Medicaid (Title XIX of the Social Security Act), (D) any prompt pay Laws, (E) any quality, safety or accreditation standards, (F) any applicable licensure Laws or regulations, or (G) any other applicable health care Law.

(b) Debarment and Suspension. Neither Seller, its Subsidiaries nor any officer, director or manager of Seller or its Subsidiaries has ever been debarred, suspended or otherwise excluded from participating in any state or federally funded health care program. Seller is in good standing with, and not excluded or suspended from participation in, or limited in its right to participate in any Federal Health Care Program or any state or local government health care programs.

(c) Regulatory Filings. Each of Seller and its Subsidiaries has timely filed (taking into account permitted extensions timely obtained, if any) all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Government Authority (“Regulatory Filings”). All such Regulatory Filings are accurate and complete in all material respects. Each of Seller and its Subsidiaries has timely paid (taking into account permitted extensions timely obtained, if any) all fees and assessments due and payable in connection therewith, including the assessments required under the New York Health Care Reform Act.

(d) Penalties Under Medicaid Programs. Seller has not been required to pay any civil monetary penalty under Law regarding false, fraudulent or impermissible claims under, or payments to induce a reduction or limitation of health care services to beneficiaries of, any state health care program or Federal Health Care Program. To the Knowledge of Seller, Seller is not currently the subject of any investigation, audit or proceeding that may result in such payment. Seller is not a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement imposed by any Governmental Authority.

(e) Recoupment Proceedings. There are no material recoupments, adjustments or recovery proceedings of any Payor being sought, requested, claimed or threatened against Seller.

(f) Marketing. Seller’s marketing staff has not violated laws applicable to the marketing or enrollment of Seller’s health plans. The compensation payable by Seller to its marketing staff complies with applicable Laws.

(g) Compliance Program. Seller has implemented a corporate compliance program which meets all applicable legal requirements and staff to oversee the functioning of its corporate compliance program. As part of its corporate compliance program, Seller has implemented administrative processes, policies and procedures that are reasonably designed to ensure that Seller remains in compliance with health care Laws applicable to Seller’s Business. Seller has in place a process to regularly check all applicable Federal Health Care Program or state health care program exclusion and debarment lists to determine whether any of the following are an Ineligible Person: Seller, its officers, directors, managers, employees, and providers of services and any contracted vendor or agent that provides health care related services to Seller. To the Knowledge of Seller, neither it nor any of these individuals or companies is an Ineligible Person who have been excluded or otherwise debarred from any Federal Health Care Program or other governmental health care programs.

(h) Executive Order 38. Seller has at all times complied with the requirements of New York State Executive Order 38 and has timely satisfied applicable reporting obligations and waiver requests thereunder.

(i) Duly Licensed Employees. Each employee of Seller that is required to be licensed in connection with their employment holds a valid and unrestricted license to practice his or her profession in New York.

Section 4.17 Related Party Transactions. This Agreement or pursuant to any Seller Employee Plan, no direct or indirect member, director or officer of Seller or any of its Subsidiaries, nor any Subsidiary or Affiliate of any such direct or indirect member, director or officer, nor any Affiliate of Seller (other than its Subsidiaries), has any interest in any property or assets owned by Seller or any of its Subsidiaries, or has in the past three (3) years engaged in any transaction with or is currently directly or indirectly a party to any Contract with Seller or any of its Subsidiaries, including any agreement, arrangement or understanding, written or oral, providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payment to any such Person.

Section 4.18 Environmental Matters. The Business, and Seller with respect to the Business and the Purchased Assets, are in compliance in all material respects with applicable Environmental Laws. Except as would not reasonably be expected to result in Material Adverse Effect, Seller, with respect to the Business and the Purchased Assets, has not caused a Release, and to the Knowledge of Seller, there has been no Release at, on, under or from the Leased Real Property. Seller has made available to Buyer copies of all material environmental assessments, reports, audits and other material documents in its possession or under its control that relate to the compliance of the operations of the Business and Purchased Assets with Environmental Laws or the environmental condition of any real property currently or formerly owned, operated or leased with respect to the Business and Purchased Assets.

Section 4.19 Securities Act. Seller is receiving the shares of Buyer Common Stock being issued pursuant to the Share Consideration solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Seller acknowledges that the shares being issued pursuant to the Share Consideration are not registered under the Securities Act, any applicable state securities Law or any applicable foreign securities Laws, and that such shares may not be transferred or sold except pursuant to the Registration Rights Agreement and the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to state securities Laws as applicable. Seller (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Buyer Common Stock and is capable of bearing the economic risks of such investment.

Section 4.20 Disclaimer of Other Representations and Warranties. NEITHER SELLER NOR ITS SUBSIDIARIES, THEIR RESPECTIVE REPRESENTATIVES, DIRECTORS, OFFICERS, EMPLOYEES OR MEMBERS HAS MADE, AND SHALL NOT BE DEEMED TO HAVE MADE, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO ANY ONE OR MORE OF SELLER OR ANY OF ITS SUBSIDIARIES, THE BUSINESS, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the statements contained in this Article V are true and correct as of the Signing Date and as of the Closing Date, except to the extent that any such representation or warranty refers to a specified date, in which event such representation or warranty shall be true and correct as of such specified date.

Section 5.01 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.02 Authority. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is or will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, and performance by Buyer of the obligations hereunder and thereunder, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any material Law or Order applicable to Buyer; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the termination or acceleration of or create in any party a right of purchase, sale, acceleration, termination, modification or cancellation under, any material Contract or Permit to which Buyer is a party or by which it is bound or affected; or (d) result in the creation or imposition of any Encumbrance on any of the material properties or assets of Buyer. Except as set forth in Section 4.04 of the Disclosure Schedules, no consent,

Permit, Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the performance and consummation by Buyer of the transactions contemplated hereby and thereby.

Section 5.04 Brokers. Other than Allen & Company LLC, no broker, finder, investment banker or similar intermediary is entitled to any brokerage, finder’s or other fee or commission or similar compensation in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05 Legal Proceedings. As of the date hereof, there are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.06 Financing. (a) Buyer has delivered to the Seller a correct and complete fully executed copy of a commitment letter including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement (the “Commitment Letter”) from Financing Sources, pursuant to which and subject to the terms and conditions thereof the lender thereunder has committed to lend the amounts set forth therein (the provision of such funds as set forth therein, but subject to the provisions of Section 6.23, the “Financing”) for the purposes set forth in such Commitment Letter. Buyer has also delivered to the Seller a correct and complete fully executed copy of the related fee letter; provided that the fee amounts, pricing caps and other economic terms, the rates and amounts included in the “market flex” provisions (but not covenants) and other customary provisions have been redacted (the “Fee Letter”). The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, and the respective commitments contained in the Commitment Letter have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement. As of the date of this Agreement, other than the Commitment Letter and the Fee Letter, there are no other Contracts, side letters or other arrangements to which Buyer or any of its Subsidiaries is a party or by which Buyer or any of its Subsidiaries is bound relating to the availability, amount or conditionality of the Financing. As of the execution and delivery of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Buyer and, to the knowledge of Buyer, the other parties thereto, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforcement is sought in a proceeding of law or in equity) or by the discretion of any Governmental Authority before which any proceeding seeking enforcement may be brought. Buyer has fully paid (or caused to be fully paid) any and all commitment fees or other fees required by the Commitment Letter to be paid on or before the date of this Agreement. There are no conditions precedent (including pursuant to any “market flex” provisions) related to the funding of the full amount of the Financing pursuant to the Commitment Letter, other than as expressly set forth in the Commitment Letter and the unredacted portions of the Fee Letter. Subject to the terms and conditions of the Commitment Letter, assuming the accuracy of the Seller’s representations and warranties contained in Article IV and assuming completion of the Marketing Period and no breach or default by the Seller of its covenants contained in Section 6.01, the net proceeds contemplated from the Financing, together with cash on hand and marketable securities of Buyer and its Subsidiaries on the Closing Date, will, in the aggregate, be sufficient for the payment of the aggregate cash portion of the Purchase Price and any other amounts required to be paid pursuant to Article II hereof, the funding of any required refinancings or repayments of any existing Closing Date Indebtedness of the Seller in connection herewith and the payment of all fees and expenses reasonably expected to be incurred by Buyer in connection herewith and the Financing (collectively, such amount, the “Required Funding Amount”). As of the date of this Agreement, no event has occurred which would result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) by Buyer under the Commitment Letter, and Buyer does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that Financing will not be available to Buyer on the Closing Date.

Section 5.07 Capitalization.

(a) As of June 30, 2017, the authorized capital stock of Buyer consists of (i) 400,000,000 shares of Buyer Common Stock, of which 178,900,000 shares are issued, 172,467,000 shares are outstanding, 6,433,000 shares are issued and held in the treasury of Buyer, and 14,438,000 shares are reserved for issuance pursuant to the grant of equity awards under Buyer equity compensation plans, and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued or outstanding. Since June 30, 2017 through the date of this Agreement, there have been no issuances of Buyer Equity Securities or other securities of Buyer other than shares that were reserved for issuance pursuant to Buyer equity compensation plans. All of the outstanding shares of capital stock of Buyer are duly authorized, validly issued, fully paid and non-assessable.

(b) Buyer has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of Buyer on any matter.

Section 5.08 Share Consideration and Escrow Shares. The Share Consideration (if any) and Escrow Shares (if any) shall be, at the time of issuance, duly authorized, validly issued, fully paid and nonassessable, free and clear of all liens and will not be issued in breach or violation of any preemptive rights or Contract. Assuming the accuracy of Seller’s representations and warranties set forth in Section 4.19, the issuance of the Share Consideration in accordance with the terms set forth in the Agreement is exempt from registration under the Securities Act and otherwise issued in compliance with all Laws.

Section 5.09 SEC Reports; Financial Statements.

(a) Buyer has filed with or furnished to the SEC all reports, schedules, forms, statements and other documents required to be filed or furnished by Buyer under the Securities Act, the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, and the rules and regulations of the NYSE for the three (3)-year period preceding the date of this Agreement (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements of Buyer included (or incorporated by reference) in the SEC Reports (including the notes thereto) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Buyer and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments. Since January 1, 2016, Buyer has not made any change in the accounting practices and policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. No financial statements of any Person other than Buyer are required by GAAP to be included in the financial statements of Buyer.

Section 5.10 Internal Accounting and Disclosure Controls. Buyer maintains a system of internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Buyer’s financial reporting and the preparation of Buyer’s financial statements for external purposes in accordance with GAAP and that (a) transactions are executed in accordance with management’s general or specific authorization, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Buyer’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are adequate and effective to ensure that all material information required to be disclosed by Buyer in the reports it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Buyer’s management has completed an evaluation of the effectiveness of Buyer’s internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2016, and has concluded that such internal controls were effective. Buyer has disclosed, based on its most recent evaluation of Buyer’s internal control over financial reporting prior to the date of this Agreement, to Buyer’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Buyer’s internal control over financial reporting which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting. Buyer’s management has evaluated the effectiveness of the design and operation of Buyer’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable SEC

Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, filed prior to the date of this Agreement,

its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation (and as of the most recent evaluation, such disclosure controls and procedures were effective). Since the date of the most recent evaluation of such disclosure controls and procedures and internal controls, there have been no material changes in such controls or in other factors that would reasonably be expected to materially affect disclosure controls and procedures or internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

Section 5.11 Listing and Maintenance. The Buyer Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and Buyer has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of Buyer Common Stock under the Exchange Act nor has Buyer received any written notification that the SEC is contemplating terminating such registration. Buyer is in material compliance with the listing and maintenance requirements and any other applicable rules and regulations of the NYSE.

Section 5.12 Inspection. Buyer is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of the Purchased Assets and Assumed Liabilities as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Buyer acknowledges that Seller has given it access to the key employees, documents and facilities of Seller and its Subsidiaries. Without limiting the generality of the foregoing, Buyer acknowledges that, except as expressly set forth in Article IV, Seller does not make any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Business (including any future sales of the Business’ products or services), or (ii) any other information or documents made available to Buyer or its counsel, accountants, advisors or other representatives with respect to Seller, its Subsidiaries, the Business, the Purchased Assets or the Assumed Liabilities.

Section 5.13 Disclaimer of Additional Warranties. NEITHER BUYER NOR ITS SUBSIDIARIES, THEIR RESPECTIVE REPRESENTATIVES, DIRECTORS, OFFICERS OR EMPLOYEES HAS MADE, AND SHALL NOT BE DEEMED TO HAVE MADE, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO BUYER OR ANY OF ITS SUBSIDIARIES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business Prior to the Closing . Except for Sale Activities, actions contemplated by this Agreement, and as set forth in Section 6.01 of the Disclosure Schedules, from the Signing Date until the earlier of (A) termination of this Agreement in accordance with Article IX or (B) Closing, except as consented to in writing by Buyer, Seller shall, and shall cause its Subsidiaries to, (ii) conduct the Business in the ordinary course of business consistent with past practice and (iii) use commercially reasonable efforts to maintain and preserve intact Seller’s and its Subsidiaries’ current business organization, assets, properties and operations and to preserve the rights, goodwill and relationships of its employees, Providers, Enrollees, suppliers, regulators, lenders and others having relationships with the Business. Without limiting the foregoing, from the Signing Date until the Closing Date, subject to Sale Activities, Seller shall, and shall cause its Subsidiaries to:

(a) use commercially reasonable efforts to preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b) pay, discharge or satisfy the Liabilities, Taxes and other obligations of the Business which are not in dispute when due in the ordinary course of business consistent with past practice;

(c) not change or revoke any material Tax election; not settle or compromise any material claim or assessment in respect of Taxes; not surrender any right to claim a material Tax refund; not amend any material position on a Tax Return; not change any Tax accounting method; not enter into any closing agreement relating to any material Tax; and not consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(d) defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation in the ordinary course of business consistent with past practice;

(e) perform in all material respects all of its obligations under all Provider Contracts and the Payor Contracts;

(f) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets (including with respect to the maintenance of statutory contingent reserves sufficient to be in compliance with applicable Laws);

(g) other than as set forth in Section 6.01(g) of the Disclosure Schedules, or as may be required by any Seller Employee Plan, employment agreement or applicable Law, not (i) enter into, adopt, amend or terminate any Seller Employee Plan; (ii) amend or terminate any Key Executive Employment Agreement; (iii) enter into a new employment agreement or retention agreement with any current or future employee with an annual base salary in excess of

$200,000, provided that such agreement is not an Assumed Plan and does not increase compensation or benefits other than as permitted by Section 6.01(g)(v); (iv) make any increase in the compensation or benefits of any of its directors or officers; (v) increase the compensation or benefits of any employee of the Business who is not a director or officer except in the ordinary course of business and consistent with past practice for employees with an annual base salary of less than $100,000; and (vi) grant any severance or termination pay to any employee of the Business other than severance or termination pay in the ordinary course of business payable in full prior to the Closing Date;

(h) not enter into, amend or terminate any labor agreement, collective bargaining agreement or similar labor related agreement;

(i) without limitation to Section 4.06(n), not amend, terminate or fail to renew any Material Provider Contract or any Payor Contract, except for such immaterial amendments as may from time to time be required by the Governmental Authority having jurisdiction thereover;

(j) other than in the ordinary course of business consistent with past practice, not (i) enter into, materially modify or terminate (except expirations in accordance with its terms) any Material Contract, or waive, release or assign any material rights or claims thereunder or (ii) enter into, modify, amend, renew or terminate any Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (1) prevent or materially delay or impair the ability of the Seller and its Subsidiaries to consummate the transactions contemplated by this Agreement, (2) impair in any material respect the ability of the Seller and its Subsidiaries to conduct the Business in the ordinary course consistent with past practice or (3) adversely affect in a material respect the expected benefits of the transactions contemplated by this Agreement;

(k) not enter into any Contract to support a community initiative or non-affiliate non-profit corporation or similar entity or charitable endeavor that would create any obligation on Buyer;

(l) not amend the constituent documents of Seller (including by merger, consolidation or otherwise) or amend in any material respect the constituent documents of any Subsidiary of Seller (including by merger, consolidation or otherwise);

(m) other than borrowings under the Seller’s Term Loan and other credit facilities and lines of credit in existence as of the Signing Date, not (i) incur or otherwise acquire, or modify in any material respect the terms of, any Indebtedness for borrowed money or assume, guarantee or endorse or otherwise become responsible for any such Indebtedness of any Person other than a Subsidiary of Seller, make any loans, advances or capital contributions to, or investments in, any other Person other than a Subsidiary of Seller or issue or sell any debt securities or calls, options, warrants, or other rights to acquire any debt securities of the Seller or its Subsidiaries, enter into any “keep well” or Contract to maintain any financial statement condition of another Person or enter into any arrangement (including any capital lease) having the economic effect of the foregoing; provided that no Indebtedness incurred by the Seller or its

Subsidiaries shall have any voting rights associated therewith or (ii) redeem, repurchase, prepay, defease or cancel any Indebtedness for borrowed money, other than, in the case of clause (ii), (1) as required in accordance with its terms or expressly required by this Agreement or (2) in the ordinary course of business consistent with past practice;

(n) not sell, transfer, lease, license, mortgage, pledge, encumber, allow to lapse, incur any Encumbrance on (other than a Permitted Encumbrance), or otherwise dispose of, or agree to do any of the foregoing with respect to, any of the Purchased Assets except (i) in the ordinary course of business consistent with past practice, (ii) pursuant to Contracts in force on the date of this Agreement, (iii) such dispositions of assets no longer used in the ordinary course of business consistent with past practice of the Seller’s or its Subsidiaries’ business as conducted as of the date of this Agreement or (iv) such dispositions among the Seller and its Subsidiaries (other than Rego Park LLC);

(o) not defer any capital expenditure or make or authorize any payment of, accrual or commitment for, capital expenditures in excess of Two Million Dollars ($2,000,000) in the aggregate, except those budgeted for in a budget previously made available to Buyer;

(p) not change any material Tax or financial accounting methods, practices, policies or principles or elections from those utilized in the preparation of the Audited Financial Statements, other than any such changes as may be required under GAAP;

(q) not commence or settle of any Action relating to the Business, the Purchased Assets or the Assumed Liabilities, except for settlements of Actions or potential Actions in the ordinary course of business consistent with past practice and so long as such settlement will not create any material obligation on behalf of Buyer following the Closing;

(r) not cancel, amend, compromise, terminate, release or waive any debts, rights or claims relating to the Business or the Purchased Assets;

(s) not conclude of or agree to any corrective action plans, consents, decrees, actions or Orders, other than in the ordinary course of business consistent with past practice;

(t) not adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against Seller under any similar Law;

(u) not purchase or otherwise acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise), or sale, lease or disposal, of any property, material asset, corporation, partnership, joint venture, limited liability company or other business organization or division or material assets thereof, other than in the ordinary course of business consistent with past practice;

(v) not enter into any transaction with any Affiliate of Seller (other than its Subsidiaries) or any officers or directors of Seller or its Subsidiaries;

(w) not allow to lapse any existing policy of insurance relating to the Business or the Purchased Assets; and

(x) not enter into a Contract, commitment or arrangement to do any of the foregoing that would materially impair its ability to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

Section 6.02 Access to Information. From the Signing Date until the Closing, Seller shall (a) furnish Buyer and its Representatives and Financing Sources with such financial, operating and other data and information as Buyer or any of its Representatives or Financing Sources may reasonably request related to (i) the Business, or (ii) the Purchased Assets; (b) use commercially reasonable efforts to provide Buyer (i) sufficiently in advance of the Closing, copies of such information as is reasonably requested by Buyer and its Representatives in order for Buyer to assume operations on the Closing Date for the transition of the Enrollees and continuity of care”acqired, and (ii) copies of such other information as is necessary for the operation, ownership and management of the Business or which is otherwise reasonably requested by Buyer, and which Seller is permitted by applicable Law to provide or which is required in writing to be provided to Buyer by DFS, DOH or CMS (and Seller shall provide such written consents and authorizations as may be reasonably necessary for Buyer to have access to materials on file with any Governmental Authority), including any information as may be required to permit Buyer to satisfy its obligations to any Governmental Authority following the Closing, including any third party accreditation or review organization (such as the National Committee for Quality Assurance); and (c) make available to the officers, employees, accountants, counsel and other Representatives of Buyer upon the reasonable request of Buyer and during normal working hours, officers, accountants, counsel, consultants, investment banker and other Representatives or agents of Seller for discussion of the Business as Buyer may reasonably request. Any inquiries pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller. Nothing in this Agreement or any of the other Transaction Documents to the contrary shall in any manner restrict the ability of Buyer, from and after the date of this Agreement, to discuss the business and affairs of Seller or its Subsidiaries with any Governmental Authority having jurisdiction over Seller or its Subsidiaries or the fiscal intermediaries administering Seller’s payor programs. From the date hereof until the earlier of (i) the Closing Date or (ii) the date this Agreement is terminated pursuant to Article IX, Seller and Buyer shall cooperate to contact such third parties, including customers, prospective customers, specifying agencies, vendors or suppliers of Seller and its Subsidiaries, as Seller and Buyer mutually deem reasonably necessary. Prior to the Closing Date and after any termination of this Agreement, each Party shall hold and shall cause its Representatives to hold, in confidence, all confidential documents and information concerning the other Party’s or any of its Subsidiaries furnished to a Party or its Representatives in connection with the transactions contemplated by this Agreement in the manner and for the time period specified in (i) the Confidentiality Agreement, dated June 24, 2017 (the “Confidentiality Agreement”) and (ii) the Clean Team Agreement dated July 21, 2017, in each case, between Buyer and Seller, and as further amended from time to time; provided, however, that, prior to the Closing Date and prior to any termination of this Agreement, nothing in the foregoing sentence shall be deemed to limit any customary disclosures made by Buyer and its Affiliates to the Financing Sources, rating agencies, prospective traders, prospective Financing Sources, existing lenders (and related agents) or otherwise in connection with efforts or activities by Buyer or the Financing Sources to obtain the Financing. Notwithstanding the foregoing, nothing in this Section 6.02 shall be construed to obligate Seller or its Subsidiaries to provide any information or reports to Buyer in a form that Seller and its Subsidiaries do not generate in the ordinary course of business consistent with past practice if providing information or reports in such form would be reasonably expected to interfere in any material respect with the conduct of the Business or any other businesses of Seller.

Section 6.03 No Solicitation of Other Bids.

(a) Seller shall not, and shall not authorize or permit any of its Subsidiaries or Representatives (collectively, the “Seller Parties”) to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and or cause to be terminated, and shall cause the other Seller Parties to immediately cease and cause to be terminated, all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal and shall notify each such party that it, or any Representative retained by it, no longer seeks or requires the making of any Acquisition Proposal, and withdraws any consent theretofore given to the making of an Acquisition Proposal. None of the Seller Parties shall, directly or indirectly, and each of the Seller Parties shall cause their Affiliates and their respective Representatives not to, solicit, initiate or conduct any discussions or negotiations with, or provide any information to or otherwise cooperate in any other way with, or facilitate or encourage any effort to attempt to, or enter into any agreement or understanding with, any Person or group of Persons regarding any Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets or any public announcement of a proposal, plan or intention to do the foregoing or any agreement to engage in the foregoing. At the Closing, Seller shall assign to Buyer or one of its Affiliates all confidentiality agreements, non-disclosure agreements, standstill agreements or similar agreements entered into with any third parties regarding any Acquisition Proposal; provided, however, that if any such attempted assignment would be ineffective, then from and after the Closing, Seller will continue to enforce its rights under such agreements on Buyer’s behalf.

(b) In addition to the other obligations under this Section 6.03, Seller shall promptly (and in any event within two (2) Business Days after receipt thereof by any Seller Party) advise Buyer orally and in writing of any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, and the identity of the Person making the same.

(c) Seller agrees that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any Court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04 Notice of Certain Events.

(a) From the Signing Date until the earlier of termination of this Agreement in accordance with Article IX or the Closing, Seller shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in any representation or warranty made by Seller hereunder not being true and correct (to the extent occurring or arising after the Signing Date, a “Disclosure Update”), or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority, other than in the ordinary course of business consistent with past practice and which does not relate to the transactions contemplated by this Agreement and the Transaction Documents; and

(iv) any Actions commenced or, to Seller’s Knowledge, threatened against, relating to, involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the Signing Date, would have been required to have been disclosed pursuant to Section 4.10 or that relate to the consummation of the transactions contemplated by this Agreement.

(b) No Disclosure Update shall be deemed to modify, or cure any breach of Seller’s representations and warranties in this Agreement or have any effect for the purpose of determining satisfaction of the conditions set forth in Section 7.02 (other than Section 7.02(c)) or the obligations of Seller under Article VII.

Section 6.05 Employees.

(a) Seller shall provide Buyer with reasonable access during normal business hours to the employees of the Business not less than forty-five (45) days prior to the Closing Date and with information reasonably requested by Buyer with respect to compensation and benefits of the employees of the Business. No less than ten (10) days prior to the Closing Date, to be effective as of the Closing but contingent on the Closing, Buyer or an Affiliate of Buyer shall offer employment to all individuals who are employed by Sellers or its Subsidiaries in good standing in the operation of the Business; provided however, that Buyer shall not be required to make offers of employment to (i) any employee of Seller or its Subsidiaries who does not satisfy Buyer’s employment policies regarding employee documentation, drug testing, background screening, and other similar matters or (ii) any Inactive Employee, except as set forth in this Section 6.05. Each such offer of employment shall provide for the payments and benefits required to be provided by Section 6.05(c). Each employee of Seller or its Subsidiaries who reports to work on the first work day immediately following the Closing (after taking into account any authorized paid time off) and commences employment with Buyer as of immediately following the Closing (after taking into account any authorized paid time off) shall be considered a “Hired Employee.” Any Inactive Employee who returns to active employment within six (6) months of the Closing Date, or such longer period as required by applicable Law, and who satisfies Buyer’s employment policies regarding employee documentation, drug testing, background screening, and other similar matters shall be considered a Hired Employee upon such Inactive Employee’s commencement of employment with Buyer, provided such date is within six (6) months of the Closing Date. Buyer and its Affiliates shall only be responsible for Liabilities relating to an Inactive Employee from and after the date such Inactive Employee becomes a Hired Employee. From the Closing Date through the first anniversary of the Closing Date, Buyer shall not terminate any Hired Employee other than (1) for Cause or (2) due to the occurrence of any material adverse change to the Business (including as a result of any Change in Healthcare Laws) during such twelve (12) month period.

(b) Effective as of the Closing Date, Seller and its Subsidiaries shall terminate the employment of all of the Hired Employees as of the Closing, or, with respect to any Inactive Employee who becomes a Hired Employee after the Closing Date, upon their commencement of employment with Buyer in accordance with Section 6.05(a). Except as otherwise specified herein, effective as of the Closing, all Hired Employees will cease to be active participants in the Seller Employee Plans (other than Assumed Plans) and will become participants in the corresponding new or existing plans of Buyer and its Affiliates, including group health and other welfare benefit plans in each case subject to the terms thereof; provided however, that Seller shall maintain each Inactive Employee’s participation in the Seller Employee Plans in accordance with the terms of such plans in effect from time to time.

(c) For the one (1) year period described in Section 6.05(a), Buyer shall provide or cause to be provided to each Hired Employee (i) base salary or base wages and annual or other periodic cash incentive opportunities (excluding any retention bonuses and other special or non-recurring bonuses or cash awards) that are no less favorable in the aggregate than cash compensation payable to such Hired Employee by Seller or its Subsidiaries immediately before Closing (excluding any retention bonuses and other target-level special or non-recurring bonuses or cash awards), and (ii) retirement, welfare, fringe and other employee benefits (excluding any nonqualified deferred compensation or equity benefits) which are substantially comparable in the aggregate to the employee benefits that are provided to them by Seller and its Subsidiaries immediately prior to the Closing Date under the Seller Employee Plans or, in Buyer’s discretion, are substantially comparable to those made available to similarly situated employees of Buyer or any of Buyer’s Affiliates.

(d) Seller shall be responsible for timely payment, in accordance with the applicable arrangement, plan or policies, of all Seller Employee Payables to the person or persons entitled thereto; provided that Seller shall only be obligated to pay accrued paid time off in respect of any Hired Employees in excess of their one hundred and fifty (150) hours. All such payments that are subject to the applicable Tax withholding will be made through Seller’s payroll system. Buyer shall assume and shall be solely responsible for the payment or satisfaction of any and all Liabilities with respect to (i) any Hired Employee arising after the Closing Date and (ii) the Assumed Plans after the Closing Date. Between the date hereof and the Closing Date, Seller shall use best efforts to cause the Assumed Plans to be assigned to Buyer as of the Closing. To the extent Seller is not able to assign an Assumed Plan to Buyer, such plan shall no longer be designated as an Assumed Plan and the Parties shall cooperate in good faith to either implement a mirror plan at Buyer or transition the Hired Employees to a plan of Buyer and its Affiliates as of the Closing.

(e) Buyer shall use commercially reasonable efforts to ensure that (i) all Hired Employees receive credit for prior service with Seller and its Subsidiaries (or any predecessor entities) for purposes of eligibility, participation, vesting and benefit accrual (but not for benefit accruals or eligibility under any defined benefit pension plan or retiree medical plan) under any employee benefit or compensatory plan, program or arrangement of Buyer or any of Buyer’s Affiliates in which Hired Employees are eligible to participate to the extent such prior service credit would result in a duplication of benefits, (ii) subject to any required consent under applicable Law, all Hired Employees receive credit for their accrued paid time off as of the Closing up to One Hundred and Fifty (150) hours, (iii) any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any group health benefit plans of Buyer or any of Buyer’s Affiliates will be waived with respect to Hired Employees and their eligible spouses and dependents, to the extent waived or satisfied under a corresponding Seller Employee Plan in which the applicable Hired Employee participated immediately prior to the Closing; and (iv) subject to Seller providing adequate data to Buyer, in a format required by Buyer, that the Hired Employees and their eligible spouses, dependents and beneficiaries will receive credit for the plan year in which the Closing Date occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Closing Date that were credited for the same purpose to such individual under the corresponding Seller Employee Plan as of the Closing Date.

(f) Prior to, and effective as of, the Closing, Seller shall amend the Seller 403(b) Retirement Savings Plan (the “403(b) Plan”) to discontinue (freeze) all employee and employer contributions thereunder. At the Closing, Seller shall assign, transfer, convey and deliver to Buyer, Seller’s sponsorship of, and all of Seller’s rights, title and interest in, the 403(b) Plan, and Buyer shall assume sponsorship of, and perform and discharge all Liabilities under, the 403(b) Plan after the Closing. Buyer shall continue to maintain the 403(b) Plan after the Closing as a frozen plan until the 403(b) Plan is terminated by Buyer, at its discretion. For the avoidance of doubt, in no event shall Buyer permit any employee or employer contributions to be made to the 403(b) Plan on or after the Closing; provided, however, that after the Closing and until the Buyer terminates the 403(b) Plan, Hired Employees with unvested account balances under the 403(b) Plan may continue to vest under the terms of the 403(b) Plan and, to the extent permitted by Law, Hired Employees with outstanding loan balances under the 403(b) Plan shall be permitted to make scheduled loan payments under the 403(b) Plan so as to avoid, to the extent possible, a loan default and deemed distribution with respect to such outstanding loans. Buyer shall adopt or designate a new or existing tax-qualified defined contribution retirement plan of the Buyer with a cash or deferred arrangements under Section 401(k) of the Code (the “Buyer 401(k) Plan”) that will cover Hired Employees on and after the Closing.

(g) This Section 6.05 shall be binding upon and inure solely to the benefit of each of the Parties. Nothing contained herein, express or implied (i) shall be deemed to confer upon any Hired Employee (or any spouse, dependent, beneficiary of or other Person claiming through such Hired Employee) any third party beneficiary rights or remedies of any nature whatsoever under or by reason of this Section 6.05, (ii) shall be construed to establish, amend, or modify any Seller Employee Plan or any other benefit plan, program, agreement or arrangement, (iii) shall alter or limit the ability of the Seller or any of its Subsidiaries, or Buyer or any of its Subsidiaries to amend, modify or terminate any benefit plan, program, agreement or arrangement or (iv) is intended to or shall confer upon any current or former employee of Business or any other person any right to employment or continued employment or service for any period of time by reason of this Agreement or any other related agreement, or any right to a particular term or condition of employment.

(h) Seller and Buyer agree that, for purposes of any of Seller’s nonqualified deferred compensation plans maintained under Section 457(f) of the Code, the Hired Employees shall be deemed to have incurred a “separation from service” within the meaning of Code Section 409A as a result of their termination of employment with Seller hereunder.

Section 6.06 Confidentiality. From and after the Closing, the Seller shall, and shall cause its Subsidiaries to, hold, and shall use their commercially reasonable efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business and Purchased Assets, except to the extent that (a) such information relates to Excluded Assets or Excluded Liabilities, except to the extent such information relates to the Business, (b) such information is generally available to and known by the public through no fault of Seller or any of its Subsidiaries or Representatives, or (c) is lawfully acquired by Seller or any of its Subsidiaries or Representatives from and after the Closing from sources (other than Buyer or its Affiliates or their respective Representatives) which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Subsidiaries or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing, if and to the extent Seller is permitted by applicable Law to do so, and shall disclose only that portion of such information which Seller are advised by its counsel is legally required to be disclosed, provided that Seller shall use commercially reasonable efforts, at Buyer’s expense, to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.07 Non-competition; Non-solicitation.

(a) During the Restricted Period, Seller shall not, directly or indirectly, either for Seller’s own benefit or for the benefit of any other Person, (i) engage in, make any regulatory application to engage in, enter into any Contract (including any Provider Contract) in anticipation of engaging in, or assist or provide any material services to any Person in engaging in a Restricted Business in the Territory; (ii) have an ownership interest in any capacity, including as a partner, shareholder, member, principal, joint venturer, agent, trustee or lender, in any Person that engages directly or indirectly in the Restricted Business in the Territory; or (iii) induce or persuade, or seek or attempt to induce or persuade, any Provider, Enrollee, supplier or licensor of the Business (including any existing or former Provider, Enrollee, supplier or licensor of Seller and any Person known to Seller to have become a Provider, Enrollee, supplier or licensor of the Business during the Restricted Period) to terminate or modify its business relationship with the Business in a manner adverse to the Business; provided, however, that it will not constitute a breach of this Section 6.07(a) for Seller or any of its Affiliates to (x) acquire any business entity which engages in the Restricted Business in the Territory if such business entity’s revenues from the operation of the Restricted Business constitute less than five percent (5%) of such business entity’s total revenues (measured based on actual trailing twelve month revenues from the date of measurement) at all times during the Restricted Period, or (y) acquire or hold bonds or up to five percent (5%) of the outstanding shares of any class or series of equity securities of any entity if such bonds or equity securities are publicly traded.

(b) During the Restricted Period, Seller shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, solicit for employment or hire any Hired Employee, or encourage any Hired Employee to leave such employment or hire any Hired Employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any Hired Employees; provided, however, that nothing in this Section 6.07(b) shall prevent Seller or any of its Subsidiaries from hiring any employee of Buyer whose employment has been terminated by Buyer and such termination was not directly or indirectly attributable to actions of Seller.

(c) Seller acknowledges that a breach or threatened breach of this Section 6.07 will give rise to irreparable harm to Buyer, for which monetary damages will not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a Court of competent jurisdiction.

(d) Seller acknowledges that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any Court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.08 Governmental Approvals and Consents.

(a) Subject to the terms and conditions set forth in this Agreement, including Section 6.08(b), each Party shall (i) as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including those set forth on Schedule 6.08(a) (collectively, the “Required Governmental Approvals”), and (ii) reasonably cooperate with the other Party and its Affiliates in promptly seeking to obtain all such Required Governmental Approvals. If required by the HSR Act and if the appropriate filing pursuant to the HSR Act has not been filed prior to the Signing Date, each Party hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable after the Signing Date, with the exact timing of such filings to be mutually agreed upon by the Parties, and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act. In addition, each Party shall (i) provide or cause to be provided as promptly as practicable any information and documentary material that may be requested by the U.S. Department of Justice or Federal Trade Commission under the HSR Act or by any Governmental Authority with regulatory jurisdiction over enforcement of any Antitrust Laws. Seller, on the one hand, and Buyer, on the other hand, shall be responsible for the payment of fifty percent (50%) of any filings fees under the HSR Act and any other Antitrust Laws. Seller shall file the Proposed Amendment with the New York Attorney General in connection with the applications to obtain the Required Governmental Approvals.

(b) Notwithstanding anything to the contrary in this Agreement, including this Section 6.08, neither Seller nor Buyer, in each case, on behalf of itself or any of its Affiliates, shall be required to propose, commit to, agree to or effect any action (or refrain from taking any action) that is required by a Governmental Authority in connection with the imposition of a Burdensome Condition. Subject to each party’s compliance with its obligations under this Section 6.08, without the prior written consent of the other party, no party shall, with respect to any Governmental Authority, propose, negotiate, commit to or effect any restriction, condition, limitation or requirement, effective as of the Closing Date, (i) in the case of Seller, on the Business, Purchased Assets or Assumed Liabilities, or Buyer or any of its Affiliates and their respective businesses or (ii) in the case of Buyer, on Seller or any of its Affiliates and their respective businesses.

(c) The Parties agree that, with respect to the Required Governmental Approvals, Buyer and Seller shall mutually determine (i) the scheduling of, and strategic planning for, any meeting with or filing with any Governmental Authority, (ii) the process for receipt of any Required Governmental Approvals and (iii) subject to Section 6.08(b), the resolution of any investigation or other inquiry of any Governmental Authority. Without limiting the foregoing, (x) each Party shall disclose to the other Party in advance of any filing, submission or attendance all analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the Transaction (provided, however, that no Party shall be required to disclose to the other Party at any time (a) any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, (b) any disclosure which is not permitted by Law, or (c) other than to the other Party’s outside antitrust counsel, any disclosure containing confidential or proprietary information, any attorney-client privileged documents or communications, and any appraisals, valuations, market studies, legal or financial opinions, or board presentations prepared, submitted and/or reviewed in connection with any application for a Required Governmental Approval), it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals and (y) each Party shall give notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact, it being understood that a Governmental Authority may require, or insist upon, only communicating with and through the Seller or Buyer, as applicable.

(d) Seller shall give any notices to third parties in connection with all Assigned Contracts or other Purchased Assets for which the consent of a third party is required to transfer such Assigned Contract or other Purchased Asset to Buyer or otherwise in connection with the transactions contemplated by this Agreement, and shall use its reasonable best efforts to obtain all such consents. Seller shall regularly consult with Buyer in connection with the foregoing. Buyer shall reasonably cooperate with Seller in connection with Seller’s efforts related thereto. Seller shall pay any consideration, fees or costs therefor to any third party from whom a consent is requested, if and to the extent required by such third party.

Section 6.09 New Material Contracts.

(a) Seller shall promptly notify Buyer of any new Material Contract (including any Provider Contract which would reasonably be expected to become a Material Provider Contract, based on anticipated payments during the twelve (12) months following its execution) proposed to be executed after the Signing Date on behalf of Seller (and any Material Contract which has not been provided to Buyer on or before the Signing Date). Buyer may elect, at any time and in its sole discretion, to treat any such new Material Contract as an Excluded Contract.

(b) Seller acknowledges and agrees to promptly supply to Buyer, when reasonably requested, such information and materials (including specific answers or responses) required in connection with receipt of any required consents, authorizations, orders and approvals which relate to the provider network, the Provider Contracts and the continuity of services (such information and materials to be in such form as may reasonably be requested for purposes of filings with the applicable regulatory authorities). Without limiting the generality of Section 2.10, with respect to any Assumed Provider Contract requiring consent of the Provider to transfer or assign it: (A) this Agreement shall not constitute an agreement to assign or transfer any right, benefit or obligation arising thereunder if an assignment or transfer without the consent of the Provider would constitute a breach or violation thereof or adversely affect the rights of Seller or Buyer thereunder (however, the foregoing shall not excuse or waive any breach of any representation or warranty contained herein) and (B) before the Closing, Seller shall use its reasonable best efforts to cause such Provider Contract to be assigned with any required consent, and if such consent cannot be obtained, Seller shall use its commercially reasonable efforts to assist Buyer to obtain its own direct contract on terms acceptable to Buyer.

Section 6.10 Closing Conditions. From the Signing Date until the Closing, except as otherwise expressly set forth herein, each Party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions relating to the Closing set forth in Article VII hereof.

Section 6.11 Public Announcements. Neither Seller nor Buyer shall make, nor shall they permit any of their Representatives to make, any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other or in accordance with a communications plan mutually agreed to by the Parties, unless required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Authority, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement, and the issuing party shall allow the other party reasonable time to comment on such release or public statement in advance of such issuance and shall consider in good faith any reasonable comments of such party. Upon execution of this Agreement and upon the Closing, Seller and Buyer (or their respective Affiliates) shall each issue press releases announcing the transaction, in each case in accordance with a communications plan mutually agreed to by the Parties. Buyer’s press release announcing the transaction shall include the statements set forth on Exhibit Q attached hereto. For the avoidance of doubt, neither the foregoing nor any other provision of this Agreement or the Confidentiality Agreement shall be deemed to limit any customary disclosure made by Buyer and its Affiliates or any of these deemed representations to the Financing Sources, rating agencies, prospective traders, existing lenders (and related agents) or otherwise in connection with efforts or activities by Buyer to obtain the Financing.

Section 6.12 Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.13 Reconciliation. If Buyer collects or receives any Excluded Asset from any third party after the Closing, then Buyer shall deliver such Excluded Asset to Seller as soon as reasonably practicable after receipt thereof. If Seller collects or receives any Purchased Asset from any third party after the Closing, then Seller shall deliver to Buyer such Purchased Asset(s) as soon as reasonably practicable after receipt thereof. Likewise, Buyer shall forward any claim for an Excluded Liability to Seller after the Closing and Seller shall forward any claim for an Assumed Liability to Buyer after the Closing. Without limitation to this Section 6.13, Seller shall reasonably cooperate with Buyer in Buyer’s collection of the receivables that are Purchased Assets.

Section 6.14 Transition Planning. Between the Signing Date and the Closing Date, Seller shall cooperate with Buyer as may be reasonably requested by Buyer from time to time to develop and implement an integration and transition plan for the Business. Without limiting the generality of the foregoing, Buyer and Seller shall cooperate to develop and implement a mutually agreeable communications plan with respect to the Enrollees and Providers. Notwithstanding the foregoing, in no event shall Seller make a general announcement to its or its Subsidiaries employees regarding the transactions contemplated by this Agreement before any press releases have been issued by Buyer or Seller in accordance with Section 6.11.

Section 6.15 Further Assurances. Following the Closing, each of the Parties shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents. Without limiting the generality of the preceding sentence, Seller shall, on and after the Closing Date, transfer (or cause to be transferred) to Buyer such records and data (including electronic data files) that, prior to the Closing, is used by Seller in providing services related to the operation of the Business, as may be reasonably requested by Buyer (and, in the case of electronic data files, in such format or formats as may be reasonably requested by Buyer).

Section 6.16 Post-Closing Access to Information and Corporate Name Phase-Out.

(a) After the Closing, each Party shall afford the other Party and its counsel, accountants, consultants and other Representatives, during normal business hours, reasonable access to the books, records and other information in such Party’s possession relating to the Business, and the right to make copies and extracts therefrom at its expense, or shall provide copies of such information to the other Party, in each case to the extent such access is reasonably required by the requesting Party (i) to comply with reporting, disclosure, filing or other requirements imposed by a Governmental Authority, (ii) for use in the conduct of any Tax audit or other proceeding in respect of Taxes or other litigation in which such requesting Party is a party, (iii) to comply with such requesting Party’s obligations under this Agreement, or (iv) with respect to Buyer, relates to the operation, ownership and management of the Business and which Seller is permitted by applicable Law to provide provided, that, Buyer agrees to treat such information as confidential, if applicable.

(b) In addition, after the Closing Seller shall provide to Buyer such written certifications, sub-certifications or the like as may be reasonably requested by Buyer to support any attestation or representation required to be provided by Buyer in connection with any audit, accreditation review or similar proceeding relating to the operation of the Business prior to the Closing. For a period of six (6) years after the Closing Date, neither Seller nor Buyer shall, or permit its Affiliates to, destroy or otherwise dispose of any of the books, records or other information described in this Section 6.16 relating to the Business, the Purchased Assets or the Assumed Liabilities without first offering in writing to surrender such books, records and other information to the other Party, which other Party shall have ten (10) days after such offer to agree in writing to take possession thereof. Without limiting the foregoing, if any Governmental Authority shall, pursuant to applicable Law, require in writing the transfer by Seller to Buyer of ownership of information related to the Business as operated prior to the Closing, Seller and Buyer shall coordinate in good faith to effect such transfer; provided, that, in no event shall Seller be required to transfer ownership of any information which Seller requires for the run-out of the Medicaid Business and Medicare Business by Seller.

(c) Effective as of the Closing, Seller, on behalf of itself and its Subsidiaries, hereby grants to Buyer (i) for a period of no longer than nine (9) months after the Closing, a non-exclusive, worldwide, and royalty-free license to use the Corporate Name solely to effectuate the transition by Buyer to new names and marks as promptly as possible (the “Phase-Out License”), and (ii) solely to the extent necessary in connection with its performance of its rights and obligations under the Medicare Reinsurance Agreement and the QHP and EP Reinsurance Agreement and/or administrative matters relating thereto, a perpetual, irrevocable, sublicensable to Affiliates of Buyer (only in connection with the operation of Business), and transferable (upon prior written consent of Seller in connection with the sale or transfer of all or an applicable portion of the Business, which consent shall not be unreasonably withheld, conditioned or delayed), non-exclusive, worldwide, and royalty-free license to use the Corporate Name (or any successor name adopted by Seller) and names and marks incorporating the Corporate Name (or any successor name adopted by Seller) (the “Long-Term License”). As soon as reasonably practicable after the Closing, Buyer shall phase-out use of the Corporate Name, except as reasonably necessary or appropriate in connection with its performance of its rights and obligations under the Long-Term License. All goodwill associated with the Corporate Name generated by Buyer’s use of the Corporate Name pursuant to the foregoing license in this Section 6.16(c) shall inure to the benefit of Seller. Buyer shall use the Corporate Name at a level of quality equivalent in all material respects to that in effect for the Corporate Name as of the Closing. For purposes of clarity, nothing in this Section 6.16(c) shall preclude any uses of the Corporate Name by Buyer that are required or otherwise not prohibited under applicable Law, including uses of the Corporate Name not in commerce, uses that would not cause confusion as to the origin of a good or service, uses for historical and administrative purposes and references to the Corporate Name in historical, Tax, regulatory and similar records.

Section 6.17 Non-disparagement. From and after the Signing Date, (a) Seller shall not, and shall cause its Subsidiaries not to, talk about or otherwise publicly communicate to any third parties (including Providers and Enrollees) in a disparaging or defamatory manner regarding Buyer, or otherwise make or authorize to be made any written or oral statement that may disparage or damage the reputation of Buyer; and (b) Buyer shall not, and shall cause their respective Affiliates not to, talk about or otherwise publicly communicate to any third parties (including Providers and Enrollees) in a disparaging or defamatory manner regarding Seller, or otherwise make or authorize to be made any written or oral statement that may disparage or damage the reputation of Seller.

Section 6.18 Transfer Taxes. All transfer, documentary, sales, use, excise, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) (collectively, the “Transfer Taxes”) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid evenly between Buyer and Seller when due; provided, that to the extent Seller is exempt from any Transfer Tax, but such Transfer Tax (or in the case of a sales tax, the corresponding use tax) is imposed on the Buyer, such Transfer Taxes shall be borne and paid by Buyer when due. Buyer shall duly prepare any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary), and shall give Seller a copy of each such Tax Return for its review and comment at least fifteen (15) days prior to filing. Following such review and comment period, Buyer shall file all necessary Tax Returns and other documentation with respect to all Transfer Taxes and, if required by applicable Law, Seller shall join Buyer in the execution of any such Tax Returns and other documentation.

Section 6.19 Health Insurance Providers Fee.

(a) For purposes of the health insurance providers fee imposed by Section 9010 of the Patient Protection and Affordable Care Act (PPACA), Public Law 111-148 (124 Stat. 119 (2010)), as amended by Section 10905 of PPACA, and as further amended by Section 1406 of the Health Care and Reconciliation Act of 2010, Public Law 111-152 (124 Stat. 1029 (2010) and the Treasury Regulations promulgated with respect thereto, or any successor Law or Tax (such fee, the “Health Insurance Providers Fee”), Seller shall (i) treat all reinsurance arrangements between Buyer (or an Affiliate of Buyer) and Seller pursuant to the Medicare Reinsurance Agreement and the QHP and EP Reinsurance Agreement as “indemnity reinsurance” as defined in Treasury Regulations Section 57.2(h)(5)(i), (ii) report all premiums received by Seller in connection with the Medicare Business and the QHP and EP Reinsurance Business with respect to any Contract for “health insurance” (within the meaning of Treasury Regulations Section 57.2(h)), for any period (or portion thereof) beginning on or after the Closing Date and ending at such time as the Contract has been novated to Buyer, as Seller’s “premiums written” for health insurance of United States health risks (within the meaning of Treasury Regulations Section 57.2) and (iii) determine Seller’s “net premiums written” without reducing such “premiums written” described in clause (i) by any amount ceded to or otherwise payable to Buyer under any indemnity reinsurance arrangement described herein. Seller and Buyer shall report and shall act, in all respects and for all Tax purposes, consistent with such position and neither Seller nor Buyer shall take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with such position.

(b) In the event that Buyer is required to pay a Health Insurance Providers Fee in respect of any of the premiums described in Section 6.19(a) with respect to the Medicare Business and the QHP and EP Reinsurance Business, Seller shall pay to Buyer in accordance with Section 6.19(c) an amount equal to any Health Insurance Providers Fee that would have been payable by Seller in respect of such premiums had the Closing not occurred, determined assuming that (i) Seller is a “covered entity” (within the meaning of Treasury Regulations Section 57.2(b)) in the applicable “test year” (within the meaning of Treasury Regulations Section 57.2(g), (ii) Seller continues to be a New York not-for-profit corporation that is exempt from Tax within the meaning of Code section 501(a) and an organization described in Code section 501(c)(3), and (iii) the gross premiums described in clause (a)(ii) were the amount of Seller’s “net premiums written” as defined in Treasury Regulations Section 57.2(k).

(c) Any payments made pursuant to Section 6.19(b) shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 6.20 Reinsurance Business.

(a) In accordance with Section 2.01(e) and Section 2.01(h), as of the Non-Renewal Date, Buyer shall acquire from Seller and its Subsidiaries all of their respective Provider Contracts related to the QHP and EP Reinsurance Business and any and all rights of Seller and its Subsidiaries, to the extent applicable, to provide services to Enrollees in any of Seller’s QHP Health Plans and Seller’s EP Health Plans (collectively “Seller’s QHP and EP Reinsured Plans”) in effect as of the Closing Date on an indemnity reinsurance basis in accordance with the terms and conditions of the QHP and EP Reinsurance Agreement. Commencing as of the first applicable open enrollment period for the first applicable plan year after the plan year subject to the QHP and EP Reinsurance Agreement after the Closing Date in respect of each Seller’s QHP and EP Reinsured Plan, Buyer shall make available to the Enrollee of such Seller’s QHP and EP Reinsured Plan Buyer insurance product replacement for such Seller’s QHP and EP Reinsured Plan. Buyer shall not offer Seller’s QHP and EP Reinsured Plans on a renewal basis after the applicable plan year subject to the QHP and EP Reinsurance Agreement.

(b) In accordance with Section 2.01(c), as of the Medicare Novation Date, Buyer shall acquire from Seller and its Subsidiaries any and all rights of Seller and its Subsidiaries, to the extent applicable, to provide services to Enrollees in any of Seller’s Medicare Health Plans in effect as of the Closing Date on an indemnity reinsurance basis in accordance with the terms and conditions of the Medicare Reinsurance Agreement. In accordance with the Medicare Reinsurance Agreement, Seller shall cede, and Buyer shall reinsure, on an indemnity reinsurance basis all Medicare Business written by Seller until the Medicare Novation Date. On the Medicare Novation Date, subject to the terms and conditions of the Medicare Reinsurance Agreement, the Payor Contract pursuant to which such Medicare Business is written shall be novated to Buyer.

Section 6.21 Apportioned Obligations. Liability for all real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Business, the Purchased Assets and the Assumed Liabilities (individually or in the aggregate) for a Straddle Period (the “Apportioned Obligations”) shall be apportioned between Seller and Buyer based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period. Buyer shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post-Closing Tax Period.

Section 6.22 Post-Closing Buyer Covenants.

(a) For a period of three (3) years following the Closing, Buyer shall use commercially reasonable good faith efforts to maintain the corporate presence for the Business in the State of New York at a level appropriate for the nature of the Business’ operations as the anchor of Buyer’s multi-line healthcare operations in the State of New York. Nothing herein is intended to or shall confer upon any Enrollee, Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(b) For a period of one (1) year following the Closing, to the extent permitted by applicable Law and Governmental Authorities, Buyer shall use commercially reasonable good faith efforts to comply with the protocols and policies developed by Seller as of the date of this Agreement relating to the Ethical and Religious Directives for Catholic Health Care Services in connection with the operations of the Business in the State of New York.

(c) Nothing herein is intended to or shall confer upon any Enrollee, Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under any or by reason of this Agreement.

(d) From and after the Closing until final payment of the working capital adjustment contemplated by Section 2.08, Buyer shall pay or cause to be paid all claims payable and claims payable incurred but not reported included in Working Capital in the ordinary course of business consistent with the operation of the Business by Seller and its Subsidiaries prior to the Closing.

Section 6.23 Financing.

(a) Unless, and to the extent, Buyer shall have demonstrated to the reasonable satisfaction of Seller that Buyer shall have sufficient cash from other sources (including by reason of capital markets, securities or other financing transactions) available to satisfy its cash payment obligations under this Agreement, from and after the execution of this Agreement, Buyer shall not permit any amendment or modification to be made to the Commitment Letter, if such amendment or modification (A) reduces the aggregate amount of the Financing below the amount required together with the other sources to pay the Required Funding Amount or (B) imposes additional conditions or otherwise amends any of the conditions to the receipt of the Financing in a manner that could reasonably be expected to (I) prevent the Closing from occurring prior to the Termination Date, (II) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) materially less likely to occur or (III) materially impact the ability of Buyer to enforce its rights against other parties to the Commitment Letter or the definitive agreements with respect thereto. For the avoidance of doubt, but subject to the foregoing, Buyer may amend, supplement, modify or replace the Commitment Letter as in effect at the date hereof (x) to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Commitment Letter as of the date of this Agreement, (y) to increase the amount of indebtedness or (z) to replace all or a portion of the facility committed under the Commitment Letter as in effect as of the date hereof with one or more new facilities under such Commitment Letter or under any new commitment letter or facility (any such new commitment or facility, a “Replacement Facility”); provided, that the terms of such Replacement Facility shall comply with clauses (A) and (B) above. Promptly following the execution of a Replacement Facility by Buyer, Buyer shall notify the Seller to such effect and shall promptly provide a fully executed copy of such Replacement Facility and any related agreements (which may be redacted in a customary manner). For purposes of this Agreement, (1) the term “Financing” shall be deemed to include the financing contemplated by the Commitment Letter as amended, modified or replaced pursuant to this Section 6.23 (including any Replacement Facility, any Alternative Financing and, in the case of Section 6.23(d), any offering or sale of debt or equity securities the proceeds of which are intended to be used to satisfy the obligations under this Agreement), and (2) the term “Commitment Letter” shall be deemed to include the Commitment Letter as may be amended, modified or replaced pursuant to this Section 6.23, any commitment letters with respect to any Replacement Facility, and any commitment letters with respect to the Alternative Financing.

(b) Unless, and to the extent, Buyer shall have demonstrated to the reasonable satisfaction of Seller that Buyer shall have sufficient cash from other sources (including by reason of a capital market or other financing transaction) available to satisfy its cash payment obligations under this Agreement, Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Financing contemplated by the Commitment Letter, including to (i) maintain in effect the

Commitment Letter pursuant to its terms (except for amendments not prohibited by Section 6.23(a)) until the transactions contemplated by this Agreement are consummated or this Agreement is terminated in accordance with its terms, (ii) negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions contained in the Commitment Letter or on other terms not materially less favorable, in the aggregate, to Buyer (as determined in the reasonable judgment of Buyer) than the terms and conditions contained in the Commitment Letter (such definitive agreements, the “Definitive Agreements”), and (iii) satisfy (or, if deemed advisable by Buyer, seek a waiver on a timely basis of) all conditions to funding in the Commitment Letter that are within its control and, in the event that all conditions to funding in the Commitment Letter are satisfied at or prior to Closing, consummate the Financing at the Closing in accordance with the terms and conditions of the Commitment Letter as in effect at or prior to the Closing.

(c) Unless, and to the extent, Buyer shall have demonstrated to the reasonable satisfaction of Seller that Buyer shall have sufficient cash from other sources (including by reason of a capital market or other financing transaction) available to satisfy its cash payment obligations under this Agreement, in the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Buyer shall promptly notify Seller in writing and use its reasonable best efforts to arrange alternative financing from the same or alternative sources in an amount not less than the Required Funding Amount under this Agreement (the “Alternative Financing”); provided, however, that Buyer shall not be required to obtain financing which includes terms and conditions materially less favorable (taken as whole and taking into account any “market flex” provision) to Buyer (as determined in the reasonable judgment of Buyer), in each case relative to those in the Financing being replaced.

(d) The Seller shall, shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and their respective Representatives, including legal, Tax, regulatory and accounting Representatives, to provide, at Buyer’s expense, on a timely basis, all reasonable cooperation requested by Buyer and/or the Financing Sources in connection with the Financing. Without limiting the generality of the foregoing, such cooperation shall in any event include: (i) promptly providing Buyer and the Financing Sources and their respective agents with (A) the financial information regarding the Seller and its Subsidiaries required to be delivered pursuant to Section 6(b) and Section 9 of Annex C of the Commitment Letter (as in effect on the date hereof, or any similar provisions pursuant to any permitted amendments to the Commitment Letter or pursuant to any Alternative Financing or Replacement Facility) as such information relates to the Company and (B) other information, including projections, as may be reasonably requested by Buyer, the Financing Sources or their respective agents to prepare customary bank information memoranda, lender presentations, offering memoranda, private placement memoranda, registration statements, prospectuses and other materials in connection with a syndicated bank financing or other offer or sale of securities in connection with such Financing (all information required to be delivered pursuant to this clause (i) being referred to as the “Required Information”); (ii) participating (including by making members of senior management, certain representatives and certain non-legal advisors, in each case with appropriate seniority and expertise, available to participate) in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agent for, and prospective lenders and purchasers of, the Financing and senior management and Representatives, in each case with appropriate seniority and expertise, of the Seller and its Subsidiaries), due diligence sessions, presentations, “road shows”, drafting sessions and sessions with the rating agencies in connection with the Financing; (iii) reasonably cooperating with the Financing Sources’ and their respective agents’ due diligence, including providing access to documentation reasonably requested by such Persons in connection with lending, capital markets or other securities transactions; (iv) reasonably cooperating with the marketing efforts for any portion of the Financing, including using its reasonable best efforts to ensure that any syndication effort benefits materially from any existing lending and investment banking relationship; (v) aiding in the preparation of documentation, including bank information memoranda, prospectuses and similar documents, rating agency presentations, road show presentations, private placement memoranda and written offering materials and similar documents used to complete such Financing (including delivery of one or more customary representation letters), in each case, to the extent information contained therein relates to the business of the Seller and its Subsidiaries; (vi) cause its certified independent auditors to provide (A) (x) consent to use of their reports in any materials relating to the Financing, including SEC filings, prospectuses and offering memoranda that include or incorporate the Seller’s consolidated financial information and their reports thereon and (y) auditors reports and comfort letters (including “negative assurances” comfort) with respect to financial information relating to the Seller and the its Subsidiaries in customary form and (B) other documentation and reasonable assistance (including assistance in the preparation of pro forma financial statements by Buyer); (vii) providing (including using reasonable efforts to obtain such documents from its advisors) customary certificates, legal opinions or other customary closing documents as may be reasonably requested by Buyer or the Financing Sources (including a certificate of the chief financial officer of the Seller with respect to solvency matters as of the Closing on a pro forma basis and consents and officers’ and public officials’ certifications); (viii) entering into one or more credit or other agreements on terms satisfactory to Buyer in connection with the Financing; (ix) taking all actions reasonably necessary in connection with the payoff and release, as applicable, of existing indebtedness and guarantees and related obligations of the Seller and its Subsidiaries on the Closing Date and the release of related liens on the Closing Date (including obtaining customary payoff letters, lien terminations and other instruments of discharge); (x) causing the taking of corporate actions reasonably necessary to permit the completion of the Financing, (xi) executing and delivering any pledge and security documents (and any other documents or instruments required for the creation and perfection of security interests in the collateral securing the Financing) or other definitive financing documents reasonably requested by Buyer or the Financing Sources (including guarantees and other deliverables), provided, however, that no obligation of the Seller or any of its Subsidiaries under any such agreement or instrument under this clause (xi) shall be effective until the Effective Time; (xii) providing, at least five (5) Business Days prior to the Closing Date, to the Financing Sources all documentation and other information reasonably requested by such Financing Sources that such Financing Sources reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; (xiii) reasonably cooperating in procuring corporate and facilities ratings for the Financing in each case, from each of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc.; (xiv) using commercially reasonable efforts to permit the Acquired Cash to be made available to Buyer at the Closing in accordance with the terms and conditions of this Agreement; (xv) providing authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders and containing a representation to the Financing Sources that the portion of the public side versions of such documents supplied by the Seller, if any, do not include material non-public information about the Seller, its Subsidiaries or their respective Affiliates or securities; (xvi) (A) informing Buyer if the chief executive officer, chief financial officer, treasurer or controller of the Seller or any member of the Seller’s Board of Directors shall have knowledge of any facts as a result of which a restatement of any of the Seller’s financial statements, in order for such financial statements to comply with GAAP, is probable and (B) providing reasonably appropriate representations in connection with the preparation of financial statements and other financial data of the Seller and its Subsidiaries and providing reasonable assistance in the preparation of pro forma information, projections, risk factor disclosure and other disclosures required to consummate the Financing; (xvii) assisting Buyer to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts relating to the Seller and its Subsidiaries (including by arranging discussions among Buyer, the Seller and the Financing Sources and their respective Representatives with other parties to such material leases, encumbrances and contracts as of the Closing); and (xviii) updating any Required Information provided to Buyer as may be reasonably necessary so that such Required Information qualifies as a Compliant Document.

(e) For the avoidance of any doubt, nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Seller or its Subsidiaries, and neither the Seller nor any of its Subsidiaries shall be required to (i) enter into or perform under any agreement with respect to the Financing that is not contingent upon the Closing or that would be effective prior to or simultaneous with the Effective Time, (ii) pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time, (iii) take any action or permit the taking of any action that would conflict with or violate Seller’s organizational documents or any Laws or Material Contracts or (iv) take or permit the taking of any action that would (x) cause any covenant, representation or warranty in this Agreement to be breached by Seller or any of its Subsidiaries, or (y) cause any director, officer or employee of Seller or any of its Subsidiaries to incur any personal liability; provided however that the foregoing clause (i) of this sentence shall not apply to customary resolutions, representation letters, officer’s certificates, supplemental indentures (which do not result in the creation or assumption of any additional obligations by the Seller or any of its Subsidiaries prior to the Effective Time) and solicitation agreement and similar documents required to be executed in connection with the closing of a sale of securities on customary terms. Buyer shall promptly indemnify and hold harmless the Seller, its Subsidiaries and their respective Representatives from and against any and all Losses suffered or incurred by any of them in connection with any claims asserted by Financing Sources in connection with the arrangement of the Financing including, for the avoidance of doubt, any Liabilities incurred in connection with Seller’s cooperation in accordance with this Section 6.23 (other than to the extent such Losses arise from the misconduct of or breach of this Agreement by the Seller, any of its Subsidiaries or their respective Representatives) and any information used in connection therewith (other than information relating to the Seller or its Subsidiaries provided to Buyer by or on behalf of the Seller, its Subsidiaries or their Representatives expressly for use in connection with the Financing) and any action taken by Seller, its Subsidiaries or their Representatives pursuant to this Section 6.23. Upon request by Seller, Buyer shall promptly (and in any event within thirty (30) calendar days of invoice) reimburse Seller for all reasonable and documented out-of-pocket costs (including reasonable out-of-pocket legal and accounting fees and expenses) incurred by Seller and/or any of its Subsidiaries in connection with the cooperation contemplated by this Section 6.23.

(f) Seller hereby consents to the reasonable use of the Business’s logos in connection with the Financing, provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Seller or any of its Subsidiaries or the reputation or goodwill of Seller or any of its Subsidiaries or any of their respective intellectual property rights.

(g) Notwithstanding anything in this Agreement, Buyer acknowledges and agrees that the obtaining of the Financing is not a condition to Closing.

(h) Seller agrees to use reasonable best efforts to obtain, as soon as practicable after the date hereof, the Waiver. Seller shall promptly provide to Buyer, the Waiver as soon as practicable after the Waiver is obtained.

Section 6.24 Shares Reserved for Issuance; NYSE Listing. Buyer will (i) reserve for issuance a sufficient number of shares of Buyer Common Stock for issuance in or in connection with the Share Consideration and Escrow Shares, (ii) use its reasonable best efforts to cause such shares of Buyer Common Stock to be listed on the NYSE, subject to official notice of issuance and (iii) give all notices and make all filings with the NYSE required in connection with the Share Consideration and Escrow Shares.

Section 6.25 Subsidiary Tax Matters.

(a) Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by Salus, Salus IPA and each of their respective Subsidiaries after the Closing Date (taking into account all applicable extensions). Any Tax Return for a Pre-Closing Tax Period or for a Straddle Period shall be prepared in a manner consistent with past practice, procedure and accounting methods (unless otherwise required by Law). Buyer shall deliver each such Tax Return (together with schedules, statements and, to the extent required by such other party, supporting documentation) to Seller for review and comment at least twenty (20) days prior to the due date (including extensions) of such Tax Return. If Seller objects to any item on any such Tax Return, it shall, within ten (10) days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their commercially reasonable efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within five (5) days after receipt by Buyer of such notice, the disputed items shall be resolved by a final determination of the Independent Accountants. The fees and expenses of the Independent Accountants shall be borne by Seller and Buyer in the same proportion by which their respective positions as initially presented to the Independent Accountants (based on the aggregate of all differences taken as a whole) differs from the final resolution as determined by the Independent Accountants. Buyer and Seller agree to file any Tax Return for a Pre-Closing Tax Period or Straddle Period, or to amend any such Tax Return that was required to be filed during the period the Independent Accountants were making their determination, consistent with the Independent Accountant’s determinations. Seller shall pay (or cause to be paid) to Buyer any Taxes due with respect to any Tax Returns for a Pre-Closing Tax Period or Straddle Period for which Seller is responsible under this Agreement no later than three (3) days before the due date for the payment of such Taxes.

(b) Buyer shall promptly pay or cause prompt payment to be made to Seller of all refunds of Taxes (and any interest thereon paid by a Governmental Authority and) received by, or credited against the Tax liability of, Salus, Salus IPA, or any of their respective Subsidiaries attributable to Taxes paid by Salus, Salus IPA, or such Subsidiary, as applicable, with respect to any Pre-Closing Tax Period, net of any tax payable by the party entitled to receive such refund or apply such credit with respect to its receipt or application thereof (including with respect to any interest included in such refund or overpayment) and net of all reasonable out-of-pocket costs associated with collecting such amounts, received; provided, that in the event that any such refund or credit is subsequently disallowed, Seller shall repay to the applicable Person an amount equal to such refund or credit (and any interest thereon paid by a Governmental Authority) within ten (10) days of written request therefor; provided, further, Seller shall not be entitled to any refund or credit of Taxes with respect to a Pre-Closing Tax Period to the extent attributable to the carryback of any loss, deduction or similar item arising in a Post-Closing Taxable Period.

(c) Unless otherwise required by applicable Law, Buyer and its Affiliates (including on or after the Closing Date the Subsidiaries) shall not file, or cause to be filed, any restatement or amendment of, modification to any Tax Return of any of the Subsidiaries for any Pre-Closing Tax Period to the extent such action would reasonably be expected to adversely affect Seller, without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Seller and Buyer will, to the extent permitted by applicable Law, close the taxable period of the Salus, Salus IPA and each of their respective Subsidiaries as of the close of business on the Closing Date. If applicable Law does not permit a Subsidiary to close their taxable year on the Closing Date or in any case in which a Tax is assessed with respect to Straddle Period, the Taxes, if any, attributable to a Straddle Period of Salus, Salus IPA and each of their respective Subsidiaries shall be allocated (i) to the Pre-Closing Tax Period for the period up to and including the close of business on the Closing Date, and (ii) to the Post-Closing Tax Period for the period subsequent to the Closing Date. For purposes of this Agreement, except as provided in Section 6.21, in the case of any Straddle Period of a Subsidiary, Taxes shall be allocated to the portion of the Straddle Period ending on the Closing Date in an amount equal to the amount which would be payable if the taxable year ended with the Closing Date.

(e) Neither Buyer, Salus, Salus IPA nor any of their respective Subsidiaries shall make any election under Section 338 of the Code, or other comparable provision under state, local or foreign law with respect to the transactions contemplated by this Agreement.

Section 6.26 Insurance.

(a) With respect to events or circumstances relating to the Business, the Purchased Assets and the Assumed Liabilities that occurred or existed prior to the Closing Date that are covered by occurrence-based third party liability insurance policies of Seller or its

Affiliates and any workers’ compensation insurance policies or comparable workers’ compensation self-insurance programs sponsored by Seller or its Affiliates and that apply to the locations at which the Business operates, Buyer may, and may cause Seller or its Affiliates, as applicable , to make claims under such policies and programs. Seller and its Affiliates will provide reasonable cooperation and assistance in the pursuit of such claims.

(b) With respect to any open claims against the insurance policies of Seller or its Affiliates relating to losses or damages relating to the Business, the Purchased Assets or the Assumed Liabilities prior to the Closing, Seller shall promptly remit to Buyer any and all proceeds realized from such claims upon settlement of such claims and the receipt of such proceeds.

Section 6.27 Registration Rights Agreement; Share Consideration.

(a) As soon as reasonably practicable following Buyer’s election of the Share Consideration Amount, but in any event not later than five (5) Business Days thereafter, Seller shall deliver to Buyer a duly executed copy of the Registration Rights Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, in the event (i) Buyer elects to deliver any portion of the Purchase Price as Share Consideration (in accordance with the definition “Share Consideration Amount” set forth in this Agreement) and (ii) for any reason at the Closing the resale by Seller of such Share Consideration (A) is not registered under the Securities Act on an effective registration statement on Form S-3 or any other applicable form of registration including by prospectus supplement to an existing effective registration statement, (B) is prohibited under applicable Law due to the existence of any fact or happening of any event that makes any statement of a material fact in such registration statement, any related prospectus or issuer free writing prospectus or any document incorporated or deemed to be incorporated therein by reference untrue or which would require the making of any changes in such registration statement, prospectus or issuer free writing prospectus in order that, in the case of such registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of such prospectus or issuer free writing prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (C) is otherwise prohibited under the Registration Rights Agreement, then Buyer shall deliver at the Closing, in lieu of such Share Consideration, an amount in cash equal to the Share Consideration Amount in respect of such Share Consideration, and for purposes of this Agreement all references to the “Share Consideration Amount” (notwithstanding any prior election made by Buyer with respect thereto) shall mean an amount equal to Zero Dollars ($0).

Section 6.28 Intercompany Obligations.

(a) Except as set forth on Section 6.28(a) of the Disclosure Schedules, Seller shall, and shall cause its Affiliates to, take such action and make such payments as may be necessary so that, concurrently with the Closing, the Business, on the one hand, and Seller and its Affiliates, on the other, shall settle, discharge, offset, pay or repay in full all intercompany loans, notes, and advances regardless of their maturity and all intercompany receivables and payables for the amount due, including any accrued and unpaid interest to but excluding the date of payment.

(b) Except (i) as otherwise contemplated by the Transaction Agreements or (ii) as set forth on Section 6.28(b) of the Disclosure Schedules, prior to the Closing, Seller shall, and shall cause its Affiliates to, take such actions as may be necessary to terminate or commute, concurrently with the Closing, all Intercompany Agreements such that, following the Closing, the Business shall not have any further Liability under any such Intercompany Agreements.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The filings of Buyer and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b) All other Required Governmental Approvals will have been duly made and obtained.

(c) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law which has, or would have, the effect of (i) making the transactions contemplated by this Agreement illegal, (ii) otherwise restraining, enjoining or prohibiting consummation of such transactions or (iii) causing any of the transactions contemplated to be consummated at the Closing to be rescinded following completion thereof (a “Prohibitive Order”); provided, that, a Party may not assert its right to not consummate the transactions contemplated by this Agreement pursuant to this Section 7.01(c) if such Party shall have initiated or caused such Action or Prohibitive Order.

(d) The Payor Contracts (other than those relating to the Medicare Business, the QHP Business, or the EP Business) shall have been novated to Buyer and all other Payor Contracts shall have assigned to Buyer in accordance with Section 2.01 and all approvals, consents and waivers required in connection with such assignments shall have been received and executed counterparts thereof shall have been delivered to Buyer and Seller at or prior to the Closing.

(e) All approvals, consents or waivers required in connection with the Medicare Reinsurance Agreement and the QHP and EP Reinsurance Agreement shall have been delivered to Buyer and Seller at or prior to Closing.

(f) The Parties shall have received a copy of the Escrow Agreement, duly executed by the Escrow Agent.

(g) The Share Consideration (if any) and the Escrow Shares (if any) shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s written waiver, at or prior to the Closing, of each of the following conditions:

(a) (1) The representations and warranties of Seller set forth in Article IV (other than the Seller Fundamental Representations), the other Transaction Documents and any certificate or other writing delivered pursuant hereto, disregarding any qualifications or limitations set forth in such representations or warranties as to materiality, Material Adverse Effect, or any other similar qualifier contained in such representations and warranties shall be true and correct in all respects, in each case, as of the Signing Date and as of the Closing Date as though made on and as of such date except: (i) to the extent that any such representation or warranty refers to a specified date, in which event such representation and warranty shall be true and correct as of such specified date; and (ii) where the failure of such representations and warranties to be so true and correct, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (2) the Seller Fundamental Representations shall be true and correct in all but de minimis respects, in each case as of the Signing Date and as of the Closing Date as though made on and as of such date except to the extent that any such representation or warranty refers to a specified date, in which event such representation and warranty shall be true and correct as of such specified date. The Parties agree and acknowledge that, solely for purposes of this Section 7.02(a), “Seller Fundamental Representations” shall not include the representations and warranties of Seller set forth in Section 4.11 (Compliance with Law), and that such Seller representations and warranties set forth in Section 4.11 (Compliance with Law) shall be tested for accuracy in accordance with subsection (1) of this Section 7.02(a).

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) From the Signing Date, there shall not have occurred any Material Adverse Effect and no Burdensome Condition shall have been imposed, or will be imposed as a result of the Closing, on Buyer, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect or the imposition of a Burdensome Condition on Buyer.

(d) Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement).

(e) Seller shall have delivered to Buyer a duly executed affidavit prepared in accordance with Treasury Regulations Section 1.1445-2(b) certifying Seller’s non-foreign status.

(f) Seller shall have delivered the Rego Park Lease Assignment, duly executed by Rego Park LLC and Seller.

(g) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of Seller, and by the Members of Seller, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (ii) the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(h) Buyer shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a), Section 7.02(b), and Section 7.02(c) have been satisfied.

(i) All Encumbrances, if any, relating to the Purchased Assets and the Business and all guarantees and obligations under any Closing Date Indebtedness, in each case, shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form reasonably satisfactory to Buyer, of the release of such Encumbrances, guarantees and obligations including, with respect to any Closing Date Indebtedness, payoff letters in form and substance reasonably satisfactory to Buyer, providing for the satisfaction and discharge of all amounts due under (including principal of, interest on, premium, if any, and any expenses, break fees or other amounts owing in respect of), and the termination of all obligations with respect to such Closing Date Indebtedness, in each case executed by each holder of any such Closing Date Indebtedness.

(j) Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Seller as of the Closing Date.

(k) Buyer shall have received all consents, approvals and authorizations that are set forth in Exhibit R, which shall be in form and substance reasonably acceptable to Buyer (collectively, the “Required Third Party Consents”).

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s written waiver, at or prior to the Closing, of each of the following conditions:

(a) (1) The representations and warranties of Buyer contained in this Agreement (other than the Buyer Fundamental Representations), the other Transaction Documents and any certificate or other writing delivered pursuant hereto disregarding any qualifications or limitations set forth in such representations or warranties as to materiality, material adverse effect, or any other similar qualifier contained in such representations and warranties shall be true and correct in all respects, in each case, as of the Signing Date and as of the Closing Date as though made on and as of such date except: (i) to the extent that any such representation or warranty refers to a specified date, in which event such representation and warranty shall be true and correct as of such specified date; and (ii) where the failure of such representations and warranties to be so true and correct, has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect and (2) the Buyer

Fundamental Representations shall be true and correct in all but de minimis respects, in each case as of the Signing Date and as of the Closing Date as though made on and as of such date except to the extent that any such representation or warranty refers to a specified date, in which event such representation and warranty shall be true and correct as of such specified date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No Burdensome Condition shall have been imposed, promulgated or enacted, or will be imposed, on Seller, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in the imposition of a Burdensome Condition on Seller.

(d) Buyer shall have delivered to Seller duly executed counterparts to the Transaction Documents (other than this Agreement).

(e) Buyer shall have delivered to Seller a duly executed counterpart to the Rego Park Lease Assignment.

(f) Seller shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(g) Seller shall have received all Required Governmental Approvals to amend its Certificate of Incorporation to enable Seller to operate in all material respects in furtherance of the Applicable Purposes following the Closing.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Article VIII, the representations and warranties contained in Article IV and Article V shall survive the Closing and shall remain in full force and effect until the later of (i) the date that is twelve (12) months following the Closing Date and (ii) the date that is thirty (30) days after the date that the audited financial statements and signed audit report of Buyer’s independent auditors with respect to Buyer as of and for the fiscal year ending on December 31, 2018 are delivered to Buyer, provided that such date pursuant to this clause (ii) shall be no later than eighteen (18) months following the Closing Date (the “Survival Period”). Notwithstanding the preceding sentence, (a) the representations and warranties of Seller set forth in Section 4.13 (Employment and Benefits Matters) and Section 4.14 (Taxes) shall survive the Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitations, (b) the Seller Fundamental Representations and the Buyer Fundamental Representations shall survive the Closing indefinitely, and (c) the covenants, agreements and other obligations contained in this Agreement, and the indemnification obligations of the parties with respect thereto, shall survive the Closing in accordance with their terms. Notwithstanding the foregoing, any claims asserted in accordance with this Article VIII prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification by Seller. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify and defend each of Buyer, its Affiliates and its Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement (other than Seller Fundamental Representations);

(b) any inaccuracy in or breach of any Seller Fundamental Representation;

(c) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;

(d) any claim for fraud, willful misconduct or intentional misrepresentation;

(e) any Excluded Asset or any Excluded Liability; or

(f) (i) any and all Taxes of or imposed on Salus or Salus IPA for any Pre-Closing Tax Period, (ii) any Taxes for which Salus or Salus IPA is liable under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Law), as a transferee or successor, by operation of applicable Law, by Contract or otherwise and (iii) any Losses attributable to any inaccuracy or breach of the representations and warranties set forth in Section 4.14(n).

Section 8.03 Indemnification by Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend Seller, its Affiliates and its Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement (other than the Buyer Fundamental Representations);

(b) any inaccuracy in or breach of any Buyer Fundamental Representation;

(c) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement;

(d) any claim for fraud, willful misconduct or intentional misrepresentation; or

(e) the Purchased Assets or Assumed Liabilities.

Section 8.04 Certain Limitations . The Parties’ indemnification obligations under Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Neither Seller nor Buyer shall have any liability for monetary Losses arising under Section 8.02(a) or Section 8.03(a), to the extent the aggregate amount of Losses related thereto for which the Seller or Buyer, as applicable, would otherwise be required to provide indemnification, exceeds an amount equal to Three Hundred Seventy-Five Million Dollars ($375,000,000). The aggregate Liability of Buyer, on the one hand, and Seller, on the other hand, for any Losses with respect to matters set forth in Section 8.02(b) and Section 8.03(b), respectively, shall not exceed an amount equal to the Purchase Price.

(b) Neither Seller nor Buyer shall have any liability for monetary Losses under Section 8.02(a) or Section 8.03(a) unless and until the aggregate amount of all monetary Losses under Section 8.02(a) or Section 8.03(a) as applicable, for which Seller or Buyer, as applicable, would otherwise be required to provide indemnification exceeds on a cumulative basis an amount equal to Twenty-Five Million Dollars ($25,000,000), at which point Seller or Buyer, as applicable, subject to the other provisions of this Section 8.04, shall indemnify the Buyer Indemnitees or the Seller Indemnitees, as applicable, for the full amount of all such Losses in excess of such amount.

(c) Any and all indemnification payments required to be made by Seller pursuant to Section 8.02 shall be paid first from the Escrow Fund to the extent available in accordance with the Escrow Agreement. Seller shall not be required to pay any Buyer Indemnitee for any indemnifiable Losses under Section 8.02 unless and until the Escrow Fund has been exhausted. The Escrow Agent shall distribute to Seller, subject to the terms and conditions of the Escrow Agreement, immediately following the Survival Period, the then remaining Escrow Amount in excess of the sum of any amounts with respect to (i) which Buyer is entitled to, but has not yet received, indemnification, pursuant to this Article VIII (plus the amount of any interest or income earned on such amount), (ii) any unresolved claims for indemnification as of such date (plus the amount of any interest or income earned on such amount) and (iii) any amounts disputed but not yet resolved pursuant to Section 2.07 or Section 2.08. Once all indemnification claims are resolved between the Parties in accordance with this Article VIII, and all disputes (if any) are resolved between the Parties in accordance Section 2.07 or Section 2.08, as applicable, all remaining amounts in the Escrow Fund, if any, shall be paid to Seller.

(d) The amount of any Losses for which indemnification is provided to an Indemnified Party under this Article VIII shall be net of any amounts actually recovered by such Indemnified Party under policies of insurance (less any costs and expenses of recovery thereof), with respect to such Losses. If and to the extent any insurance proceeds are actually received by any Indemnified Party after such Indemnified Party has recovered any Losses pursuant to this Article VIII such Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to such insurance proceeds to which the Indemnifying Party is entitled pursuant to the first sentence of this paragraph.

(e) No Indemnified Party shall be entitled to be compensated more than once for the same Loss.

(f) Each Indemnified Party shall use commercially reasonable efforts to mitigate Losses for which indemnification may be claimed by such Indemnified Party under this Agreement to the extent required by applicable Law.

Section 8.05 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against which such claim is asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim (a “Claim Notice”). The failure to give a Claim Notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that such failure has a materially prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim or the indemnification obligations are materially increased as a result of such failure. A Claim Notice shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably determinable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within thirty (30) calendar days from receipt of the Claim Notice, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel (which choice of counsel shall be subject to the Indemnified Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed), and the Indemnified Party shall cooperate in good faith in such defense; provided, that (i) the Indemnifying Party shall have acknowledged in writing to the Indemnified Party its obligation to indemnify the Indemnified Party as provided hereunder in respect thereof, (ii) the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently in order to preserve its rights in this regard and (iii) notwithstanding the foregoing, the Indemnifying Party shall not have the right to elect to defend the Indemnified Party against a Third Party Claim (and the Indemnified Party shall have the sole power to direct and control such defense) if the Third Party Claim (A) could result in any Adverse Claim Consequences or (B) seeks non-monetary relief, relates to a criminal action or involves claims by a Provider or Governmental Authority. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that (A) if the Indemnifying Party requests that the Indemnified Party participates in the defense of such Third Party Claim or (B) if, in the reasonable written opinion of counsel to the Indemnified Party, (x) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (y) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable documented fees and expenses of one counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.05(a)) records relating to such Third Party Claim and furnishing, without expense to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim. The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(b) Settlement of Third Party Claims. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim if the terms of such settlement do not contain a release of the Indemnified Parties or (i) would result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party, (ii) would result in a finding or admission of wrongdoing or violation of Law by the Indemnified Party, (iii) would result in any monetary Liability of the Indemnified Party that will not be paid or reimbursed by the Indemnifying Party, or (iv) has a material adverse effect on any ongoing business of the Indemnified Party (any of the foregoing, “Adverse Claim Consequences”). If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any Liability with respect to, settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that such failure has a materially prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Direct Claim. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall reasonably cooperate with the Indemnifying Party and its professional advisors to allow the Indemnified Party to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by providing reasonable access (including access to the Indemnified Party’s premises and personnel, documents or records during normal business hours on a mutually convenient basis) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds (or, if the Indemnifying Party is Seller, in accordance with the Escrow Agreement, to the extent applicable).

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Exclusive Remedy.

(a) Except in the case of Section 8.02(d) or Section 8.03(d), or claims for equitable relief (including the enforcement of any covenant requiring performance following the Closing), from and after the Closing, the sole and exclusive remedy for all Losses relating to this Agreement or the transactions contemplated hereby shall be the indemnification provisions set forth in this Article VIII.

(b) Subject in all instances to the limitations and provisions provided for in this Article VIII, Buyer agrees that any and all amounts payable as a result of any Third Party Claim or Direct Claim by any Buyer Indemnitee for indemnification pursuant to Section 8.02(a) (other than in respect of any inaccuracy in or breach of any of the representations or warranties of Seller set forth in Section 4.13 (Employment and Benefits Matters) and Section 4.14 (Taxes)) shall be paid solely from the then-remaining Escrow Funds in accordance with the Escrow Agreement and neither Seller nor any of its Affiliates shall have any other Liability therefor, whether in indemnity or otherwise.

Section 8.09 Materiality. For purposes of Section 8.02(a), Section 8.02(b), Section 8.03(a) and Section 8.03(b), any qualifications as to materiality, Material Adverse Effect, material adverse effect or similar qualification contained in the representations or warranties in this Agreement (other than with respect to the representations and warranties contained in Section 4.05(a) (third sentence) and Section 4.06(a), as to which this Section 8.09 shall not apply), shall be disregarded and have no effect for purposes of determining whether there has been an inaccuracy in or breach of any representation or warranty and calculating the amount of any Losses thereunder.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing (it being understood and hereby agreed that this Agreement may not be terminated for any reason or on any basis other than the following):

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if Buyer is not then in material breach of any provision of this Agreement and:

(i) there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within thirty (30) calendar days of Seller’s receipt of written notice of such breach from Buyer;

(ii) an event or condition occurs that has had a Material Adverse Effect; or

(iii) Buyer has been subjected to a Burdensome Condition, or will be subjected to a Burdensome Condition if the Closing occurs following good faith negotiations by Buyer with the Governmental Authority to avoid such Burdensome Condition.

(c) by Seller by written notice to Buyer if Seller is not then in material breach of any provision of this Agreement and:

(i) there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within thirty (30) calendar days of Buyer’s receipt of written notice of such breach from Seller; or

(ii) Seller has been subjected to a Burdensome Condition, or will be subjected to a Burdensome Condition following good faith negotiations by Seller with the Governmental Authority to avoid such Burdensome Condition.

(d) by Buyer or Seller, by written notice to the other party, in the event that:

(i) any Governmental Authority shall have issued a Prohibitive Order restraining or enjoining the transactions contemplated by this Agreement, and such Prohibitive Order shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 9.01(d)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been a material cause of, or resulted in, the occurrence of such Prohibitive Order, or who has initiated or taken any action in support of such Prohibitive Order; or

(ii) the Closing shall not have occurred on or prior to July 1, 2018 (the “Initial Termination Date”); provided that if prior to the Initial Termination Date, any of the conditions set forth in Section 7.01(a), Section 7.01(b), or Section 7.01(d) have not been satisfied (or waived) but all other conditions to the Closing (other than those conditions which by their terms cannot be satisfied until the Closing) have been satisfied (or waived) by the Initial Termination Date, the Initial Termination Date may be extended by either Seller or Buyer for up to two (2) months from the Initial Termination Date (the Initial Termination Date, as it may be extended pursuant to this Section 9.01(d)(ii), is referred to herein as the “Termination Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 9.01(d)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date.

Section 9.02 Effect of Termination.

(a) In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void (in whole or in part, as applicable) and there shall be no liability on the part of any Party hereto (nor any of its Representatives or Affiliates) or any of the Financing Sources except:

(i) as set forth in this Article IX, in Section 6.06 and in Article X hereof; and

(ii) that subject to Section 9.02(b), nothing herein shall relieve any Party hereto from Liability or Losses for any fraud, willful breach or intentional misrepresentation or any breach of any representation, warranty, covenant or agreement contained in this Agreement prior to the date of termination.

(b) If this Agreement is terminated prior to the Closing, (i) by Buyer pursuant to Section 9.01(b)(iii), or (ii) by Seller pursuant to Section 9.01(c)(ii), then in any such event the terminating Party shall pay to the other Party (by wire transfer of immediately available funds), promptly (but in no event more than three (3) Business Days) following such termination, a termination fee in the amount of Five Million Dollars ($5,000,000) (the “Termination Fee”). The Termination Fee, if paid by such terminating Party, shall be considered liquidated damages for any and all Losses of the other Party in connection with, relating to or arising out of this Agreement or the Transaction Documents and the transactions contemplated hereby or thereby (including with respect to the termination thereof). In the event of a termination by either Party as contemplated by this Section 9.02(b), the non-terminating Party’s receipt of the Termination Fee shall be the sole and exclusive remedy of such party and its Affiliates against the Terminating Party and any of its Affiliates and any of the Financing Sources for any and all Losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and none of the terminating Party nor any of its Affiliates nor any of the Financing Sources shall have any further Liability relating to or arising out of this Agreement, the Transaction Documents or the transactions contemplated by this Agreement, whether at Law or equity, contract, tort or otherwise. The Parties to this Agreement acknowledge the agreements contained in this Section 9.02(b), are integral parts of the transactions contemplated by this Agreement, that without these agreements the Parties would not have entered into this Agreement, and that the payment of the Termination Fee, if applicable, does not constitute a penalty.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; provided that such communication is also sent via another method permitted hereby, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:

New York State Catholic Health Plan, Inc.

95-25 Queens Boulevard

Rego Park, New York 11374

Attention: Chief Executive Officer and Chief Legal Officer

E-Mail: pfrawley@fideliscare.org and srusso@fideliscare.org

with a copy to:

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, New York 10019

Attention: Andrew B. Roth, Esq.

E-Mail: andrew.roth@nortonrosefulbright.com

If to Buyer:

Centene Corporation

7700 Forsyth Blvd.

St. Louis MO 63105

Attention: Keith Williamson

E-Mail: kwilliamson@centene.com

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

Attention: Paul T. Schnell, Esq.

E-Mail: paul.schnell@skadden.com

Attention: Sean C. Doyle, Esq.

E-Mail: sean.doyle@skadden.com

Attention: Michael J. Homison, Esq.

E-Mail: michael.homison@skadden.com

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including”, unless otherwise specified, shall be deemed to be followed by the words “without limitation” whether or not such words are actually stated; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto”, “hereunder” and derivative or similar words refer to this Agreement as a whole, including the Disclosure Schedules and Exhibits hereto; (d) words in the singular shall beheld to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (e) references to “dollars” or “$” shall mean United States dollars; (f) references to “written” or “in writing” include in electronic form; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) a reference to any Person includes such Person’s successors and permitted assigns; (i) any reference to days means calendar days unless Business Days are expressly specified; (j) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; and (k) all references to “close of business” on any given day shall be deemed to refer to 11:59 p.m. Eastern Time on such date. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute or regulation or statutory or regulatory provisions means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules (including the Disclosure Schedules) and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision (or any portion thereof) of this Agreement, or the application of any such term or provision (or any portion thereof) to any Person or circumstance, is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term or provisions or any portion hereof had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign (by operation of law or otherwise) its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed, except that (i) Buyer may assign any or all of its rights and obligations under this Agreement without prior written consent to any of its Subsidiaries or Affiliates, provided that no such assignment shall relieve Buyer of any of its obligations hereunder and (ii) from and after the Closing Date, Buyer may assign any or all of its rights or obligations under this Agreement without prior written consent to any Financing Source (provided that any such assignment shall not relieve Buyer of its obligations hereunder) pursuant to the terms of the Financing (or any credit agreements, loan documents or indentures of Buyer or its Affiliates) for purposes of creating a security interest herein or otherwise assigning collateral in respect of the Financing.

Section 10.08 No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the Financing Sources are hereby made express third-party beneficiaries of, and shall be entitled to rely on, Section 9.02(b), Section 10.07, this Section 10.08, Section 10.09, Section 10.10, Section 10.12 and Section 10.13.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto; provided, that notwithstanding anything to the contrary set forth herein, Section 9.02(b), Section 10.07, Section 10.08, this Section 10.09, Section 10.10(b) and Section 10.10(c), and Section 10.12 (and any related definitions to the extent a modification, waiver or termination of such definitions would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that is adverse in any material respect to the Financing Sources without the prior written consent of the Financing Sources. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and any Action arising or relating to this Agreement or the Transactions (including in connection with the Financing), shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WITHOUT LIMITING SECTION 10.12, INCLUDING, FOR THE AVOIDANCE OF DOUBT, ANY ACTION AGAINST ANY FINANCING SOURCE) MAY ONLY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE BOROUGH OF MANHATTAN, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS (INCLUDING THOSE CONTEMPLATED BY SECTION 10.10(b)) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY ACTION AGAINST THE FINANCING SOURCES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY, THE COMMITMENT LETTER, THE FINANCING OR THE PERFORMANCE OF SERVICES WITH RESPECT THERETO). EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Specific Performance. Without intending to limit the remedies available to the Parties hereunder, the Parties agree that irreparable damage would occur if any provision of this Agreement are not performed in accordance with the terms hereof, for which damages, even if available, will not be an adequate remedy. Accordingly, the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms hereof, without, in any such case, the requirement to post any bond or other undertaking, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees not to oppose the granting of such injunctive relief on the basis that monetary damages are an adequate remedy.

Section 10.12 Non-Recourse. Notwithstanding anything to the contrary contained herein, the Seller agrees on behalf of itself and its Affiliates and its and their Representatives that none of the Financing Sources shall have any liability or obligation to the Seller or any of its or their respective Affiliates or Representatives relating to this Agreement, any commitment letter, engagement letter or definitive financing document or any of the transactions contemplated hereby or thereby (including with respect to the Financing). The Seller and its Affiliates and its and their Representatives hereby waive any and all rights or claims and causes of action (whether at law, in equity, in contract, in tort or otherwise) against the Financing Sources that may be based upon, arise out of or relate to this Agreement, any commitment letter, engagement letter or definitive financing document or any of the transactions contemplated hereby or thereby (including the Financing or the Commitment Letter), and each of Seller and its Affiliates and its and their Representatives agrees not to commence or support an Action against any Financing Source in connection with this Agreement or any commitment letter, engagement letter or definitive financing document or any of the transactions contemplated hereby or thereby (including any Action relating to the Financing or the Commitment Letter). In furtherance and not in limitation of the foregoing waiver, it is agreed that no Financing Source shall have any liability for any claims, losses, settlements, liabilities, damages, costs, expenses, fines or penalties to the Seller or any of its Affiliates and its or their respective Representatives in connection with this Agreement or the transactions contemplated hereunder. This Section 10.12 is intended to benefit and may be enforced by the Financing Sources and shall be binding on all successors and assigns of the Seller.

Section 10.13 Counterparts. This Agreement and any amendments hereto may be executed and delivered in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

NEW YORK STATE CATHOLIC HEALTH PLAN, INC.

By:

Name:
Title:

BUYER:

CENTENE CORPORATION

By:

Name:
Title:

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

(See attached)

EXHIBIT B

BASE ENROLLMENT NUMBER

(See attached)

EXHIBIT C

BASE PROJECTED ENROLLMENT NUMBER

(See attached)

EXHIBIT D

FORM OF BILL OF SALE

(See attached)

EXHIBIT E

FORM OF ESCROW AGREEMENT

(See attached)

EXHIBIT F

FORM OF IP ASSIGNMENT AGREEMENT

(See attached)

EXHIBIT G

FORM OF MEDICARE REINSURANCE AGREEMENT

(See attached)

EXHIBIT H

FORM OF MEMBER NON-COMPETE AGREEMENT

(See attached)

EXHIBIT I

MINIMUM CAPITAL AMOUNT CALCULATION EXAMPLE

(See attached)

EXHIBIT J

FORM OF QHP AND EP REINSURANCE AGREEMENT

(See attached)

EXHIBIT K

FORM OF REGISTRATION RIGHTS AGREEMENT

(See attached)

EXHIBIT L

TOTAL ADJUSTED NET ASSETS CALCULATION EXAMPLE

(See attached)

EXHIBIT M

FORM OF TRANSITION SERVICES AGREEMENT

(See attached)

EXHIBIT N

WORKING CAPITAL CALCULATION EXAMPLE

(See attached)

EXHIBIT O

WORKING CAPITAL METHODOLOGIES

(See attached)

EXHIBIT P

ENROLLMENT PURCHASE PRICE ADJUSTMENT

(See attached)

EXHIBIT Q

COMMUNICATIONS PLAN

(See attached)

EXHIBIT R

REQUIRED THIRD PARTY CONSENTS

(See attached)

EXHIBIT S

FORM OF PROPOSED AMENDMENT

(See attached)